Table of Contents

United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 1-SA

[X] SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

[_] SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended June 30, 2023

My Racehorse CA LLC

(Exact name of issuer as specified in its charter)

Nevada	83-0848007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2456 Fortune Avenue , Suite 110, Lexington, KY 40509

(Full mailing address of principal executive offices)

888-697-2234

(Issuer’s telephone number, including area code)

TABLE OF CONTENTS

MY RACEHORSE CA LLC

Use of Terms

Except as otherwise indicated by the context and for the purposes of this Semi-Annual Report only, references in this Semi-Annual Report to “we,” “us,” “our”, “MRH”, “our company”, or the “Company” refer to My Racehorse CA LLC, a Nevada series limited liability company.

Special Note Regarding Forward Looking Statements

Certain information contained in this Semi-Annual Report includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our company’s development plans for our business; our strategies and business outlook; anticipated development of the Company, the Manager, each Series of the Company and the MyRacehorse™ Platform (defined below), future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words like “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, but the absence of these words does not mean that a statement is not forward-looking. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” included in our Offering Statement on Form 1-A (the “Offering Statement”; file no. 024-11808) filed with the Securities and Exchange Commission (the “Commission”) on February 22, 2022, and qualified by the Commission on May 2, 2022, as amended and supplemented by post-qualification amendments to date, and matters described in this Semi-Annual Report generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Semi-Annual Report will in fact occur.

Potential investors should not place undue reliance on any forward-looking statements, and should not make an investment decision based solely on these forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Although the forward-looking statements in this Semi-Annual Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. The projections, estimates and expectations are presented in this Semi-Annual Report only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our management’s own assessment of our business, the industry in which we work and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the Company cannot guarantee future results, and the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this Semi-Annual Report, in the Offering Statement (and as amended and supplemented by post-qualification amendments to date) and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

2

Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company was formed in the State of Nevada as a series limited liability company on December 27, 2016. Since our inception, we have been engaged primarily in acquiring a collection of horses for use in racing (each, an “Underlying Asset”). The Company, through individual Series, takes ownership in a particular racehorse or group of racehorses (all of the series of the Company offered in such racehorse(s) may collectively be referred to herein as the “Series”, and each, individually, as a “Series”; The interests of all Series in such racehorse(s) may collectively be referred to herein as the “Interests”, and each, individually, as an “Interest”). By doing so, the Company’s goal is to democratize the ownership of such racehorses, and allow fans to experience the thrill, perks and benefits of racehorse ownership at a fraction of the historical cost. This includes everything from the behind the scenes engagements with the racehorse, the jockey and trainers as well as exclusive on-track experiences, and a portion of financial gains that the ownership in such racehorse potentially creates if its breeding rights are sold, if it wins a “purse” at a racing event, if marketing or sponsorship ads are sold, or if it is claimed or sold.

We are managed by Experiential Squared, Inc. (“Experiential” or the “Manager”), a Delaware corporation incorporated in 2016. Experiential provides expert horse racing management services and owns and operates a mobile app-based crowd-funding platform called MyRacehorse™ (the MyRacehorse™ platform and any successor platform used by the Company for the offer and sale of Series interests, is referred to as the “MyRacehorse™ Platform”), which is licensed to the Company pursuant to the terms of that certain Management Services Agreement (the “Management Agreement”), through which Investors may indirectly invest, through Series of the Company’s interests, in fractional racehorse ownership interests that have been historically difficult to access for many market participants. Through the use of the MyRacehorse™ Platform, Investors can browse and screen racehorses, make potential investments in such racehorses, and sign legal documents electronically. It is the intent of the Company and its Manager to manage and retain decision-making authority over the initial due diligence and subsequent training, maintenance and upkeep of the racehorses.

Experiential employs a team of horse racing experts that has allowed the Company to become one of the most successful horse racing stables in the United States over the past few years. The team has collectively over 100 years of experience buying, managing, and analyzing racehorses. This depth of expertise has led to over 118 wins since launching the stable in June of 2018 through June 2023. The wins have been achieved at the highest level in US horse racing including winning the Breeders’ Cup Classic and the Kentucky Derby. Experiential is considered a highly active racing manager through its strategically located staff in California, New York, and Kentucky (the three major markets for horse racing) and other racing markets as well. Experiential is in daily contact with the trainers and partners regarding all aspects of the racehorses under their management. Experiential also has retained a world-renowned resident veterinarian to actively review the horses in their stable for health and performance. In addition, they have access to several premium data sources that allows their horse racing experts to review speed figures, race results, pedigrees, and conditions to maximize performance of their bloodstock.

We have completed many offerings of Interests as set forth in the table below under “Operating Results” and continue to launch subsequent offerings for other series on an ongoing basis. The information contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is in relation to the Company as a whole, which is made up of a number of separate series and Underlying Assets. The purchase of membership interests in a Series of the Company is an investment only in such Series and not an investment in the Company as a whole or any other Series.

As of June 30, 2023, officers of the Manager have loaned the Company a total of $2,166,190 (excluding accrued interest) in connection with the acquisition of these Underlying Assets. See Note 4 to Unaudited Financial Statements as of June 30, 2023 – Advances from Manager and Note 7 - Related Party Transactions of the Notes to the Financial Statements for more information regarding the loans/advances from officers of the Manager or the Manager.

There is limited historical financial information about us upon which to base an evaluation of our performance. We are an emerging growth business with limited operating history, and we are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business, and our planned principal operations have only recently commenced. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

3

Operating Results

As of June 30, 2023, the following Series and related race horses have been created and either have or are currently being offered pursuant to either (i) Rule 506(c) of Regulation D, (ii) a California intrastate permit or (iii) the Offering Statement:

Series Name	Underlying Asset	Interests Offered (1)	Interests Sold (1)	Interests Remaining (1)	Asset Cost/Interest (2)	Operating Expense Reserve/Interest (2)	Due Diligence Fee/Interest (2)	Owed to Series (3)	Owed to Experiential (4)	Paid to Experiential (5)	Price Per Interest (6)	$ Sold (7)	$ Offered (7)	$ Remaining (7)
Series Forever Rose	Forever Rose	1,250	–	1,250	99.24	50.36	37.40	62,950.00	124,050.00	–	187.00	–	233,750.00	233,750.00
Series Kindle 21	Kindle 21	5,500	–	5,500	34.57	20.45	15.98	112,475.00	190,135.00	–	71.00	–	390,500.00	390,500.00
Series The Royal Duet	The Royal Duet	5,100	–	5,100	113.78	42.77	45.45	218,127.00	580,278.00	–	202.00	–	1,030,200.00	1,030,200.00
Series Action Bundle	Action Bundle	10,000	10,000	–	4.50	21.85	4.65	–	–	46,500.00	31.00	310,000.00	310,000.00	–
Series Adjust 20	Jai Ho	10	10	–	9,646.90	1,923.70	1,929.40	–	–	19,294.00	13,500.00	135,000.00	135,000.00	–
Series Amandrea	Amandrea	550	550	–	210.00	40.00	45.00	–	–	24,750.00	295.00	162,250.00	162,250.00	–
Series Ambleside Park 19	Lookwhogotlucky	410	410	–	115.00	59.25	30.75	–	–	12,607.50	205.00	84,050.00	84,050.00	–
Series Amers	Amers	75	75	–	82.00	37.00	21.00	–	–	1,575.00	140.00	10,500.00	10,500.00	–
Series Apple Down Under 19	Howboutdemapples	600	600	–	100.00	47.05	25.95	–	–	15,570.00	173.00	103,800.00	103,800.00	–
Series Ari the Adventurer 19	Kanthari	5,100	5,100	–	57.50	14.75	12.75	–	–	65,025.00	85.00	433,500.00	433,500.00	–
Series Ashlees Empire 20	Helicopter Money	3,000	3,000	–	13.13	40.47	13.40	–	–	40,200.00	67.00	201,000.00	201,000.00	–
Series Athenian Beauty 19	Quantum Theory	1,800	1,800	–	25.00	14.95	7.05	–	–	12,690.00	47.00	84,600.00	84,600.00	–
Series Authentic	Authentic	12,500	12,500	–	151.54	23.56	30.90	–	–	386,250.00	206.00	2,575,000.00	2,575,000.00	–
Series Awe Hush 19	Can't Hush This	1,800	1,800	–	110.00	29.40	24.60	–	–	44,280.00	164.00	295,200.00	295,200.00	–
Series Bajan Bashert	Bajan Bashert	16	13	3	7,000.00	1,600.00	1,400.00			18,200.00	10,000.00	130,000.00	160,000.00	30,000.00
Series Balletic	Balletic	10,000	10,000	–	45.00	23.00	12.00	–	–	120,000.00	80.00	800,000.00	800,000.00	–
Series Bella Chica	Bella Chica	100	100	–	250.00	73.00	57.00	–	–	5,700.00	380.00	38,000.00	38,000.00	–
Series Big Mel	Big Mel	6,000	6,000	–	89.00	14.00	18.00	–	–	108,000.00	121.00	726,000.00	726,000.00	–
Series Black Escort 19	Halofied	20	20	–	2,750.00	1,660.00	590.00	–	–	11,800.00	5,000.00	100,000.00	100,000.00	–
Series Bullion	Bullion	25	25	–	240.00	–	230.00	–	–	5,750.00	470.00	11,750.00	11,750.00	–
Series Cable Boss	Cable Boss	5,100	5,100	–	55.00	27.45	14.55	–	–	74,205.00	97.00	494,700.00	494,700.00	–
Series Cairo Kiss	Cairo Kiss	80	80	–	347.50	124.25	83.25	–	–	6,660.00	555.00	44,400.00	44,400.00	–
Series Carrothers	Carrothers	5,100	5,100	–	60.20	25.65	15.15	–	–	77,265.00	101.00	515,100.00	515,100.00	–
Series Cayala 19	Provocateur	4,100	4,100	–	60.00	17.35	13.65	–	–	55,965.00	91.00	373,100.00	373,100.00	–
Series Arch Support 20	Captain Sparrow	10	10	–	7,717.50	1,939.00	1,543.50	–	–	15,435.00	11,200.00	112,000.00	112,000.00	–
Series Chad Brown Bundle	Chad Brown Bundle	5,000	5,000	–	120.69	78.21	35.10	–	–	175,500.00	234.00	1,170,000.00	1,170,000.00	–
Series Chasing the Moon 20	Cuvier	1,250	–	1,250	58.80	69.20	32.00	86,500.00	73,500.00	–	160.00	–	200,000.00	200,000.00
Series Classic Cut	Classic Cut	10,000	10,000	–	24.00	19.35	7.65	–	–	76,500.00	51.00	510,000.00	510,000.00	–
Series Classofsixtythree 19	Sixtythreecaliber	1,000	1,000	–	125.00	39.05	28.95	–	–	28,950.00	193.00	193,000.00	193,000.00	–
Series Co Cola 19	Search Engine	5,100	5,100	–	62.50	27.60	15.90	–	–	81,090.00	106.00	540,600.00	540,600.00	–

4

Series Collusion Illusion	Collusion Illusion	25,000	25,000	–	22.00	3.50	4.50	–	–	112,500.00	30.00	750,000.00	750,000.00	–
Series Consecrate 19	Sacred Beauty	410	410	–	80.00	53.45	23.55	–	–	9,655.50	157.00	64,370.00	64,370.00	–
Series Courtisane 19	Tap the Gavel	10,000	10,000	–	23.00	18.65	7.35	–	–	73,500.00	49.00	490,000.00	490,000.00	–
Series Daddy's Joy	Daddy's Joy	600	600	–	80.00	73.00	27.00	–	–	16,200.00	180.00	108,000.00	108,000.00	–
Series Dancing Crane	Dancing Crane	20	20	–	4,250.00	926.00	924.00	–	–	18,480.00	6,100.00	122,000.00	122,000.00	–
Series Daring Dancer 20	Boppy	750	750	–	60.00	54.75	20.25	–	–	15,187.50	135.00	101,250.00	101,250.00	–
Series De Mystique 17	Dancing Destroyer	250	250	–	71.50	47.50	21.00	–	–	5,250.00	140.00	35,000.00	35,000.00	–
Series Deep Cover	Deep Cover	800	800	–	100.00	87.00	33.00	–	–	26,400.00	220.00	176,000.00	176,000.00	–
Series Demogorgon	Demogorgon	20	20	–	4,500.00	917.00	983.00	–	–	19,660.00	6,400.00	128,000.00	128,000.00	–
Series Desire Street 19	Always Hopeful	1,020	1,020	–	80.00	90.85	30.15	–	–	30,753.00	201.00	205,020.00	205,020.00	–
Series Echo Warrior 19	Hero Status	6,000	6,000	–	27.00	22.30	8.70	–	–	52,200.00	58.00	348,000.00	348,000.00	–
Series Edge Racing Summer Fun	Edge Racing Summer Fun-d	50	50	–	3,400.00	1,100.00	500.00	–	–	25,000.00	5,000.00	250,000.00	250,000.00	–
Series Enchante 21	Simply Enchanting	6,000	2,461	3,539	54.74	21.98	22.28	77,787.22		54,831.08	99.00	243,639.00	594,000.00
Series Elarose 21	Secret Crush	10,000	7,741	2,259	31.50	18.10	14.40	40,887.90		111,470.40	64.00	495,424.00	640,000.00
Series Escape Route	Escape Route	10	10	–	4,240.00	1,016.00	1,039.20	–	–	10,392.00	6,295.20	62,952.00	62,952.00	–
Series Exonerated 19	Above Suspicion	820	820	–	105.00	38.65	25.35	–	–	20,787.00	169.00	138,580.00	138,580.00	–
Series Fenwick Hall 20	Inspector	1,200	1,200	–	78.75	82.85	40.40	–	–	48,480.00	202.00	242,400.00	242,400.00	–
Series Flora Dora 20	Spun Intended	10	10	–	6,890.60	1,731.30	1,378.10	–	–	13,781.00	10,000.00	100,000.00	100,000.00	–
Series Frosted Oats	Frosted Oats	4,100	4,100	–	25.00	10.70	6.30	–	–	25,830.00	42.00	172,200.00	172,200.00	–
Series Future Stars Stable	Future Stars Stable	10,000	10,000	–	33.55	8.95	7.50	–	–	75,000.00	50.00	500,000.00	500,000.00	–
Series Gentleman Gerry	Gentleman Gerry	20	20	–	5,000.00	1,750.00	1,000.00	–	–	20,000.00	7,750.00	155,000.00	155,000.00	–
Series Going to Vegas	Going to Vegas	5,100	5,100	–	50.00	23.10	12.90	–	–	65,790.00	86.00	438,600.00	438,600.00	–
Series Got Stormy	Got Stormy	5,100	5,100	–	24.51	13.74	6.75	–	–	34,425.00	45.00	229,500.00	229,500.00	–
Series Grand Traverse Bay 19	Cornice Traverse	750	750	–	200.00	179.95	67.05	–	–	50,287.50	447.00	335,250.00	335,250.00	–
Series Grand Traverse Bay 20	Sun Valley Road	750	751	(1)	50.00	52.85	18.15	(52.85)	(50.00	13,630.65	121.00	90,871.00	90,750.00	(121.00)
Series Heaven Street	Heaven Street	20	20	–	5,300.00	1,200.00	1,000.00	–	–	20,000.00	7,500.00	150,000.00	150,000.00	–
Series I'm a Looker 20	Pioneer Prince	4,000	4,000	–	72.03	43.97	29.00	–	–	116,000.00	145.00	580,000.00	580,000.00	–
Series Into Summer 19	Malibu Mayhem	650	650	–	140.00	188.10	57.90	–	–	37,635.00	386.00	250,900.00	250,900.00	–
Series Jeanne's Speight 20	Stay Fabulous	2,500	2,492	8	49.95	49.25	24.80	394.00	399.60	61,801.60	124.00	309,008.00	310,000.00	992.00
Series Just Louise 19	Forbidden Kingdom	1,020	1,020	–	150.00	44.65	34.35	–	–	35,037.00	229.00	233,580.00	233,580.00	–
Series Keertana 18	American Heiress	5,100	5,100	–	72.00	13.00	15.00	–	–	76,500.00	100.00	510,000.00	510,000.00	–
Series Kiana's Love	Kiana's Love	200	200	–	55.00	47.00	18.00	–	–	3,600.00	120.00	24,000.00	24,000.00	–
Series Kichiro	Kichiro	200	200	–	77.50	33.00	19.50	–	–	3,900.00	130.00	26,000.00	26,000.00	–
Series Lane Way	Lane Way	6,000	6,000	–	61.00	15.50	13.50	–	–	81,000.00	90.00	540,000.00	540,000.00	–
Series Latte Da 19	Inalattetrouble	4,100	4,100	–	19.50	10.25	5.25	–	–	21,525.00	35.00	143,500.00	143,500.00	–
Series Lazy Daisy	Lazy Daisy	1,250	1,250	–	90.00	7.00	18.00	–	–	22,500.00	115.00	143,750.00	143,750.00	–
Series Le Relais 20	Show Your Cards	3,000	3,000	–	92.20	39.80	33.00	–	–	99,000.00	165.00	495,000.00	495,000.00	–
Series Lost Empire 19	Laforgia	10,200	10,200	–	22.50	7.25	5.25	–	–	53,550.00	35.00	357,000.00	357,000.00	–
Series Madarnas	Madarnas	50	50	–	204.00	93.00	53.00	–	–	2,650.00	350.00	17,500.00	17,500.00	–
Series Madiera Wine	Madiera Wine	20	20	–	1,872.50	253.00	374.50	–	–	7,490.00	2,500.00	50,000.00	50,000.00	–
Series Major Implications	Major Implications	20	20	–	128.00	67.00	35.00	–	–	700.00	230.00	4,600.00	4,600.00	–
Series Man Among Men	Man Among Men	820	820	–	180.00	52.05	40.95	–	–	33,579.00	273.00	223,860.00	223,860.00	–

5

Series Margaret Reay 19	A Mo Reay	820	820	–	200.00	55.85	45.15	–	–	37,023.00	301.00	246,820.00	246,820.00	–
Series Margarita Friday 19	Straight No Chaser	2,000	2,000	–	55.00	86.10	24.90	–	–	49,800.00	166.00	332,000.00	332,000.00	–
Series Martita Sangrita 17	Carpe Vinum	600	600	–	200.00	72.00	48.00	–	–	28,800.00	320.00	192,000.00	192,000.00	–
Series Mayan Milagra 19	Tepeu	20	20	–	5,500.00	1,846.00	1,154.00	–	–	23,080.00	8,500.00	170,000.00	170,000.00	–
Series Midnight Sweetie 19	Dolce Notte	820	820	–	90.00	35.80	22.20	–	–	18,204.00	148.00	121,360.00	121,360.00	–
Series Miss Puzzle	Miss Puzzle	125	125	–	109.84	102.66	37.50	–	–	4,687.50	250.00	31,250.00	31,250.00	–
Series Miss Sakamoto	Miss Sakamoto	6,000	6,001	(1)	25.00	20.90	8.10	(20.90)	(25.00)	48,608.10	54.00	324,054.00	324,000.00	(54.00)
Series Mo Mischief	Mo Mischief	5,100	5,100	–	50.00	14.00	11.00	–	–	56,100.00	75.00	382,500.00	382,500.00	–
Series Mo Temptation	Mo Temptation	3,500	3,500	–	34.58	35.02	17.40	–	–	60,900.00	87.00	304,500.00	304,500.00	–
Series Monomoy Girl	Monomoy Girl	10,200	10,200	–	29.41	9.69	6.90	–	–	70,380.00	46.00	469,200.00	469,200.00	–
Series Moonbow 20	Cumberland Falls	2,500	2,500	–	21.69	47.11	17.20	–	–	43,000.00	86.00	215,000.00	215,000.00	–
Series Moonless Sky	Moonless Sky	200	200	–	60.00	33.50	16.50	–	–	3,300.00	110.00	22,000.00	22,000.00	–
Series Motion Emotion	Motion Emotion	1,020	1,020	–	24.51	46.89	12.60	–	–	12,852.00	84.00	85,680.00	85,680.00	–
Series Mrs Whistler	Mrs Whistler	2,000	2,003	(3)	40.00	76.45	20.55	(229.35)	(120.00)	41,161.65	137.00	274,411.00	274,000.00	(411.00)
Series My Fast One 20	One Fast Dream	2,000	2,000	–	55.50	76.50	33.00	–	–	66,000.00	165.00	330,000.00	330,000.00	–
Series Naismith	Naismith	2,000	2,000	–	75.00	54.20	22.80	–	–	45,600.00	152.00	304,000.00	304,000.00	–
Series National Road	National Road	20	20	–	5,000.00	1,000.00	1,000.00	–	–	20,000.00	7,000.00	140,000.00	140,000.00	–
Series New York Claiming Package	New York Claiming Package	510	510	–	72.00	54.00	14.00	–	–	7,140.00	140.00	71,400.00	71,400.00	–
Series Night of Idiots	Night of Idiots	80	80	–	112.00	100.00	38.00	–	–	3,040.00	250.00	20,000.00	20,000.00	–
Series Nileist	Nileist	45	45	–	260.00	190.00	80.00	–	–	3,600.00	530.00	23,850.00	23,850.00	–
Series Noble Goddess	Noble Goddess	300	300	–	62.00	31.00	17.00	–	–	5,100.00	110.00	33,000.00	33,000.00	–
Series Northern Smile 20	Pep Rally	20	20	–	4,500.00	1,600.00	900.00	–	–	18,000.00	7,000.00	140,000.00	140,000.00	–
Series NY Exacta	NY Exacta	2,000	2,000	–	107.50	86.30	34.20	–	–	68,400.00	228.00	456,000.00	456,000.00	–
Series One Last Night 21	One Last Night 21	3,000	1,348	1,652	47.82	39.75	25.43	65,667.00	78,998.64	34,279.64	113.00	152,324.00	339,000.00	186,676.00
Series Our Miss Jones 19	Celebrity News	1,200	1,200	–	50.00	82.60	23.40	–	–	28,080.00	156.00	187,200.00	187,200.00	–
Series Our Jenny B	Our Jenny B	20	9	11	2,782.00	2,662.00	556.00	29,282.00	30,602.00	5,004.00	6,000.00	54,000.00	120,000.00	66,000.00
Series Palace Foal	Palace Foal	510	–	510	31.00	71.00	18.00	36,210.00	15,810.00	–	120.00	–	61,200.00	61,200.00
Series Patsys Kim 21	Lady Blitz	5,000	3,973	1,027	67.20	35.87	29.93	36,838.49	69,014.40	118,911.89	133.00	528,409.00	665,000.00	136,591.00
Series Popular Demand	Popular Demand	1,020	1,020	–	145.00	63.00	36.00	–	–	36,720.00	244.00	248,880.00	248,880.00	–
Series Power Up Paynter	Power Up Paynter	600	600	–	100.00	61.00	29.00	–	–	17,400.00	190.00	114,000.00	114,000.00	–
Series Queen Amira 19	Regal Rebel	2,000	2,000	–	60.00	80.25	24.75	–	–	49,500.00	165.00	330,000.00	330,000.00	–
Series Race Hunter 19	Chasing Time	10,000	10,000	–	25.00	19.20	7.80	–	–	78,000.00	52.00	520,000.00	520,000.00	–
Series Rosie's Alibi	Rosie's Alibi	10,000	10,000	–	62.50	26.75	15.75	–	–	157,500.00	105.00	1,050,000.00	1,050,000.00	–
Series Salute to America	Salute to America	1,000	1,000	–	80.00	152.05	40.95	–	–	40,950.00	273.00	273,000.00	273,000.00	–
Series Sarrocchi 21	Sarrocchi 21	5,000	4,399	601	67.20	32.00	28.80	19,232.00	40,387.20	126,691.20	128.00	563,072.00	640,000.00	76,928.00
Series Sauce On Side	Sauce On Side	125	125	–	130.00	74.00	36.00	–	–	4,500.00	240.00	30,000.00	30,000.00	–
Series Shake It Up Baby	Shake It Up Baby	250	250	–	44.00	66.50	19.50	–	–	4,875.00	130.00	32,500.00	32,500.00	–
Series Sigesmund	Sigesmund	200	200	–	50.00	35.00	15.00	–	–	3,000.00	100.00	20,000.00	20,000.00	–
Series Silverpocketsfull 19	Iron Works	5,100	5,100	–	55.00	20.65	13.35	–	–	68,085.00	89.00	453,900.00	453,900.00	–
Series Smart Shopping 21	Seize the Grey	5,000	5,000	–	63.00	35.42	28.58	–	–	142,900.00	127.00	635,000.00	635,000.00	–
Series Social Dilemma	Social Dilemma	510	510	–	49.02	92.93	25.05	–	–	12,775.50	167.00	85,170.00	85,170.00	–

6

Series Song of Lark 21	Song of the Lark 21	2,550	2,113	437	66.60	39.58	30.82			65,122.66	137.00	289,481.00	349,350.00	59,869.00
Series Soul Beam	Soul Beam	65	65	–	355.00	163.50	91.50	–	–	5,947.50	610.00	39,650.00	39,650.00	–
Series Speightstown Belle 19	Ancient Royalty	900	900	–	85.00	33.15	20.85	–	–	18,765.00	139.00	125,100.00	125,100.00	–
Series Spirit 20	Phantom Ride	3,000	3,000	–	33.60	33.60	16.80	–	–	50,400.00	84.00	252,000.00	252,000.00	–
Series Squared Straight	Squared Straight	150	150	–	150.00	79.50	40.50	–	–	6,075.00	270.00	40,500.00	40,500.00	–
Series Storm Shooter	Storm Shooter	2,000	2,000	–	90.00	48.00	24.00	–	–	48,000.00	162.00	324,000.00	324,000.00	–
Series Street Band	Street Band	50	50	–	918.00	127.00	185.00	–	–	9,250.00	1,230.00	61,500.00	61,500.00	–
Series Sunny 18	Solar Strike	6,000	6,000	–	40.30	14.69	10.01	–	–	60,060.00	65.00	390,000.00	390,000.00	–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	20	20	–	3,500.00	781.10	718.90	–	–	14,378.00	5,000.00	100,000.00	100,000.00	–
Series Sweet Sweet Annie 19	In Due Time	20	20	–	4,750.00	1,739.00	1,011.00	–	–	20,220.00	7,500.00	150,000.00	150,000.00	–
Series Swiss Minister	Swiss Minister	50	50	–	150.00	88.00	42.00	–	–	2,100.00	280.00	14,000.00	14,000.00	–
Series Takeo Squared	Takeo Squared	100	100	–	153.00	76.00	41.00	–	–	4,100.00	270.00	27,000.00	27,000.00	–
Series Tapitry 19	Infinite Empire	820	820	–	180.00	52.05	40.95	–	–	33,579.00	273.00	223,860.00	223,860.00	–
Series Tavasco Road	Tavasco Road	80	80	–	128.00	67.00	35.00	–	–	2,800.00	230.00	18,400.00	18,400.00	–
Series Tell All 19	Walk the Talk	12	12	–	7,000.00	1,987.00	1,513.00	–	–	18,156.00	10,500.00	126,000.00	126,000.00	–
Series Tell the Duchess 19	Duke of Love	2,000	2,000	–	42.50	78.20	21.30	–	–	42,600.00	142.00	284,000.00	284,000.00	–
Series The Filly Four	The Filly Four	8,000	8,000	–	105.00	48.00	27.00	–	–	216,000.00	180.00	1,440,000.00	1,440,000.00	–
Series Thirteen Stripes	Thirteen Stripes	1,000	1,000	–	100.00	94.65	34.35	–	–	34,350.00	229.00	229,000.00	229,000.00	–
Series Timeless Trick 20	Interstellar	12	12	–	5,000.00	1,750.00	1,000.00	–	–	12,000.00	7,750.00	93,000.00	93,000.00	–
Series Tizamagician	Tizamagician	600	600	–	185.00	87.00	48.00	–	–	28,800.00	320.00	192,000.00	192,000.00	–
Series Tufnel	Tufnel	5,200	5,200	–	30.00	22.70	9.30	–	–	48,360.00	62.00	322,400.00	322,400.00	–
Series Twirl Girl 21	Twirl Girl 21	20	7	13	3,975.00	2,730.00	795.00	35,490.00		5,565.00	7,500.00	52,500.00	150,000.00	97,500.00
Series Two Trail Sioux 17	Annahilate	450	450	–	165.00	90.00	45.00	–	–	20,250.00	300.00	135,000.00	135,000.00	–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	1	1	–	24,750.00	4,970.00	–	–	–	–	29,720.00	29,720.00	29,720.00	–
Series Utalknboutpractice	Utalknboutpractice	100	100	–	165.00	90.00	45.00	–	–	4,500.00	300.00	30,000.00	30,000.00	–
Series Vertical Threat	Vertical Threat	600	600	–	100.00	78.50	31.50	–	–	18,900.00	210.00	126,000.00	126,000.00	–
Series Vow	Vow	2,000	2,000	–	70.00	82.15	26.85	–	–	53,700.00	179.00	358,000.00	358,000.00	–
Series War Safe	War Safe	2,000	2,000	–	45.00	79.10	21.90	–	–	43,800.00	146.00	292,000.00	292,000.00	–
Series Wayne O	Wayne O	6,000	6,000	–	75.00	6.00	14.00	–	–	84,000.00	95.00	570,000.00	570,000.00	–
Series Who Runs the World	Who Runs the World	5,100	5,100	–	60.00	28.40	15.60	–	–	79,560.00	104.00	530,400.00	530,400.00	–
Series Who'sbeeninmybed 19	Micro Share	5,100	5,100	–	45.00	17.90	11.10	–	–	56,610.00	74.00	377,400.00	377,400.00	–
Series Without Delay	Golden Quality	20	20	–	4,500.00	1,550.00	950.00	–	–	19,000.00	7,000.00	140,000.00	140,000.00	–
Series Wonder Upon a Star 19	Star Six Nine	10,000	10,000	–	14.00	17.45	5.55	–	–	55,500.00	37.00	370,000.00	370,000.00	–
Series Yes This Time	Yes This Time	10	10	–	10,000.00	793.00	2,159.00	–	–	21,590.00	12,952.00	129,520.00	129,520.00	–
Series You Make Luvin Fun 19	Magical Ways	6,000	6,000	–	40.00	23.75	11.25	–	–	67,500.00	75.00	450,000.00	450,000.00	–
Series Zestful	Zestful	100	100	–	194.00	78.00	48.00	–	–	4,800.00	320.00	32,000.00	32,000.00	–

(1)	Denotes total membership interests offered, sold to date and remaining to be sold in each series.
(2)	Denotes the “Cash Portion of the Asset Cost”, “Cash Reserves for Operating Expenses”, and “Due Diligence Fee” per membership interest sold.
(3)	Denotes the amount of cash held in reserve attributable to such series after deduction of “Due Diligence Fee.”
(4)	Denotes the amount owed the Manager for any loans extended on behalf of a series.
(5)	Denotes the amount of “Due Diligence Fee” or other “Management Fee” paid to Manager.
(6)	Price per membership interest of each series.
(7)	Denotes total dollar amount offered, sold to date and remaining to be sold in each series.

7

Revenues

Revenues are generated at the Series level. During the six-month periods ended June 30, 2023, and June 30, 2022, the Company generated $ $1,138,215 and $1,421,369 in revenues, respectively. The decrease in revenue is attributed to certain Series’ Underlying Asset winning horse race purse winnings. Some of the Company’s horses (as more particularly described in the Offering Statement under the “Use of Proceeds” section for each Underlying Asset) have not yet begun racing, and thus, may begin to generate revenue when their racing careers commence.

During the six-month periods ended June 30, 2023, and June 30, 2022, the Company incurred costs of revenue – horse expenses of $2,077,330 and $2,224,144, respectively. The decrease in costs of revenue of $146,814 – horse expenses is attributed to the Company’s slight decrease in stable size and therefore the costs related to veterinary costs, transportation, jockey fees, etc. as directly related to the revenue-driving activities of such series of horses.

The revenues generated, and costs of revenue incurred, on a series-by-series basis as of June 30, 2023, and June 30, 2022 are as follows:

		Revenues		Cost of Revenues
Series Name	Underlying Asset	30-Jun-23	30-Jun-22	30-Jun-23	30-Jun-22
Series Action Bundle	Action Bundle	$ –	$ –	$ –	$ –
Series Adaay in Asia	Adaay in Asia	1,785	–	(15,051)	–
Series Adjust 20	Jai Ho	–	–	(15,120)	(4,897)
Series Alliford Bay 21	Alliford Bay 21	–	–	(6,466)	–
Series Amandrea	Amandrea	–	–	–	–
Series Ambleside Park 19	Lookwhogotlucky	–	3,762	–	(11,227)
Series Apple Down Under 19	Howboutdemapples	–	–	–	–
Series Arch Support 20	Captain Sparrow	–	–	(10,072)	(4,320)
Series Ari the Adventurer 19	Kanthari	29,532	–	(36,670)	(19,269)
Series Athenian Beauty 19	Quantum Theory	–	7,740	–	(10,683)
Series Authentic	Authentic	–	–	(76,302)	(103,302)
Series Awe Hush 19	Can't Hush This	–	10,151	–	(29,982)
Series Bajan Bashert	Bajan Bashert	23,584	–	(22,195)	–
Series Balletic	Balletic	56,000	–	(51,370)	(33,416)
Series Bella Chica	Bella Chica	–	–	–	–
Series Big Mel	Big Mel	–	–	–	–
Series Black Escort 19	Halofied	–	192	–	(21,994)
Series Blues Corner 21	Blues Corner 21	–	–	(9,300)	–
Series Bullish Sentiment 21	Bullish Sentiment 21	–	–	(8,409)	–
Series Carrothers	Carrothers	–	2,628	–	(19,822)
Series Cayala 19	Provocateur	–	57,146	–	(35,431)
Series Chad Brown Bundle	Chad Brown Bundle	–	–	(21,599)	(70,119)
Series Chasing the Moon 20	Cuvier	–	–	–	(2,345)
Series Classic Cut	Classic Cut	21,039	–	(38,131)	(24,263)

8

Series Classofsixtythree 19	Sixtythreecaliber	39,850	21,000	(35,758)	(20,991)
Series Co Cola 19	Search Engine	7,089	28,050	(19,859)	(25,771)
Series Collusion Illusion	Collusion Illusion	–	275	–	4,403)
Series Consecrate 19	Sacred Beauty	–	3,690	–	(5,292)
Series Courtisane 19	Tap the Gavel	–	43,850	(19,723)	(43,150)
Series Crown It 21	Crown It 21	–	–	(7,839)	–
Series Daddys Joy	Daddy's Joy	–	11,100	–	(19,106)
Series Dancing Crane	Dancing Crane	–	49,400	–	(38,624)
Series Daring Dancer 20	Daring Dancer 20	3,900	–	(6,074)	(4,433)
Series Deep Cover	Deep Cover	5,400	57,090	(32,676)	(40,569)
Series Demogorgon	Demogorgon	5,000	20,450	(4,975)	(27,418)
Series Desire Street 19	Always Hopeful	–	10,404	(9,441)	(17,883)
Series Echo Warrior 19	Hero Status	44,823	20,904	(38,247)	(24,719)
Series Edge Classic Colts Package	Classic Colts Package	–	–	(14,772)	–
Series Edge Racing Summer Fun-d	Summer Fun	19,890	–	(31,125)	(2,617)
Series Elarose 21	Secret Crush	–	–	(26,893)	–
Series Enchante 21	Simply Enchanting	–	–	(20,969)	–
Series Escape Route	Escape Route	22,060	65,696	(34,363)	(48,423)
Series Essential Rose 20	Rosie's Alibi	–	–	(30,225)	(37,359)
Series Exonerated 19	Above Suspicion	702	–	(2,781)	(15,340)
Series Fenwick Hall 20	Inspector	23,622	–	(30,691)	(7,886)
Series Flora Dora 20	Spun Intended	250	–	(19,457)	(6,312)
Series Forever Rose	Forever Rose	–	–	(7,392)	(5,125)
Series Frosted Oats	Frosted Oats	17,995	27,675	(20,704)	(18,825)
Series Future Stars Stable	Future Stars Stable	12,889	31,573	(16,229)	(44,648)
Series Gentleman Gerry	Gentleman Gerry	23,530	–	(19,424)	(6,546)
Series Giant Mover 21	Giant Mover 21	–	–	(3,324)	–
Series Going to Vegas	Going to Vegas	–	73,950	–	(47,045)
Series Got Stormy	Got Stormy	–	–	–	–
Series Grand Traverse Bay 19	Cornice Traverse	–	3,720	–	(28,981)
Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	–	(3,549)	(4,764)
Series Heaven Street	Heaven Street	19,865	–	(24,487)	–
Series Helicopter Money	Helicopter Money	5,085	–	(16,141)	(2,811)
Series High Speed Goldie 21	High Speed Goldie 21	–	–	(10,820)	–

9

Series Im A Looker 20	I'm a Looker 20	500	–	(33,277)	(5,426)
Series Into Summer 19	Malibu Mayhem	–	325	–	(17,904)
Series Ishvana 21	Ishvana 21	–	–	(11,322)	–
Series Just Louise 19	Forbidden Kingdom	26,520	183,855	(35,322)	(100,326)
Series Keertana 18	American Heiress	–	–	–	(516)
Series Kichiro	Kichiro	–	–	–	–
Series Kindle 21	A Day to Remember	–	–	(20,571)	–
Series Knarsdale 21	Seismic Beauty	–	–	(23,559)	–
Series Lane Way	Lane Way	60,000	–	(44,368)	(26,200)
Series Latte Da 19	Inalattetrouble	–	–	–	(7,927)
Series Lazy Daisy	Lazy Daisy	–	–	–	–
Series Le Relais 20	Show Your Cards	–	–	–	(14,685)
Series Lost Empire 19	Laforgia	–	255	–	(22,400)
Series Lovesick 21	Lovesick 21	–	–	(8,531)	–
Series Madiera Wine	Madiera Wine	–	6,510	–	(5,585)
Series Man Among Men	Man Among Men	–	–	(8,853)	(15,372)
Series Margaret Reay 19	A Mo Reay	–	11,808	–	(24,043)
Series Margarita Friday 19	Straight No Chaser	159,400	–	(104,170)	(29,208)
Series Martita Sangrita 17	Carpe Vinum	–	44,544	–	(31,565)
Series Mayan Milagra 19	Tepeu	61,375	43,150	(45,852)	(35,648)
Series Midnight Sweetie 19	Dolce Notte	–	–	–	(6,166)
Series Miss Puzzle	Miss Tapit	–	–	–	7
Series Miss Sakamoto	Miss Sakamoto	5,112	25,338	(23,269)	(28,063)
Series Mo Mischief	Mo Mischief	–	–	–	–
Series Mo Temptation	Mo Temptation	–	–	(16,956)	(6,981)
Series Monomoy Girl	Monomoy Girl	–	–	–	–
Series Moonbow 20	Cumberland Falls	27,986	–	(29,301)	(2,468)
Series More Than Magic 21	More Than Magic 21	–	–	(5,734)	–
Series Motion Emotion	Motion Emotion	–	–	–	–
Series Mrs Whistler	Mrs Whistler	11,800	860	(32,686)	(26,091)
Series My Fast One 20	One Fast Dream	14,130	–	(34,219)	(3,586)
Series Naismith	Naismith	6,840	1,840	(10,669)	(32,104)
Series National Road	National Road	–	28,900	(24,711)	(35,342)
Series Northern Smile 20	Pep Rally	–	–	(17,188)	(13,756)
Series NY Exacta	NY Exacta	15,330	18,944	(24,917)	(70,306)
Series One Last Night 21	One Last Night 21	–	–	(15,033)	–

10

Series Our Jenny B 21	Jenny B 21	–	–	(19,227)	–
Series Our Miss Jones 19	Celebrity News	–	13,200	(19,560)	(31,229)
Series Palace Foal	Palace Foal	–	–	–	–
Series Patsys Kim 21	Lady Blitz	600	–	(38,460)	–
Series Popular Demand	Popular Demand	–	–	–	–
Series Power Up Paynter	Power Up Paynter	–	–	–	10
Series Queen Amira 19	Regal Rebel	–	375	–	(21,551)
Series Race Hunter 19	Chasing Time	188,343	128,250	(78,358)	(106,213)
Series Salute to America	Salute to America	540	47,500	(6,378)	(41,282)
Series Sarrocchi 21	Sarrocchi 21	–	–	(33,982)	–
Series Savvy Sassy 22	Savvy Sassy 22	–	–	–	–
Series Sigesmund	Sigesmund	–	–	–	–
Series Silverpocketsfull 19	Iron Works	5,642	50,711	(27,516)	(41,151)
Series Smart Shopping 21	Seize the Grey	–	–	(29,020)	–
Series Social Dilemma	Social Dilemma	–	–	–	–
Series Song of Bernadette 20	Cable Boss	–	–	(19,607)	(20,360)
Series Song of the Lark 21	Song of the Lark 21	–	–	(14,176)	–
Series Speightstown Belle 19	Ancient Royalty	–	–	–	–
Series Spirit 20	Phantom Ride	19,436	–	(22,947)	(7,532)
Series Squared Straight	Squared Straight	–	–	–	–
Series Stay Fabulous	Stay Fabulous	1,838	–	(7,125)	(2,152)
Series Storm Shooter	Storm Shooter	–	15,760	–	(21,521)
Series Sunny 18	Solar Strike	–	–	–	–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	–	1,040	–	(24,576)
Series Sweet Sweet Annie 19	In Due Time	360	129,920	(21,707)	(58,862)
Series Tamboz 21	Tamboz 21	–	–	(6,902)	–
Series Tapitry 19	Infinite Empire	1,853	–	(6,508)	(12,196)
Series Tell All 19	Walk the Talk	–	–	–	(12,822)
Series Tell the Duchess 19	Duke of Love	14,001	42,552	(44,245)	(44,299)
Series The Filly Four	The Filly Four	–	21,504	–	(26,327)
Series The Royal Duet	The Royal Duet	–	–	(56,757)	–
Series Thirteen Stripes	Thirteen Stripes	–	5,445	(1,923)	(26,834)
Series Timeless Trick 20	Interstellar	1,944	–	(18,246)	(7,285)
Series Tizamagician	Tizamagician	–	–	–	(18,642)

11

Series Twirl Girl 21	Twirl Girl 21	–	–	(16,297)	–
Series Tufnel	Tufnel	–	–	(21,723)	(13,131)
Series Two Trail Sioux 17	Annahilate	–	–	–	–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	–	–	–	–
Series Vertical Threat	Vertical Threat	–	–	–	(3,555)
Series Vow	Vow	38,800	–	(41,516)	(17,709)
Series War Safe	War Safe	1,700	636	(18,693)	(40,085)
Series Wayne O	Wayne O	–	–	–	–
Series Who Runs the World	Who Runs the World	5,161	–	(19,052)	(18,707)
Series Whosbeeninmybed 19	Micro Share	19,324	31,416	(25,552)	(32,450)
Series Without Delay 19	Golden Quality	–	3,786	–	(20,939)
Series Wonder Upon a Star 19	Star Six Nine	–	–	–	(6,910)
Series Yes This Time	Yes This Time	42,300	12,500	(53,377)	(32,582)
Series You Make Luvin Fun 19	Magical Ways	23,490	–	(19,346)	(20,285)
Totals		1,138,215	1,421,369	(2,077,330)	(2,224,144)

Operating Expenses

From its formation in December 2016 until the Company commenced its planned principal operations in 2018, the Company’s efforts were focused on the development of its business model, the offering structure and marketing for fundraising. Since commencing principal operations, the Company has been focused on the business of owning, training and racing horses. During the six-month periods ended June 30, 2023, and June 30, 2022, the Company incurred $4,192,688 and $3,817,060 in operating expenses, respectively, an increase of $375,629, related to general and administrative fees, management fees, depreciation, and loss on horse retirement. The increase was primarily driven by an increase in the loss on the retirement of certain horses.

Operating Expenses for the Company including all of the Series for the six-month periods ended June 30, 2023, and June 30, 2022, are as follows:

Total Operating Expense
	30-Jun-23	30-Jun-22	Difference	Change
General and Administrative (1)	$249,034	$271,556	$(22,522)	-8%
Management Fees	$721,992	$1,056,651	$(334,659)	-32%
Depreciation	$2,744,838	$2,614,422	$130,416	5%
Loss on Horse Retirement	$476,824	$-125,570	$602,394	-480%
Total:	$4,192,688	$3,817,060	$375,629	10%

12

Operating Expenses - Overview

During the six-month periods ended June 30, 2023 and June 30, 2022, at the close of the respective offerings for the Series listed in the table below, each individual Series became responsible for operating expenses. All operating expenses are incurred on the books by the Series. The operating expenses for each Series are as follows:

		Operating Expenses
Series Name	Underlying Asset	30-Jun-23	30-Jun-22
Series Action Bundle	Action Bundle	$ –	$ –
Series Adaay in Asia	Adaay in Asia	16,533	–
Series Adjust 20	Jai Ho	14,583	22,430
Series Alliford Bay 21	Alliford Bay 21	9,133	–
Series Amandrea	Amandrea	–	–
Series Ambleside Park 19	Lookwhogotlucky	–	10,635
Series Apple Down Under 19	Howboutdemapples	–	–
Series Arch Support 20	Captain Sparrow	13,267	17,944
Series Ari the Adventurer 19	Kanthari	57,872	54,919
Series Athenian Beauty 19	Quantum Theory	–	(3,734)
Series Authentic	Authentic	722,090	540,520
Series Awe Hush 19	Can't Hush This	–	36,415
Series Bajan Bashert	Bajan Bashert	22,867	–
Series Balletic	Balletic	87,950	168,618
Series Bella Chica	Bella Chica	–	–
Series Big Mel	Big Mel	–	–
Series Black Escort 19	Halofied	–	14,217
Series Blues Corner 21	Blues Corner 21	16,467	–
Series Bullish Sentiment 21	Bullish Sentiment 21	11,905	–
Series Carrothers	Carrothers	–	74,011
Series Cayala 19	Provocateur	–	50,315
Series Chad Brown Bundle	Chad Brown Bundle	190,392	284,704
Series Chasing the Moon 20	Cuvier	–	1,965
Series Classic Cut	Classic Cut	47,704	45,600
Series Classofsixtythree 19	Sixtythreecaliber	27,893	25,333
Series Co Cola 19	Search Engine	60,265	62,186
Series Collusion Illusion	Collusion Illusion	–	273,628
Series Consecrate 19	Sacred Beauty	–	(7,752)

13

Series Courtisane 19	Tap the Gavel	43,850	48,235
Series Crown It 21	Crown It 21	34,379	–
Series Daddys Joy	Daddy's Joy	–	7,948
Series Dancing Crane	Dancing Crane	–	16,407
Series Daring Dancer 20	Daring Dancer 20	10,665	25,463
Series Deep Cover	Deep Cover	9,571	21,911
Series Demogorgon	Demogorgon	36,616	17,100
Series Desire Street 19	Always Hopeful	17,272	17,992
Series Echo Warrior 19	Hero Status	37,232	53,398
Series Edge Classic Colts Package	Classic Colts Package	79,758	–
Series Edge Racing Summer Fun-d	Summer Fun	43,958	8,062
Series Elarose 21	Secret Crush	88,630	–
Series Enchante 21	Simply Enchanting	130,581	–
Series Escape Route	Escape Route	8,042	13,667
Series Essential Rose 20	Rosie's Alibi	113,010	164,383
Series Exonerated 19	Above Suspicion	8,042	17,550
Series Fenwick Hall 20	Inspector	18,150	55,893
Series Flora Dora 20	Spun Intended	10,417	19,606
Series Forever Rose	Forever Rose	22,090	2,353
Series Frosted Oats	Frosted Oats	22,514	23,486
Series Future Stars Stable	Future Stars Stable	23,041	65,023
Series Gentleman Gerry	Gentleman Gerry	43,154	24,481
Series Giant Mover 21	Giant Mover 21	5,803	–
Series Going to Vegas	Going to Vegas	–	68,462
Series Got Stormy	Got Stormy	–	–
Series Grand Traverse Bay 19	Cornice Traverse	–	29,022
Series Grand Traverse Bay 20	Grand Traverse Bay 20	8,963	22,593
Series Heaven Street	Heaven Street	17,642	–
Series Helicopter Money	Helicopter Money	37,502	1,110
Series High Speed Goldie 21	High Speed Goldie 21	13,010	–
Series Im A Looker 20	I'm a Looker 20	47,400	5,947
Series Into Summer 19	Malibu Mayhem	–	19,679
Series Ishvana 21	Ishvana 21	23,833	–
Series Just Louise 19	Forbidden Kingdom	31,852	47,086

14

Series Keertana 18	American Heiress	–	12,011
Series Kichiro	Kichiro	–	–
Series Kindle 21	A Day to Remember	116,540	–
Series Knarsdale 21	Seismic Beauty	49,282	–
Series Lane Way	Lane Way	21,105	69,244
Series Latte Da 19	Inalattetrouble	–	41,068
Series Lazy Daisy	Lazy Daisy	–	–
Series Le Relais 20	Show Your Cards	–	94,456
Series Lost Empire 19	Laforgia	–	42,676
Series Lovesick 21	Lovesick 21	16,616	–
Series Madiera Wine	Madiera Wine	–	8,000
Series Man Among Men	Man Among Men	27,000	27,800
Series Margaret Reay 19	A Mo Reay	–	30,949
Series Margarita Friday 19	Straight No Chaser	38,390	71,951
Series Martita Sangrita 17	Carpe Vinum	–	23,421
Series Mayan Milagra 19	Tepeu	19,488	20,433
Series Midnight Sweetie 19	Dolce Notte	–	14,700
Series Miss Puzzle	Miss Tapit	–	–
Series Miss Sakamoto	Miss Sakamoto	30,361	41,148
Series Mo Mischief	Mo Mischief	–	–
Series Mo Temptation	Mo Temptation	21,975	5,152
Series Monomoy Girl	Monomoy Girl	–	–
Series Moonbow 20	Cumberland Falls	10,931	2,589
Series More Than Magic 21	More Than Magic 21	26,367	–
Series Motion Emotion	Motion Emotion	–	–
Series Mrs Whistler	Mrs Whistler	17,580	26,165
Series My Fast One 20	One Fast Dream	20,320	2,733
Series Naismith	Naismith	9,066	28,359
Series National Road	National Road	17,967	36,667
Series Northern Smile 20	Pep Rally	15,000	24,990
Series NY Exacta	NY Exacta	29,374	37,763
Series One Last Night 21	One Last Night 21	68,224	–

15

Series Our Jenny B 21	Jenny B 21	14,787	–
Series Our Miss Jones 19	Celebrity News	12,935	42,300
Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	90,388	–
Series Popular Demand	Popular Demand	–	–
Series Power Up Paynter	Power Up Paynter	–	–
Series Queen Amira 19	Regal Rebel	–	23,438
Series Race Hunter 19	Chasing Time	66,219	60,183
Series Salute to America	Salute to America	16,524	21,150
Series Sarrocchi 21	Sarrocchi 21	69,034	–
Series Savvy Sassy 22	Savvy Sassy 22	–	–
Series Sigesmund	Sigesmund	–	–
Series Silverpocketsfull 19	Iron Works	53,382	57,759
Series Smart Shopping 21	Seize the Grey	56,100	–
Series Social Dilemma	Social Dilemma	–	–
Series Song of Bernadette 20	Cable Boss	52,688	93,297
Series Song of the Lark 21	Song of the Lark 21	43,843	–
Series Speightstown Belle 19	Ancient Royalty	–	–
Series Spirit 20	Phantom Ride	19,200	58,040
Series Squared Straight	Squared Straight	–	–
Series Stay Fabulous	Stay Fabulous	77,131	2,806
Series Storm Shooter	Storm Shooter	–	60,954
Series Sunny 18	Solar Strike	–	–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	–	23,684
Series Sweet Sweet Annie 19	In Due Time	13,579	(200,402)
Series Tamboz 21	Tamboz 21	21,706	–
Series Tapitry 19	Infinite Empire	7,581	27,800
Series Tell All 19	Walk the Talk	–	16,100
Series Tell the Duchess 19	Duke of Love	46,362	36,163
Series The Filly Four	The Filly Four	–	(160,422)
Series The Royal Duet	The Royal Duet	320,352	–
Series Thirteen Stripes	Thirteen Stripes	12,657	22,211
Series Timeless Trick 20	Interstellar	10,000	11,500
Series Tizamagician	Tizamagician	397	18,405
Series Twirl Girl 21	Twirl Girl 21	12,500	–
Series Tufnel	Tufnel	37,860	31,049

16

Series Two Trail Sioux 17	Annahilate	–	–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	–	–
Series Vertical Threat	Vertical Threat	–	800
Series Vow	Vow	30,955	26,927
Series War Safe	War Safe	48,463	46,706
Series Wayne O	Wayne O	–	–
Series Who Runs the World	Who Runs the World	57,666	112,187
Series Whosbeeninmybed 19	Micro Share	46,495	47,704
Series Without Delay 19	Golden Quality	–	20,900
Series Wonder Upon a Star 19	Star Six Nine	–	119,450
Series Yes This Time	Yes This Time	18,344	19,692
Series You Make Luvin Fun 19	Magical Ways	94,056	45,600
Totals		$4,192,648	$3,817,059

Operating Expenses – General and Administrative

For the six-months period ended June 30, 2023, and June 30, 2022, the Company incurred general and administrative fees of $249,034 and $271,556, respectively, a decrease of $22,522.

This is due to a decrease in the total amount of series relative to the prior period.

The general and administrative fees incurred on a series-by-series basis as of June 30, 2023, and June 30, 2022 are as follows:

Series Name	Underlying Asset	30-Jun-23	30-Jun-22
Series Action Bundle	Action Bundle	$ –	$ –
Series Adaay in Asia	Adaay in Asia	1,800	–
Series Adjust 20	Jai Ho	–	–
Series Alliford Bay 21	Alliford Bay 21	1,800	–
Series Amandrea	Amandrea	–	–
Series Ambleside Park 19	Lookwhogotlucky	–	2,400
Series Apple Down Under 19	Howboutdemapples	–	–
Series Arch Support 20	Captain Sparrow	1,600	–
Series Ari the Adventurer 19	Kanthari	3,600	3,600
Series Athenian Beauty 19	Quantum Theory	–	1,200
Series Authentic	Authentic	22,167	17,639
Series Awe Hush 19	Can't Hush This	–	2,400
Series Bajan Bashert	Bajan Bashert	–	–
Series Balletic	Balletic	3,600	3,600

17

Series Bella Chica	Bella Chica	–	–
Series Big Mel	Big Mel	–	–
Series Black Escort 19	Halofied	–	2,100
Series Blues Corner 21	Blues Corner 21	1,800	–
Series Bullish Sentiment 21	Bullish Sentiment 21	2,400	–
Series Carrothers	Carrothers	–	3,600
Series Cayala 19	Provocateur	–	3,600
Series Chad Brown Bundle	Chad Brown Bundle	3,886	3,600
Series Chasing the Moon 20	Cuvier	–	400
Series Classic Cut	Classic Cut	3,600	3,600
Series Classofsixtythree 19	Sixtythreecaliber	3,075	2,400
Series Co Cola 19	Search Engine	3,775	3,600
Series Collusion Illusion	Collusion Illusion	–	2,600
Series Consecrate 19	Sacred Beauty	–	1,200
Series Courtisane 19	Tap the Gavel	3,600	3,600
Series Crown It 21	Crown It 21	–	–
Series Daddys Joy	Daddy's Joy	–	1,500
Series Dancing Crane	Dancing Crane	–	2,100
Series Daring Dancer 20	Daring Dancer 20	2,400	2,400
Series Deep Cover	Deep Cover	2,535	2,535
Series Demogorgon	Demogorgon	2,100	2,100
Series Desire Street 19	Always Hopeful	2,992	2,400
Series Echo Warrior 19	Hero Status	4,400	4,400
Series Edge Classic Colts Package	Classic Colts Package	–	–
Series Edge Racing Summer Fun-d	Summer Fun	25	–
Series Elarose 21	Secret Crush	3,600	–
Series Enchante 21	Simply Enchanting	3,600	–
Series Escape Route	Escape Route	975	2,100
Series Essential Rose 20	Rosie's Alibi	3,635	3,600
Series Exonerated 19	Above Suspicion	400	3,200
Series Fenwick Hall 20	Inspector	2,400	1,200
Series Flora Dora 20	Spun Intended	–	–
Series Forever Rose	Forever Rose	2,400	400
Series Frosted Oats	Frosted Oats	3,632	3,635

18

Series Future Stars Stable	Future Stars Stable	3,965	3,615
Series Gentleman Gerry	Gentleman Gerry	1,302	–
Series Giant Mover 21	Giant Mover 21	1,600	–
Series Going to Vegas	Going to Vegas	–	4,400
Series Got Stormy	Got Stormy	–	–
Series Grand Traverse Bay 19	Cornice Traverse	–	2,400
Series Grand Traverse Bay 20	Grand Traverse Bay 20	2,400	2,400
Series Heaven Street	Heaven Street	975	–
Series Helicopter Money	Helicopter Money	5,200	600
Series High Speed Goldie 21	High Speed Goldie 21	–	–
Series Im A Looker 20	I'm a Looker 20	3,600	600
Series Into Summer 19	Malibu Mayhem	–	3,200
Series Ishvana 21	Ishvana 21	3,000	–
Series Just Louise 19	Forbidden Kingdom	3,700	3,200
Series Keertana 18	American Heiress	–	800
Series Kichiro	Kichiro	–	–
Series Kindle 21	A Day to Remember	2,400	–
Series Knarsdale 21	Seismic Beauty	3,000	–
Series Lane Way	Lane Way	3,800	3,800
Series Latte Da 19	Inalattetrouble	–	4,662
Series Lazy Daisy	Lazy Daisy	–	–
Series Le Relais 20	Show Your Cards	–	1,200
Series Lost Empire 19	Laforgia	–	4,400
Series Lovesick 21	Lovesick 21	1,800	–
Series Madiera Wine	Madiera Wine	–	1,000
Series Man Among Men	Man Among Men	2,400	3,200
Series Margaret Reay 19	A Mo Reay	–	2,435
Series Margarita Friday 19	Straight No Chaser	3,200	3,200
Series Martita Sangrita 17	Carpe Vinum	–	1,500
Series Mayan Milagra 19	Tepeu	1,155	2,100
Series Midnight Sweetie 19	Dolce Notte	–	2,400
Series Miss Puzzle	Miss Tapit	–	–
Series Miss Sakamoto	Miss Sakamoto	3,600	3,600
Series Mo Mischief	Mo Mischief	–	–

19

Series Mo Temptation	Mo Temptation	3,600	1,200
Series Monomoy Girl	Monomoy Girl	–	–
Series Moonbow 20	Cumberland Falls	2,400	800
Series More Than Magic 21	More Than Magic 21	–	–
Series Motion Emotion	Motion Emotion	–	–
Series Mrs Whistler	Mrs Whistler	2,400	2,400
Series My Fast One 20	One Fast Dream	2,400	400
Series Naismith	Naismith	800	800
Series National Road	National Road	800	–
Series Northern Smile 20	Pep Rally	–	–
Series NY Exacta	NY Exacta	175	35
Series One Last Night 21	One Last Night 21	3,600	–
Series Our Jenny B 21	Jenny B 21	–	–
Series Our Miss Jones 19	Celebrity News	2,435	2,400
Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	3,600	–
Series Popular Demand	Popular Demand	–	–
Series Power Up Paynter	Power Up Paynter	–	–
Series Queen Amira 19	Regal Rebel	–	2,400
Series Race Hunter 19	Chasing Time	3,635	3,600
Series Salute to America	Salute to America	400	2,400
Series Sarrocchi 21	Sarrocchi 21	3,600	–
Series Savvy Sassy 22	Savvy Sassy 22	–	–
Series Sigesmund	Sigesmund	–	–
Series Silverpocketsfull 19	Iron Works	3,775	3,600
Series Smart Shopping 21	Seize the Grey	3,600	–
Series Social Dilemma	Social Dilemma	–	–
Series Song of Bernadette 20	Cable Boss	3,600	3,600
Series Song of the Lark 21	Song of the Lark 21	3,600	–
Series Speightstown Belle 19	Ancient Royalty	–	–
Series Spirit 20	Phantom Ride	2,400	1,200
Series Squared Straight	Squared Straight	–	–
Series Stay Fabulous	Stay Fabulous	2,277	400
Series Storm Shooter	Storm Shooter	–	45

20

Series Sunny 18	Solar Strike	–	–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	–	–
Series Sweet Sweet Annie 19	In Due Time	799	3,600
Series Tamboz 21	Tamboz 21	1,800	–
Series Tapitry 19	Infinite Empire	2,525	3,200
Series Tell All 19	Walk the Talk	–	2,100
Series Tell the Duchess 19	Duke of Love	30,087	2,400
Series The Filly Four	The Filly Four	–	40,755
Series The Royal Duet	The Royal Duet	3,600	–
Series Thirteen Stripes	Thirteen Stripes	–	5,000
Series Timeless Trick 20	Interstellar	–	–
Series Tizamagician	Tizamagician	397	4,900
Series Twirl Girl 21	Twirl Girl 21	–	–
Series Tufnel	Tufnel	3,600	3,600
Series Two Trail Sioux 17	Annahilate	–	–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	–	–
Series Vertical Threat	Vertical Threat	–	800
Series Vow	Vow	2,575	2,400
Series War Safe	War Safe	2,400	2,400
Series Wayne O	Wayne O	–	–
Series Who Runs the World	Who Runs the World	3,600	3,600
Series Whosbeeninmybed 19	Micro Share	4,400	4,400
Series Without Delay 19	Golden Quality	–	2,100
Series Wonder Upon a Star 19	Star Six Nine	–	10,975
Series Yes This Time	Yes This Time	1,677	3,025
Series You Make Luvin Fun 19	Magical Ways	3,585	3,600
Totals		$249,034	$271,556

Operating Expenses – Management Fee

For the six-months period ended June 30, 2023, and June 30, 2022, the Company incurred Management Fee expenses of $721,992 and $1,056,651, respectively, an increase of $334,659. The decrease is due primarily to the reduction of offerings in this period relative to the prior period.

21

The Management Fee expenses on a series-by-series basis as of June 30, 2023, and June 30, 2022 are as follows:

		Management Fee
Series Name	Underlying Asset	30-Jun-23	30-Jun-22
Series Action Bundle	Action Bundle	$ –	$ –
Series Adaay in Asia	Adaay in Asia	–	–
Series Adjust 20	Jai Ho	–	19,294
Series Alliford Bay 21	Alliford Bay 21	–	–
Series Amandrea	Amandrea	–	–
Series Ambleside Park 19	Lookwhogotlucky	–	376
Series Apple Down Under 19	Howboutdemapples	–	–
Series Arch Support 20	Captain Sparrow	–	15,435
Series Ari the Adventurer 19	Kanthari	2,953	–
Series Athenian Beauty 19	Quantum Theory	–	774
Series Authentic	Authentic	–	–
Series Awe Hush 19	Can't Hush This	–	1,015
Series Bajan Bashert	Bajan Bashert	4,200	–
Series Balletic	Balletic	5,600	86,268
Series Bella Chica	Bella Chica	–	–
Series Big Mel	Big Mel	–	–
Series Black Escort 19	Halofied	–	2,950
Series Blues Corner 21	Blues Corner 21	–	–
Series Bullish Sentiment 21	Bullish Sentiment 21	–	–
Series Carrothers	Carrothers	–	16,685
Series Cayala 19	Provocateur	–	5,715
Series Chad Brown Bundle	Chad Brown Bundle	–	175,500
Series Chasing the Moon 20	Cuvier	–	–
Series Classic Cut	Classic Cut	2,104	–
Series Classofsixtythree 19	Sixtythreecaliber	3,985	2,100
Series Co Cola 19	Search Engine	709	2,805
Series Collusion Illusion	Collusion Illusion	–	27
Series Consecrate 19	Sacred Beauty	–	369
Series Courtisane 19	Tap the Gavel	–	4,385
Series Crown It 21	Crown It 21	25,900	–

22

Series Daddys Joy	Daddy's Joy	–	1,110
Series Dancing Crane	Dancing Crane	–	140
Series Daring Dancer 20	Daring Dancer 20	390	15,188
Series Deep Cover	Deep Cover	540	5,709
Series Demogorgon	Demogorgon	–	–
Series Desire Street 19	Always Hopeful	–	1,312
Series Echo Warrior 19	Hero Status	4,482	20,648
Series Edge Classic Colts Package	Classic Colts Package	48,360	–
Series Edge Racing Summer Fun-d	Summer Fun	1,046	7,000
Series Elarose 21	Secret Crush	32,530	–
Series Enchante 21	Simply Enchanting	77,111	–
Series Escape Route	Escape Route	–	4,500
Series Essential Rose 20	Rosie's Alibi	–	51,408
Series Exonerated 19	Above Suspicion	70	–
Series Fenwick Hall 20	Inspector	–	48,480
Series Flora Dora 20	Spun Intended	–	13,782
Series Forever Rose	Forever Rose	–	–
Series Frosted Oats	Frosted Oats	1,799	2,768
Series Future Stars Stable	Future Stars Stable	1,289	3,157
Series Gentleman Gerry	Gentleman Gerry	–	18,000
Series Giant Mover 21	Giant Mover 21	–	–
Series Going to Vegas	Going to Vegas	–	7,395
Series Got Stormy	Got Stormy	–	–
Series Grand Traverse Bay 19	Cornice Traverse	–	372
Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	13,631
Series Heaven Street	Heaven Street	–	–
Series Helicopter Money	Helicopter Money	–	–
Series High Speed Goldie 21	High Speed Goldie 21	3,816	–
Series Im A Looker 20	I'm a Looker 20	50	–
Series Into Summer 19	Malibu Mayhem	–	554
Series Ishvana 21	Ishvana 21	–	–
Series Just Louise 19	Forbidden Kingdom	2,652	18,386
Series Keertana 18	American Heiress	–	–
Series Kichiro	Kichiro	–	–

23

Series Kindle 21	A Day to Remember	87,890	–
Series Knarsdale 21	Seismic Beauty	–	–
Series Lane Way	Lane Way	6,000	–
Series Latte Da 19	Inalattetrouble	–	–
Series Lazy Daisy	Lazy Daisy	–	–
Series Le Relais 20	Show Your Cards	–	76,923
Series Lost Empire 19	Laforgia	–	26
Series Lovesick 21	Lovesick 21	–	–
Series Madiera Wine	Madiera Wine	–	7,000
Series Man Among Men	Man Among Men	–	–
Series Margaret Reay 19	A Mo Reay	–	1,181
Series Margarita Friday 19	Straight No Chaser	15,940	49,501
Series Martita Sangrita 17	Carpe Vinum	–	4,454
Series Mayan Milagra 19	Tepeu	–	–
Series Midnight Sweetie 19	Dolce Notte	–	–
Series Miss Puzzle	Miss Tapit	–	–
Series Miss Sakamoto	Miss Sakamoto	511	11,298
Series Mo Mischief	Mo Mischief	–	–
Series Mo Temptation	Mo Temptation	–	–
Series Monomoy Girl	Monomoy Girl	–	–
Series Moonbow 20	Cumberland Falls	–	–
Series More Than Magic 21	More Than Magic 21	18,900	–
Series Motion Emotion	Motion Emotion	–	–
Series Mrs Whistler	Mrs Whistler	1,180	9,765
Series My Fast One 20	One Fast Dream	420	–
Series Naismith	Naismith	684	184
Series National Road	National Road	–	20,000
Series Northern Smile 20	Pep Rally	–	16,200
Series NY Exacta	NY Exacta	1,533	1,894
Series One Last Night 21	One Last Night 21	42,010	–
Series Our Jenny B 21	Jenny B 21	6,120	–
Series Our Miss Jones 19	Celebrity News	–	29,400
Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	30,788	–

24

Series Popular Demand	Popular Demand	–	–
Series Power Up Paynter	Power Up Paynter	–	–
Series Queen Amira 19	Regal Rebel	–	38
Series Race Hunter 19	Chasing Time	18,834	12,833
Series Salute to America	Salute to America	54	4,750
Series Sarrocchi 21	Sarrocchi 21	17,309	–
Series Savvy Sassy 22	Savvy Sassy 22	–	–
Series Sigesmund	Sigesmund	–	–
Series Silverpocketsfull 19	Iron Works	519	5,071
Series Smart Shopping 21	Seize the Grey	–	–
Series Social Dilemma	Social Dilemma	–	–
Series Song of Bernadette 20	Cable Boss	–	40,609
Series Song of the Lark 21	Song of the Lark 21	13,468	–
Series Speightstown Belle 19	Ancient Royalty	–	–
Series Spirit 20	Phantom Ride	–	50,400
Series Squared Straight	Squared Straight	–	–
Series Stay Fabulous	Stay Fabulous	198	–
Series Storm Shooter	Storm Shooter	–	1,576
Series Sunny 18	Solar Strike	–	–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	–	14,378
Series Sweet Sweet Annie 19	In Due Time	–	11,642
Series Tamboz 21	Tamboz 21	–	–
Series Tapitry 19	Infinite Empire	185	–
Series Tell All 19	Walk the Talk	–	–
Series Tell the Duchess 19	Duke of Love	1,400	18,888
Series The Filly Four	The Filly Four	–	2,150
Series The Royal Duet	The Royal Duet	229,613	–
Series Thirteen Stripes	Thirteen Stripes	–	545
Series Timeless Trick 20	Interstellar	–	8,000
Series Tizamagician	Tizamagician	–	–
Series Twirl Girl 21	Twirl Girl 21	–	–
Series Tufnel	Tufnel	–	149
Series Two Trail Sioux 17	Annahilate	–	–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	–	–

25

Series Vertical Threat	Vertical Threat	–	–
Series Vow	Vow	3,880	27
Series War Safe	War Safe	170	28,556
Series Wayne O	Wayne O	–	–
Series Who Runs the World	Who Runs the World	516	55,037
Series Whosbeeninmybed 19	Micro Share	1,932	3,142
Series Without Delay 19	Golden Quality	–	3,800
Series Wonder Upon a Star 19	Star Six Nine	–	–
Series Yes This Time	Yes This Time	–	–
Series You Make Luvin Fun 19	Magical Ways	2,349	–
Totals		$721,992	$1,056,651

Operating Expenses – Depreciation

For the six-months period ended June 30, 2023, and June 30, 2022, the depreciation was $2,744,838 and $2,614,422, respectively, an increase of $130,416. The increase is based on the value of the assets under management relative to the prior period. The method of calculating depreciation remained unchanged during the current period.

The depreciation on a series-by-series basis as of June 30, 2023 and June 30, 2022 are as follows:

		Depreciation
Series Name	Underlying Asset	30-Jun-23	30-Jun-22
Series Action Bundle	Action Bundle	$ –	$ –
Series Adaay in Asia	Adaay in Asia	14,733	–
Series Adjust 20	Jai Ho	14,583	3,136
Series Alliford Bay 21	Alliford Bay 21	7,333	–
Series Amandrea	Amandrea	–	–
Series Ambleside Park 19	Lookwhogotlucky	–	7,858
Series Apple Down Under 19	Howboutdemapples	–	–
Series Arch Support 20	Captain Sparrow	11,667	2,509
Series Ari the Adventurer 19	Kanthari	51,319	51,319
Series Athenian Beauty 19	Quantum Theory	–	2,098
Series Authentic	Authentic	699,923	522,880
Series Awe Hush 19	Can't Hush This	–	33,000
Series Bajan Bashert	Bajan Bashert	18,667	–
Series Balletic	Balletic	78,750	78,750
Series Bella Chica	Bella Chica	–	–

26

Series Big Mel	Big Mel	–	–
Series Black Escort 19	Halofied	–	9,167
Series Blues Corner 21	Blues Corner 21	14,667	–
Series Bullish Sentiment 21	Bullish Sentiment 21	9,505	–
Series Carrothers	Carrothers	–	53,726
Series Cayala 19	Provocateur	–	41,000
Series Chad Brown Bundle	Chad Brown Bundle	49,559	105,604
Series Chasing the Moon 20	Cuvier	–	1,565
Series Classic Cut	Classic Cut	42,000	42,000
Series Classofsixtythree 19	Sixtythreecaliber	20,833	20,833
Series Co Cola 19	Search Engine	55,781	55,781
Series Collusion Illusion	Collusion Illusion	–	51,944
Series Consecrate 19	Sacred Beauty	–	1,269
Series Courtisane 19	Tap the Gavel	40,250	40,250
Series Crown It 21	Crown It 21	8,479	–
Series Daddys Joy	Daddy's Joy	–	5,338
Series Dancing Crane	Dancing Crane	–	14,167
Series Daring Dancer 20	Daring Dancer 20	7,875	7,875
Series Deep Cover	Deep Cover	6,496	13,667
Series Demogorgon	Demogorgon	1,613	15,000
Series Desire Street 19	Always Hopeful	14,280	14,280
Series Echo Warrior 19	Hero Status	28,350	28,350
Series Edge Classic Colts Package	Classic Colts Package	31,398	–
Series Edge Racing Summer Fun-d	Summer Fun	9,414	1,062
Series Elarose 21	Secret Crush	52,500	–
Series Enchante 21	Simply Enchanting	49,870	–
Series Escape Route	Escape Route	7,067	7,067
Series Essential Rose 20	Rosie's Alibi	109,375	109,375
Series Exonerated 19	Above Suspicion	2,315	14,350
Series Fenwick Hall 20	Inspector	15,750	6,213
Series Flora Dora 20	Spun Intended	10,417	5,824
Series Forever Rose	Forever Rose	19,690	1,953
Series Frosted Oats	Frosted Oats	17,083	17,083
Series Future Stars Stable	Future Stars Stable	16,112	52,090

27

Series Gentleman Gerry	Gentleman Gerry	8,889	6,481
Series Giant Mover 21	Giant Mover 21	4,203	–
Series Going to Vegas	Going to Vegas	–	56,667
Series Got Stormy	Got Stormy	–	–
Series Grand Traverse Bay 19	Cornice Traverse	–	26,250
Series Grand Traverse Bay 20	Grand Traverse Bay 20	6,563	6,563
Series Heaven Street	Heaven Street	16,667	–
Series Helicopter Money	Helicopter Money	5,010	510
Series High Speed Goldie 21	High Speed Goldie 21	9,194	–
Series Im A Looker 20	I'm a Looker 20	43,750	5,347
Series Into Summer 19	Malibu Mayhem	–	15,925
Series Ishvana 21	Ishvana 21	20,833	–
Series Just Louise 19	Forbidden Kingdom	25,500	25,500
Series Keertana 18	American Heiress	–	5,552
Series Kichiro	Kichiro	–	–
Series Kindle 21	A Day to Remember	26,250	–
Series Knarsdale 21	Seismic Beauty	46,282	–
Series Lane Way	Lane Way	11,305	65,444
Series Latte Da 19	Inalattetrouble	–	10,101
Series Lazy Daisy	Lazy Daisy	–	–
Series Le Relais 20	Show Your Cards	–	16,333
Series Lost Empire 19	Laforgia	–	38,250
Series Lovesick 21	Lovesick 21	14,816	–
Series Madiera Wine	Madiera Wine	–	1,063
Series Man Among Men	Man Among Men	24,600	24,600
Series Margaret Reay 19	A Mo Reay	–	27,333
Series Margarita Friday 19	Straight No Chaser	19,250	19,250
Series Martita Sangrita 17	Carpe Vinum	–	17,467
Series Mayan Milagra 19	Tepeu	18,333	18,333
Series Midnight Sweetie 19	Dolce Notte	–	12,300
Series Miss Puzzle	Miss Tapit	–	–
Series Miss Sakamoto	Miss Sakamoto	26,250	26,250
Series Mo Mischief	Mo Mischief	–	–
Series Mo Temptation	Mo Temptation	18,375	3,952

28

Series Monomoy Girl	Monomoy Girl	–	–
Series Moonbow 20	Cumberland Falls	8,531	1,789
Series More Than Magic 21	More Than Magic 21	7,467	–
Series Motion Emotion	Motion Emotion	–	–
Series Mrs Whistler	Mrs Whistler	14,000	14,000
Series My Fast One 20	One Fast Dream	17,500	2,333
Series Naismith	Naismith	7,821	27,375
Series National Road	National Road	17,167	16,667
Series Northern Smile 20	Pep Rally	15,000	8,790
Series NY Exacta	NY Exacta	14,077	35,833
Series One Last Night 21	One Last Night 21	22,614	–
Series Our Jenny B 21	Jenny B 21	8,667	–
Series Our Miss Jones 19	Celebrity News	10,500	10,500
Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	56,000	–
Series Popular Demand	Popular Demand	–	–
Series Power Up Paynter	Power Up Paynter	–	–
Series Queen Amira 19	Regal Rebel	–	21,000
Series Race Hunter 19	Chasing Time	43,750	43,750
Series Salute to America	Salute to America	2,032	14,000
Series Sarrocchi 21	Sarrocchi 21	48,125	–
Series Savvy Sassy 22	Savvy Sassy 22	–	–
Series Sigesmund	Sigesmund	–	–
Series Silverpocketsfull 19	Iron Works	49,088	49,088
Series Smart Shopping 21	Seize the Grey	52,500	–
Series Social Dilemma	Social Dilemma	–	–
Series Song of Bernadette 20	Cable Boss	49,088	49,088
Series Song of the Lark 21	Song of the Lark 21	26,775	–
Series Speightstown Belle 19	Ancient Royalty	–	–
Series Spirit 20	Phantom Ride	16,800	6,440
Series Squared Straight	Squared Straight	–	–
Series Stay Fabulous	Stay Fabulous	4,688	2,406

29

Series Storm Shooter	Storm Shooter	–	23,387
Series Sunny 18	Solar Strike	–	–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	–	9,306
Series Sweet Sweet Annie 19	In Due Time	12,780	13,544
Series Tamboz 21	Tamboz 21	19,906	–
Series Tapitry 19	Infinite Empire	4,979	24,600
Series Tell All 19	Walk the Talk	–	14,000
Series Tell the Duchess 19	Duke of Love	14,875	14,875
Series The Filly Four	The Filly Four	–	59,136
Series The Royal Duet	The Royal Duet	87,138	–
Series Thirteen Stripes	Thirteen Stripes	2,957	16,667
Series Timeless Trick 20	Interstellar	10,000	3,500
Series Tizamagician	Tizamagician	–	13,505
Series Twirl Girl 21	Twirl Girl 21	12,500	–
Series Tufnel	Tufnel	34,260	27,300
Series Two Trail Sioux 17	Annahilate	–	–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	–	–
Series Vertical Threat	Vertical Threat	–	–
Series Vow	Vow	24,500	24,500
Series War Safe	War Safe	8,750	15,750
Series Wayne O	Wayne O	–	–
Series Who Runs the World	Who Runs the World	53,550	53,550
Series Whosbeeninmybed 19	Micro Share	40,163	40,163
Series Without Delay 19	Golden Quality	–	15,000
Series Wonder Upon a Star 19	Star Six Nine	–	16,061
Series Yes This Time	Yes This Time	16,667	16,667
Series You Make Luvin Fun 19	Magical Ways	25,900	42,000
Totals		$2,744,838	$2,614,422

Operating Expenses – Loss on Horse Retirement

For the six-months period ended June 30, 2023, and June 30, 2022, the loss on horse retirement was $476,824 and $-125,570, respectively, an increase of $602,394. The increase is due to the timing and the change in remaining net asset value at the close out of the respective Series in the given period. In addition, certain horses were sold for more than their acquisition cost resulting in a gain for the respective Series in 2022 resulting in a net gain compared to a loss in the current period.

30

The loss on horse retirement on a series-by-series basis as of June 30, 2023, and June 30, 2022 are as follows:

Loss on Horse
Series Name	Underlying Asset	30-Jun-23	30-Jun-22
Series Action Bundle	Action Bundle	$ –	$ –
Series Adaay in Asia	Adaay in Asia	–	–
Series Adjust 20	Jai Ho	–	–
Series Alliford Bay 21	Alliford Bay 21	–	–
Series Amandrea	Amandrea	–	–
Series Ambleside Park 19	Lookwhogotlucky	–	–
Series Apple Down Under 19	Howboutdemapples	–	–
Series Arch Support 20	Captain Sparrow	–	–
Series Ari the Adventurer 19	Kanthari	–	–
Series Athenian Beauty 19	Quantum Theory	–	(7,807)
Series Authentic	Authentic	–	–
Series Awe Hush 19	Can't Hush This	–	–
Series Bajan Bashert	Bajan Bashert	–	–
Series Balletic	Balletic	–	–
Series Bella Chica	Bella Chica	–	–
Series Big Mel	Big Mel	–	–
Series Black Escort 19	Halofied	–	–
Series Blues Corner 21	Blues Corner 21	–	–
Series Bullish Sentiment 21	Bullish Sentiment 21	–	–
Series Carrothers	Carrothers	–	–
Series Cayala 19	Provocateur	–	–
Series Chad Brown Bundle	Chad Brown Bundle	136,947	–
Series Chasing the Moon 20	Cuvier	–	–
Series Classic Cut	Classic Cut	–	–
Series Classofsixtythree 19	Sixtythreecaliber	–	–
Series Co Cola 19	Search Engine	–	–
Series Collusion Illusion	Collusion Illusion	–	219,056
Series Consecrate 19	Sacred Beauty	–	(10,590)
Series Courtisane 19	Tap the Gavel	–	–
Series Crown It 21	Crown It 21	–	–

31

Series Daddys Joy	Daddy's Joy	–	–
Series Dancing Crane	Dancing Crane	–	–
Series Daring Dancer 20	Daring Dancer 20	–	–
Series Deep Cover	Deep Cover	–	–
Series Demogorgon	Demogorgon	32,903	–
Series Desire Street 19	Always Hopeful	–	–
Series Echo Warrior 19	Hero Status	–	–
Series Edge Classic Colts Package	Classic Colts Package	–	–
Series Edge Racing Summer Fun-d	Summer Fun	33,474	–
Series Elarose 21	Secret Crush	–	–
Series Enchante 21	Simply Enchanting	–	–
Series Escape Route	Escape Route	–	–
Series Essential Rose 20	Rosie's Alibi	–	–
Series Exonerated 19	Above Suspicion	5,257	–
Series Fenwick Hall 20	Inspector	–	–
Series Flora Dora 20	Spun Intended	–	–
Series Forever Rose	Forever Rose	–	–
Series Frosted Oats	Frosted Oats	–	–
Series Future Stars Stable	Future Stars Stable	1,675	6,161
Series Gentleman Gerry	Gentleman Gerry	32,963	–
Series Giant Mover 21	Giant Mover 21	–	–
Series Going to Vegas	Going to Vegas	–	–
Series Got Stormy	Got Stormy	–	–
Series Grand Traverse Bay 19	Cornice Traverse	–	–
Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	–
Series Heaven Street	Heaven Street	–	–
Series Helicopter Money	Helicopter Money	27,292	–
Series High Speed Goldie 21	High Speed Goldie 21	–	–
Series Im A Looker 20	I'm a Looker 20	–	–
Series Into Summer 19	Malibu Mayhem	–	–
Series Ishvana 21	Ishvana 21	–	–
Series Just Louise 19	Forbidden Kingdom	–	–
Series Keertana 18	American Heiress	–	5,659
Series Kichiro	Kichiro	–	–

32

Series Kindle 21	A Day to Remember	–	–
Series Knarsdale 21	Seismic Beauty	–	–
Series Lane Way	Lane Way	–	–
Series Latte Da 19	Inalattetrouble	–	26,305
Series Lazy Daisy	Lazy Daisy	–	–
Series Le Relais 20	Show Your Cards	–	–
Series Lost Empire 19	Laforgia	–	–
Series Lovesick 21	Lovesick 21	–	–
Series Madiera Wine	Madiera Wine	–	(1,063)
Series Man Among Men	Man Among Men	–	–
Series Margaret Reay 19	A Mo Reay	–	–
Series Margarita Friday 19	Straight No Chaser	–	–
Series Martita Sangrita 17	Carpe Vinum	–	–
Series Mayan Milagra 19	Tepeu	–	–
Series Midnight Sweetie 19	Dolce Notte	–	–
Series Miss Puzzle	Miss Tapit	–	–
Series Miss Sakamoto	Miss Sakamoto	–	–
Series Mo Mischief	Mo Mischief	–	–
Series Mo Temptation	Mo Temptation	–	–
Series Monomoy Girl	Monomoy Girl	–	–
Series Moonbow 20	Cumberland Falls	–	–
Series More Than Magic 21	More Than Magic 21	–	–
Series Motion Emotion	Motion Emotion	–	–
Series Mrs Whistler	Mrs Whistler	–	–
Series My Fast One 20	One Fast Dream	–	–
Series Naismith	Naismith	(240)	–
Series National Road	National Road	–	–
Series Northern Smile 20	Pep Rally	–	–
Series NY Exacta	NY Exacta	13,589	–
Series One Last Night 21	One Last Night 21	–	–
Series Our Jenny B 21	Jenny B 21	–	–
Series Our Miss Jones 19	Celebrity News	–	–
Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	–	–

33

Series Popular Demand	Popular Demand	–	–
Series Power Up Paynter	Power Up Paynter	–	–
Series Queen Amira 19	Regal Rebel	–	–
Series Race Hunter 19	Chasing Time	–	–
Series Salute to America	Salute to America	14,038	–
Series Sarrocchi 21	Sarrocchi 21	–	–
Series Savvy Sassy 22	Savvy Sassy 22	–	–
Series Sigesmund	Sigesmund	–	–
Series Silverpocketsfull 19	Iron Works	–	–
Series Smart Shopping 21	Seize the Grey	–	–
Series Social Dilemma	Social Dilemma	–	–
Series Song of Bernadette 20	Cable Boss	–	–
Series Song of the Lark 21	Song of the Lark 21	–	–
Series Speightstown Belle 19	Ancient Royalty	–	–
Series Spirit 20	Phantom Ride	–	–
Series Squared Straight	Squared Straight	–	–
Series Stay Fabulous	Stay Fabulous	69,969	–
Series Storm Shooter	Storm Shooter	–	35,946
Series Sunny 18	Solar Strike	–	–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	–	–
Series Sweet Sweet Annie 19	In Due Time	–	(229,188)
Series Tamboz 21	Tamboz 21	–	–
Series Tapitry 19	Infinite Empire	(108)	–
Series Tell All 19	Walk the Talk	–	–
Series Tell the Duchess 19	Duke of Love	–	–
Series The Filly Four	The Filly Four	–	(262,463)
Series The Royal Duet	The Royal Duet	–	–
Series Thirteen Stripes	Thirteen Stripes	9,700	–
Series Timeless Trick 20	Interstellar	–	–
Series Tizamagician	Tizamagician	–	–
Series Twirl Girl 21	Twirl Girl 21	–	–
Series Tufnel	Tufnel	–	–
Series Two Trail Sioux 17	Annahilate	–	–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	–	–

34

Series Vertical Threat	Vertical Threat	–	–
Series Vow	Vow	–	–
Series War Safe	War Safe	37,143	–
Series Wayne O	Wayne O	–	–
Series Who Runs the World	Who Runs the World	–	–
Series Whosbeeninmybed 19	Micro Share	–	–
Series Without Delay 19	Golden Quality	–	–
Series Wonder Upon a Star 19	Star Six Nine	–	92,414
Series Yes This Time	Yes This Time	–	–
Series You Make Luvin Fun 19	Magical Ways	62,222	–
Totals		$476,824	$(125,570)

As a result, the Company’s aggregate net loss across all series for the six-month periods ended June 30, 2022, and June 30, 2021 was $5,007,032 and $4,326,015, respectively.

Liquidity and Capital Resources

During the six-month periods ended June 30, 2023, and June 30, 2022, the Company has relied on advances from the Manager, raising capital to fund its operations and the issuance of securities under Regulation A offerings, as well as under Regulation D offerings, as sources of capital. The funds raised supported the repayment of Manager’s loans (advanced to obtain Underlying Assets), accrue management fees and set aside cash held by the Manager as horse reserve accounts to cover certain horse expenses.

Of the horses that were part of an offering as of June 30, 2023 that have not yet started racing and thus potential revenue-generating activities, the Company anticipates they will begin racing as follows:

Series Name	Underlying Asset	Target for Revenue Generation
Series Edge Classic Colts Package	Edge Classic Colts	Sep-23
Series Crown It 21	Crown It 21	Apr-24
Series High Speed Goldie 21	High Speed Goldie 21	Apr-24
Series Adjust 20	Jai Ho	Jul-23
Series More Than Magic 21	More Than Magic 21	Oct-23
Series Our Jenny B 21	Our Jenny B 21	Apr-24
Series Twirl Girl 21	Twirl Girl 21	Apr-24
Series Alliford Bay 21	Alliford Bay 21	Jan-24
Series Blues Corner 21	Blues Corner 21	Jan-24
Series Bullish Sentiment 21	Bullish Sentiment 21	Feb-24
Series Forever Rose	Forever Rose	Oct-24
Series Giant Mover 21	Giant Mover 21	Sep-23
Series Ishvana 21	Ishvana 21	Jan-24
Series Kindle 21	Kindle 21	Aug-24
Series Knarsdale 21	Knarsdale 21	Mar-24
Series Lovesick 21	MRH Lovesick 21	Oct-24

35

Series Mo Temptation	Mo Temptation	Jul-24
Series Palace Foal	Palace Foal	Retired
Series One Last Night 21	One Last Night 21	Apr-24
Series Sarrocchi 21	Sarrocchi 21	Feb-24
Series Elarose 21	Secret Crush	Apr-24
Series Smart Shopping 21	Seize the Grey	Jul-24
Series Song of the Lark 21	Song of the Lark 21	Apr-24
Series Tamboz 21	MRH Tamboz 21	Dec-23
Series The Royal Duet	The Royal Duet	Jun-24

The Company anticipates such horses will begin racing and, thus, potentially generating revenue as early as the above dates, which should allow such Series to maintain an ongoing reserve for Operating Expenses without the need to raise additional capital. Should such Underlying Asset need more time than anticipated in training or fails to generate sufficient revenues as expected, the Manager may loan the Series money from time-to-time to cover its Operating Expenses. The Company has purchased insurance for such Underlying Assets.

The Company (if viewed as if it were a separate and distinct entity apart from its Series) will not have much, if any, need for cash reserves and, instead, each Series will have liquidity needs that are built into Operating Expense reserves and covered by future revenue-generating activities. Specifically, it is the intent of the Company to reserve Operating Expenses, including Upkeep Fees, at the outset of an offering sufficient to maintain the Underlying Asset without the need to raise additional capital for such Series. The Company intends to rely on revenue generated from such Underlying Asset to provide ongoing working capital needed to fund the Operating Expenses of each such Series thereafter. Further, in the event that a Series is not fully subscribed, or needs additional funding beyond the Operating Expense reserves, (i) the Manager and/or its affiliates may exercise their right to purchase interests in the Series on the same terms and conditions as the investors, (ii) if such Underlying Asset was originally acquired by the Company or an affiliate pursuant to a Profit Participation Convertible Promissory Note or similar instrument, such party may exercise its conversion rights, and/or (iii) the Series may obtain a loan from the Manager, affiliates or third parties to obtain sufficient working capital to operate the underlying asset.

Since inception, the Company has relied on advances from the Manager and raising capital to fund its operations. As of June 30, 2023, the Company had negative capital and will likely incur losses prior to generating positive working capital. During the next 12 months, the Company intends to fund its operations, including those of its Series with funding from a Regulation A offering campaign, loans from its Manager and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations on a series-by-series basis. The financial statements and related notes thereto included in this Semi-Annual Report do not include any adjustments that might result from these uncertainties.

Horse Reserve Funds

During the six-month periods ended June 30, 2023, and June 30, 2022, the Company had a total of $2,239,494 and $4,156,369, respectively, in reserve funds held by the Manager for each series of an Underlying Asset as outlined below.

36

As of June 30, 2023, the Company’s positions of borrowings and amounts owed to it by the Manager are as follows:

Series Name	Underlying Asset	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series	Horse Reserves to Last Through
Series Action Bundle	Action Bundle	$ –	$ –	$ –	–
Series Adaay in Asia	Adaay in Asia	(15,066)	(204,000)	(219,066)
Series Adjust 20	Jai Ho	7,349	–	7,349	9/30/2023
Series Alliford Bay 21	Alliford Bay 21	(8,266)	(120,000)	(128,266)	6/30/2025
Series Amandrea	Amandrea	–	–	–	–
Series Ambleside Park 19	Lookwhogotlucky	–	–	–
Series Apple Down Under 19	Howboutdemapples	–	–	–	–
Series Arch Support 20	Captain Sparrow	9,753	–	9,753	9/30/2023
Series Ari the Adventurer 19	Kanthari	12,506	–	12,506	9/30/2023
Series Athenian Beauty 19	Quantum Theory	–	–	–
Series Authentic	Authentic	(291,071)	–	(291,071)	–
Series Awe Hush 19	Can't Hush This	–	–	–	–
Series Bajan Bashert	Bajan Bashert	22,282	–	22,282	12/31/2023
Series Balletic	Balletic	46,278	–	46,278	6/30/2024
Series Bella Chica	Bella Chica	–	–	–
Series Big Mel	Big Mel	–	–	–
Series Black Escort 19	Halofied	(1,200)	–	(1,200)
Series Blues Corner 21	Blues Corner 21	(11,100)	(240,000)	(251,100)	6/30/2025
Series Bullish Sentiment 21	Bullish Sentiment 21	(10,809)	(102,000)	(112,809)	9/30/2022
Series Carrothers	Carrothers	–	–	–
Series Cayala 19	Provocateur	519	–	519	–
Series Chad Brown Bundle	Chad Brown Bundle	42,149	–	42,149	3/31/2024
Series Chasing the Moon 20	Cuvier	–	–	–
Series Classic Cut	Classic Cut	63,397	–	63,397	6/30/2024
Series Classofsixtythree 19	Sixtythreecaliber	17,249	–	17,249	9/30/2023
Series Co Cola 19	Search Engine	23,378	–	23,378	9/30/2023
Series Collusion Illusion	Collusion Illusion	–	–	–
Series Consecrate 19	Sacred Beauty	–	–	–	–
Series Courtisane 19	Tap the Gavel	28,030	–	28,030	9/30/2023
Series Crown It 21	Crown It 21	102,761	(75,900)	26,861	12/31/2023
Series Daddys Joy	Daddy's Joy	–	–	–

37

Series Dancing Crane	Dancing Crane	(600)	–	(600)
Series Daring Dancer 20	Daring Dancer 20	14,424	–	14,424	9/30/2023
Series Deep Cover	Deep Cover	(27,622)	–	(27,622)
Series Demogorgon	Demogorgon	4,950	–	4,950	9/30/2023
Series Desire Street 19	Always Hopeful	14,189	–	14,189	9/30/2023
Series Echo Warrior 19	Hero Status	21,878	–	21,878	12/31/2023
Series Edge Classic Colts Package	Classic Colts Package	108,143	–	108,143	6/30/2024
Series Edge Racing Summer Fun-d	Summer Fun	14,447	–	14,447	9/30/2023
Series Elarose 21	Secret Crush	127,202	–	127,202	12/31/2024
Series Enchante 21	Simply Enchanting	118,262	(5,984)	112,278	12/31/2024
Series Escape Route	Escape Route	(15,275)	–	(15,275)
Series Essential Rose 20	Rosie's Alibi	61,867	–	61,867	6/30/2024
Series Exonerated 19	Above Suspicion	7,713	–	7,713	9/30/2023
Series Fenwick Hall 20	Inspector	38,349	–	38,349	12/31/2023
Series Flora Dora 20	Spun Intended	(17,946)	–	(17,946)
Series Forever Rose	Forever Rose	(28,260)	(118,142)	(146,402)
Series Frosted Oats	Frosted Oats	17,341	–	17,341	9/30/2023
Series Future Stars Stable	Future Stars Stable	30,621	–	30,621	12/31/2023
Series Gentleman Gerry	Gentleman Gerry	–	–	–
Series Giant Mover 21	Giant Mover 21	(4,924)	(45,100)	(50,024)	–
Series Going to Vegas	Going to Vegas	–	–	–	–
Series Got Stormy	Got Stormy	–	–	–	–
Series Grand Traverse Bay 19	Cornice Traverse	–	–	–
Series Grand Traverse Bay 20	Grand Traverse Bay 20	13,586	103	13,688	9/30/2023
Series Heaven Street	Heaven Street	(347)	–	(347)
Series Helicopter Money	Helicopter Money	73,145	–	73,145	6/30/2024
Series High Speed Goldie 21	High Speed Goldie 21	36,248	(130,920)	(94,672)	12/31/2023
Series Im A Looker 20	I'm a Looker 20	118,369	–	118,369	9/30/2024
Series Into Summer 19	Malibu Mayhem	–	–	–
Series Ishvana 21	Ishvana 21	(29,604)	(125,000)	(154,604)
Series Just Louise 19	Forbidden Kingdom	(10,617)	–	(10,617)	–
Series Keertana 18	American Heiress	–	–	–	–
Series Kichiro	Kichiro	–	–	–
Series Kindle 21	A Day to Remember	110,849	–	110,849	12/31/2024

38

Series Knarsdale 21	Seismic Beauty	(48,048)	(275,000)	(323,048)
Series Lane Way	Lane Way	8,658	–	8,658	9/30/2023
Series Latte Da 19	Inalattetrouble	–	–	–
Series Lazy Daisy	Lazy Daisy	–	–	–	–
Series Le Relais 20	Show Your Cards	–	–	–
Series Lost Empire 19	Laforgia	–	–	–	–
Series Lovesick 21	Lovesick 21	(10,331)	(250,013)	(260,344)
Series Madiera Wine	Madiera Wine	–	–	–
Series Man Among Men	Man Among Men	6,927	–	6,927	9/30/2023
Series Margaret Reay 19	A Mo Reay	–	–	–	–
Series Margarita Friday 19	Straight No Chaser	42,307	–	42,307	12/31/2023
Series Martita Sangrita 17	Carpe Vinum	–	–	–	–
Series Mayan Milagra 19	Tepeu	(8,774)	–	(8,774)
Series Midnight Sweetie 19	Dolce Notte	–	–	–	–
Series Miss Puzzle	Miss Tapit	–	–	–	–
Series Miss Sakamoto	Miss Sakamoto	13,394	46	13,440	9/30/2023
Series Mo Mischief	Mo Mischief	–	–	–
Series Mo Temptation	Mo Temptation	75,843	–	75,843	6/30/2024
Series Monomoy Girl	Monomoy Girl	–	–	–
Series Moonbow 20	Cumberland Falls	67,452	–	67,452	6/30/2024
Series More Than Magic 21	More Than Magic 21	20,876	(38,700)	(17,824)	12/31/2023
Series Motion Emotion	Motion Emotion	–	–	–	–
Series Mrs Whistler	Mrs Whistler	28,292	349	28,642	9/30/2023
Series My Fast One 20	One Fast Dream	97,563	–	97,563	6/30/2024
Series Naismith	Naismith	–	–	–
Series National Road	National Road	(20,010)	–	(20,010)	–
Series Northern Smile 20	Pep Rally	(6,429)	–	(6,429)
Series NY Exacta	NY Exacta	–	–	–
Series One Last Night 21	One Last Night 21	86,103	–	86,103	6/30/2024
Series Our Jenny B 21	Jenny B 21	28,351	–	28,351	12/31/2023
Series Our Miss Jones 19	Celebrity News	3,284	–	3,284	7/30/2023
Series Palace Foal	Palace Foal	(6,171)	–	(6,171)
Series Patsys Kim 21	Lady Blitz	108,302	–	108,302	9/30/2024
Series Popular Demand	Popular Demand	–	–	–

39

Series Power Up Paynter	Power Up Paynter	–	–	–
Series Queen Amira 19	Regal Rebel	–	–	–	–
Series Race Hunter 19	Chasing Time	48,998	–	48,998	3/31/2024
Series Salute to America	Salute to America	–	–	–	–
Series Sarrocchi 21	Sarrocchi 21	145,811	–	145,811	12/31/2024
Series Savvy Sassy 22	Savvy Sassy 22	–	–	–	–
Series Sigesmund	Sigesmund	–	–	–	–
Series Silverpocketsfull 19	Iron Works	55,366	–	55,366	3/31/2024
Series Smart Shopping 21	Seize the Grey	111,385	–	111,385	6/30/2024
Series Social Dilemma	Social Dilemma	–	–	–
Series Song of Bernadette 20	Cable Boss	39,900	–	39,900	12/31/2023
Series Song of the Lark 21	Song of the Lark 21	78,132	–	78,132	3/31/2024
Series Speightstown Belle 19	Ancient Royalty	–	–	–
Series Spirit 20	Phantom Ride	51,854	–	51,854	12/31/2023
Series Squared Straight	Squared Straight	–	–	–	–
Series Stay Fabulous	Stay Fabulous	6,750	–	6,750	7/30/2023
Series Storm Shooter	Storm Shooter	–	–	–
Series Sunny 18	Solar Strike	–	–	–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	1,266	–	1,266
Series Sweet Sweet Annie 19	In Due Time	(9,922)	–	(9,922)
Series Tamboz 21	Tamboz 21	(8,702)	(341,250)	(349,952)
Series Tapitry 19	Infinite Empire	4,691	–	4,691	7/30/2023
Series Tell All 19	Walk the Talk	(600)	–	(600)
Series Tell the Duchess 19	Duke of Love	(22,228)	–	(22,228)
Series The Filly Four	The Filly Four	–	–	–
Series The Royal Duet	The Royal Duet	133,122	(7,514)	125,608	6/30/2024
Series Thirteen Stripes	Thirteen Stripes	–	–	–
Series Timeless Trick 20	Interstellar	(9,082)	–	(9,082)
Series Tizamagician	Tizamagician	13,514	–	13,514	9/30/2023
Series Twirl Girl 21	Twirl Girl 21	32,880	(87,165)	(54,285)	12/31/2023
Series Tufnel	Tufnel	20,190	–	20,190	9/30/2023
Series Two Trail Sioux 17	Annahilate	–	–	–

40

Series Two Trail Sioux 17K	Two Trail Sioux 17K	–	–	–
Series Vertical Threat	Vertical Threat	–	–	–
Series Vow	Vow	44,691	–	44,691	12/31/2023
Series War Safe	War Safe	42,543	–	42,543	12/31/2023
Series Wayne O	Wayne O	–	–	–
Series Who Runs the World	Who Runs the World	49,960	–	49,960	12/31/2023
Series Whosbeeninmybed 19	Micro Share	45,889	–	45,889	12/31/2023
Series Without Delay 19	Golden Quality	(2,400)	–	(2,400)
Series Wonder Upon a Star 19	Star Six Nine	–	–	–
Series Yes This Time	Yes This Time	(9,537)	–	(9,537)
Series You Make Luvin Fun 19	Magical Ways	52,906	–	52,906	12/31/2023
Total		$2,239,494	$(2,166,190)	$73,304	–

The cash reserves for Operating Expenses, including Upkeep Fees, for each Series are estimated to last through the time period set forth in the table above in “Liquidity and Capital Resources”. The purchase price of such Underlying Assets typically includes such reserves for Operating Expenses through at least through the time period set forth in the table above. In the Offerings, it is the intent of the Company to reserve Operating Expenses, including Upkeep Fees, at the outset of an offering sufficient to maintain the Underlying Asset without the need to raise additional capital for such series. The Company intends to rely on revenue generated from such Underlying Asset to provide ongoing working capital needed to fund the Operating Expenses of each such Series thereafter.

Series Interests

As of June 30, 2023, the Company raised a total of $41,918,008 in gross proceeds in exchange for series interests in various Underlying Assets (See our financial statements and “Note 6 – Members’ Equity” for more detail):

Series Name	Underlying Asset	Units Offered	Units Tendered	Subscription Amount
Series Action Bundle	Action Bundle	10,000	10,000	$ 310,000
Series Adaay in Asia	Adaay in Asia	5,100	–	–
Series Adjust 20	Jai Ho	10	10	135,000
Series Alliford Bay 21	Alliford Bay 21	3,750	–	–
Series Amandrea	Amandrea	550	550	162,250
Series Ambleside Park 19	Lookwhogotlucky	410	410	84,050
Series Amers	Amers	75	75	10,500
Series Apple Down Under 19	Howboutdemapples	600	600	103,800
Series Arch Support 20	Captain Sparrow	10	10	112,000
Series Ari the Adventurer 19	Kanthari	5,100	5,100	433,500
Series Athenian Beauty 19	Quantum Theory	1,800	1,800	84,600
Series Authentic	Authentic	12,500	12,500	2,575,000

41

Series Awe Hush 19	Can't Hush This	1,800	1,800	295,200
Series Bajan Bashert	Bajan Bashert	16	16	160,000
Series Balletic	Balletic	10,000	10,000	800,000
Series Bella Chica	Bella Chica	100	100	38,000
Series Big Mel	Big Mel	6,000	6,000	726,000
Series Black Escort 19	Halofied	20	20	100,000
Series Blues Corner 21	Blues Corner 21	6,000	–	–
Series Bullion	Bullion	25	25	11,750
Series Bullish Sentiment 21	Bullish Sentiment 21	3,000	–	–
Series Cairo Kiss	Cairo Kiss	80	80	44,400
Series Carrothers	Carrothers	5,100	5,100	515,100
Series Cayala 19	Provocateur	4,100	4,100	373,100
Series Chad Brown Bundle	Chad Brown Bundle	5,000	5,000	1,170,000
Series Cuvier	Cuvier	1,250	–	–
Series Classic Cut	Classic Cut	10,000	10,000	510,000
Series Classofsixtythree 19	Sixtythreecaliber	1,000	1,000	193,000
Series Co Cola 19	Search Engine	5,100	5,100	540,600
Series Collusion Illusion	Collusion Illusion	25,000	25,000	750,000
Series Consecrate 19	Sacred Beauty	410	410	64,370
Series Courtisane 19	Tap the Gavel	10,000	10,000	490,000
Series Crown It 21	Crown It 21	15	14	203,000
Series Daddys Joy	Daddy's Joy	600	600	108,000
Series Dancing Crane	Dancing Crane	20	20	122,000
Series Daring Dancer 20	Daring Dancer 20	750	750	101,250
Series De Mystique 17	Dancing Destroyer	250	250	35,000
Series Deep Cover	Deep Cover	800	800	176,000
Series Demogorgon	Demogorgon	20	20	128,000
Series Desire Street 19	Always Hopeful	1,020	1,020	205,020
Series Echo Warrior 19	Hero Status	6,000	6,000	348,000
Series Edge Classic Colts Package	Classic Colts Package	40	40	569,520
Series Edge Racing Summer Fun-d	Summer Fun	50	50	250,000
Series Elarose 21	Secret Crush	10,000	10,000	640,000
Series Enchante 21	Simply Enchanting	6,000	5,922	586,278
Series Escape Route	Escape Route	10	10	62,950
Series Essential Rose 20	Rosie's Alibi	10,000	10,000	1,050,000
Series Exonerated 19	Above Suspicion	820	820	138,580

42

Series Fenwick Hall 20	Inspector	1,200	1,200	242,400
Series Flora Dora 20	Spun Intended	10	10	100,000
Series Forever Rose	Forever Rose	1,250	–	–
Series Frosted Oats	Frosted Oats	4,100	4,100	172,200
Series Future Stars Stable	Future Stars Stable	10,000	10,000	500,000
Series Gentleman Gerry	Gentleman Gerry	20	20	155,000
Series Giant Mover 21	Giant Mover 21	110	–	–
Series Going to Vegas	Going to Vegas	5,100	5,100	438,600
Series Got Stormy	Got Stormy	5,100	5,100	229,500
Series Grand Traverse Bay 19	Cornice Traverse	750	750	335,250
Series Grand Traverse Bay 20	Grand Traverse Bay 20	750	751	90,871
Series Heaven Street	Heaven Street	20	20	150,000
Series Helicopter Money	Helicopter Money	3,000	3,000	201,000
Series High Speed Goldie 21	High Speed Goldie 21	13	3	30,000
Series Im A Looker 20	I'm a Looker 20	4,000	4,000	580,000
Series Into Summer 19	Malibu Mayhem	650	650	250,900
Series Ishvana 21	Ishvana 21	5,100	–	–
Series Just Louise 19	Forbidden Kingdom	1,020	1,020	233,580
Series Keertana 18	American Heiress	5,100	5,100	510,000
Series Kiana's Love	Kiana's Love	200	200	24,000
Series Kichiro	Kichiro	200	200	26,000
Series Kindle 21	A Day to Remember	5,500	5,500	390,500
Series Knarsdale 21	Seismic Beauty	5,100	–	–
Series Lane Way	Lane Way	6,000	6,000	540,000
Series Latte Da 19	Inalattetrouble	4,100	4,100	143,500
Series Lazy Daisy	Lazy Daisy	1,250	1,250	143,750
Series Le Relais 20	Show Your Cards	3,000	3,000	495,000
Series Lost Empire 19	Laforgia	10,200	10,200	357,000
Series Lovesick 21	Lovesick 21	13,333	–	–
Series Madarnas	Madarnas	50	50	17,500
Series Madiera Wine	Madiera Wine	20	20	50,000
Series Major Implications	Major Implications	20	20	4,600
Series Man Among Men	Man Among Men	820	820	223,860
Series Margaret Reay 19	A Mo Reay	820	820	246,820
Series Margarita Friday 19	Straight No Chaser	2,000	2,000	332,000
Series Martita Sangrita 17	Carpe Vinum	600	600	192,000

43

Series Mayan Milagra 19	Tepeu	20	20	170,000
Series Midnight Sweetie 19	Dolce Notte	820	820	121,360
Series Miss Puzzle	Miss Tapit	125	125	31,250
Series Miss Sakamoto	Miss Sakamoto	6,000	6,001	324,054
Series Mo Mischief	Mo Mischief	5,100	5,100	382,500
Series Mo Temptation	Mo Temptation	3,500	3,500	304,500
Series Monomoy Girl	Monomoy Girl	10,200	10,200	469,200
Series Moonbow 20	Cumberland Falls	2,500	2,500	215,000
Series Moonless Sky	Moonless Sky	200	200	22,000
Series More Than Magic 21	More Than Magic 21	12	9	135,000
Series Motion Emotion	Motion Emotion	1,020	1,020	85,680
Series Mrs Whistler	Mrs Whistler	2,000	2,003	274,411
Series My Fast One 20	One Fast Dream	2,000	2,000	330,000
Series Naismith	Naismith	2,000	2,000	304,000
Series National Road	National Road	20	20	140,000
Series New York Claiming Package	New York Claiming Package	510	510	71,400
Series Night of Idiots	Night of Idiots	80	80	20,000
Series Nileist	Nileist	45	45	23,850
Series Noble Goddess	Noble Goddess	300	300	33,000
Series Northern Smile 20	Pep Rally	20	20	140,000
Series NY Exacta	NY Exacta	2,000	2,000	456,000
Series One Last Night 21	One Last Night 21	3,000	3,000	339,000
Series Our Jenny B 21	Jenny B 21	20	20	120,000
Series Our Miss Jones 19	Celebrity News	1,200	1,200	187,200
Series Palace Foal	Palace Foal	510	–	–
Series Patsys Kim 21	Lady Blitz	5,000	5,000	665,000
Series Popular Demand	Popular Demand	1,020	1,020	248,880
Series Power Up Paynter	Power Up Paynter	600	600	114,000
Series Queen Amira 19	Regal Rebel	2,000	2,000	330,000
Series Race Hunter 19	Chasing Time	10,000	10,000	520,000
Series Salute to America	Salute to America	1,000	1,000	273,000
Series Sarrocchi 21	Sarrocchi 21	5,000	5,000	640,000
Series Sauce On The Side	Sauce On The Side	125	125	30,000
Series Shake It Up Baby	Shake It Up Baby	250	250	32,500
Series Sigesmund	Sigesmund	200	200	20,000
Series Silverpocketsfull 19	Iron Works	5,100	5,100	453,900

44

Series Smart Shopping 21	Seize the Grey	5,000	5,000	635,000
Series Social Dilemma	Social Dilemma	510	510	85,170
Series Song of Bernadette 20	Cable Boss	5,100	5,100	494,700
Series Song of the Lark 21	Song of the Lark 21	2,550	2,550	349,350
Series Soul Beam	Soul Beam	65	65	39,650
Series Speightstown Belle 19	Ancient Royalty	900	900	125,100
Series Spirit 20	Phantom Ride	3,000	3,000	252,000
Series Squared Straight	Squared Straight	150	150	40,500
Series Stay Fabulous	Stay Fabulous	2,500	2,500	310,000
Series Storm Shooter	Storm Shooter	2,000	2,000	324,000
Series Street Band	Street Band	50	50	61,500
Series Sunny 18	Solar Strike	6,000	6,000	390,000
Series Sunsanddrinkinhand	Sunsanddrinkinhand	20	20	100,000
Series Sweet Sweet Annie 19	In Due Time	20	20	150,000
Series Swiss Minister	Swiss Minister	50	50	14,000
Series Takeo Squared	Takeo Squared	100	100	27,000
Series Tamboz 21	Tamboz 21	6,500	–	–
Series Tapitry 19	Infinite Empire	820	820	223,860
Series Tavasco Road	Tavasco Road	80	80	18,400
Series Tell All 19	Walk the Talk	12	12	126,000
Series Tell the Duchess 19	Duke of Love	2,000	2,000	284,000
Series The Filly Four	The Filly Four	8,000	8,000	1,440,000
Series The Royal Duet	The Royal Duet	5,100	5,052	1,020,504
Series Thirteen Stripes	Thirteen Stripes	1,000	1,000	229,000
Series Timeless Trick 20	Interstellar	12	12	93,000
Series Tizamagician	Tizamagician	600	600	192,000
Series Twirl Girl 21	Twirl Girl 21	20	7	52,500
Series Tufnel	Tufnel	5,200	5,200	322,400
Series Two Trail Sioux 17	Annahilate	450	450	135,000
Series Two Trail Sioux 17K	Two Trail Sioux 17K	1	1	29,720
Series Utalknboutpractice	Utalknboutpractice	100	100	30,000
Series Vertical Threat	Vertical Threat	600	600	126,000
Series Vow	Vow	2,000	2,000	358,000
Series War Safe	War Safe	2,000	2,000	292,000
Series Wayne O	Wayne O	6,000	6,000	570,000
Series Who Runs the World	Who Runs the World	5,100	5,100	530,400
Series Whosbeeninmybed 19	Micro Share	5,100	5,100	377,400
Series Without Delay 19	Golden Quality	20	20	140,000
Series Wonder Upon a Star 19	Star Six Nine	10,000	10,000	370,000
Series Yes This Time	Yes This Time	10	10	129,520
Series You Make Luvin Fun 19	Magical Ways	6,000	6,000	450,000
Series Zestful	Zestful	100	100	32,000
Totals		439,144	387,993	$41,918,008

(1)	Owned 100% by the Manager due to conversion of profit participation convertible promissory notes.

45

Advances From Manager

To fund its organizational and start-up activities as well as to advance funds on behalf of a series to purchase horse assets, the Manager has covered the expenses and costs of the Company and its series thus far on a non-interest-bearing extension of revolving credit. The Company will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company will repay the Manager for funds extended to acquire horse assets from the series subscription proceeds (less the applicable management fee), as they are received.

Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations (See Note 4).

Related Party Transactions

The Company’s Manager has advanced funds to and holds cash reserves on behalf of various of the Company’s series funds. See Note 4, Note 5, and Note 7 to Financial Statements as of June 30, 2023 for further discussions. Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations.

Series Cash Reserves

During the six-month period ended June 30, 2023, the Company had a total of $2,239,494 in reserve held by the Manager for each series of an Underlying Asset as outlined below. In addition, the Manager is owed $2,166,190 for acquisition loans made by the Manager as outlined below.

As of June 30, 2023, the Company’s positions of reserve funds and borrowings are as follows:

Series Name	Underlying Asset	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series
Series Action Bundle	Action Bundle	$ –	$ –	$ –
Series Adaay in Asia	Adaay in Asia	(15,066)	(204,000)	(219,066)
Series Adjust 20	Jai Ho	7,349	–	7,349
Series Alliford Bay 21	Alliford Bay 21	(8,266)	(120,000)	(128,266)
Series Amandrea	Amandrea	–	–	–
Series Ambleside Park 19	Lookwhogotlucky	–	–	–
Series Apple Down Under 19	Howboutdemapples	–	–	–
Series Arch Support 20	Captain Sparrow	9,753	–	9,753
Series Ari the Adventurer 19	Kanthari	12,506	–	12,506
Series Athenian Beauty 19	Quantum Theory	–	–	–
Series Authentic	Authentic	(291,071)	–	(291,071)
Series Awe Hush 19	Can't Hush This	–	–	–
Series Bajan Bashert	Bajan Bashert	22,282	–	22,282
Series Balletic	Balletic	46,278	–	46,278
Series Bella Chica	Bella Chica	–	–	–

46

Series Big Mel	Big Mel	–	–	–
Series Black Escort 19	Halofied	(1,200)	–	(1,200)
Series Blues Corner 21	Blues Corner 21	(11,100)	(240,000)	(251,100)
Series Bullish Sentiment 21	Bullish Sentiment 21	(10,809)	(102,000)	(112,809)
Series Carrothers	Carrothers	–	–	–
Series Cayala 19	Provocateur	519	–	519
Series Chad Brown Bundle	Chad Brown Bundle	42,149	–	42,149
Series Chasing the Moon 20	Cuvier	–	–	–
Series Classic Cut	Classic Cut	63,397	–	63,397
Series Classofsixtythree 19	Sixtythreecaliber	17,249	–	17,249
Series Co Cola 19	Search Engine	23,378	–	23,378
Series Collusion Illusion	Collusion Illusion	–	–	–
Series Consecrate 19	Sacred Beauty	–	–	–
Series Courtisane 19	Tap the Gavel	28,030	–	28,030
Series Crown It 21	Crown It 21	102,761	(75,900)	26,861
Series Daddys Joy	Daddy's Joy	–	–	–
Series Dancing Crane	Dancing Crane	(600)	–	(600)
Series Daring Dancer 20	Daring Dancer 20	14,424	–	14,424
Series Deep Cover	Deep Cover	(27,622)	–	(27,622)
Series Demogorgon	Demogorgon	4,950	–	4,950
Series Desire Street 19	Always Hopeful	14,189	–	14,189
Series Echo Warrior 19	Hero Status	21,878	–	21,878
Series Edge Classic Colts Package	Classic Colts Package	108,143	–	108,143
Series Edge Racing Summer Fun-d	Summer Fun	14,447	–	14,447
Series Elarose 21	Secret Crush	127,202	–	127,202
Series Enchante 21	Simply Enchanting	118,262	(5,984)	112,278
Series Escape Route	Escape Route	(15,275)	–	(15,275)
Series Essential Rose 20	Rosie's Alibi	61,867	–	61,867
Series Exonerated 19	Above Suspicion	7,713	–	7,713
Series Fenwick Hall 20	Inspector	38,349	–	38,349
Series Flora Dora 20	Spun Intended	(17,946)	–	(17,946)
Series Forever Rose	Forever Rose	(28,260)	(118,142)	(146,402)
Series Frosted Oats	Frosted Oats	17,341	–	17,341
Series Future Stars Stable	Future Stars Stable	30,621	–	30,621

47

Series Gentleman Gerry	Gentleman Gerry	–	–	–
Series Giant Mover 21	Giant Mover 21	(4,924)	(45,100)	(50,024)
Series Going to Vegas	Going to Vegas	–	–	–
Series Got Stormy	Got Stormy	–	–	–
Series Grand Traverse Bay 19	Cornice Traverse	–	–	–
Series Grand Traverse Bay 20	Grand Traverse Bay 20	13,586	103	13,688
Series Heaven Street	Heaven Street	(347)	–	(347)
Series Helicopter Money	Helicopter Money	73,145	–	73,145
Series High Speed Goldie 21	High Speed Goldie 21	36,248	(130,920)	(94,672)
Series Im A Looker 20	I'm a Looker 20	118,369	–	118,369
Series Into Summer 19	Malibu Mayhem	–	–	–
Series Ishvana 21	Ishvana 21	(29,604)	(125,000)	(154,604)
Series Just Louise 19	Forbidden Kingdom	(10,617)	–	(10,617)
Series Keertana 18	American Heiress	–	–	–
Series Kichiro	Kichiro	–	–	–
Series Kindle 21	A Day to Remember	110,849	–	110,849
Series Knarsdale 21	Seismic Beauty	(48,048)	(275,000)	(323,048)
Series Lane Way	Lane Way	8,658	–	8,658
Series Latte Da 19	Inalattetrouble	–	–	–
Series Lazy Daisy	Lazy Daisy	–	–	–
Series Le Relais 20	Show Your Cards	–	–	–
Series Lost Empire 19	Laforgia	–	–	–
Series Lovesick 21	Lovesick 21	(10,331)	(250,013)	(260,344
Series Madiera Wine	Madiera Wine	–	–	–
Series Man Among Men	Man Among Men	6,927	–	6,927
Series Margaret Reay 19	A Mo Reay	–	–	–
Series Margarita Friday 19	Straight No Chaser	42,307	–	42,307
Series Martita Sangrita 17	Carpe Vinum	–	–	–
Series Mayan Milagra 19	Tepeu	(8,774)	–	(8,774)
Series Midnight Sweetie 19	Dolce Notte	–	–	–
Series Miss Puzzle	Miss Tapit	–	–	–
Series Miss Sakamoto	Miss Sakamoto	13,394	46	13,440
Series Mo Mischief	Mo Mischief	–	–	–
Series Mo Temptation	Mo Temptation	75,843	–	75,843

48

Series Monomoy Girl	Monomoy Girl	–	–	–
Series Moonbow 20	Cumberland Falls	67,452	–	67,452
Series More Than Magic 21	More Than Magic 21	20,876	(38,700)	(17,824)
Series Motion Emotion	Motion Emotion	–	–	–
Series Mrs Whistler	Mrs Whistler	28,292	349	28,642
Series My Fast One 20	One Fast Dream	97,563	–	97,563
Series Naismith	Naismith	–	–	–
Series National Road	National Road	(20,010)	–	(20,010)
Series Northern Smile 20	Pep Rally	(6,429)	–	(6,429)
Series NY Exacta	NY Exacta	–	–	–
Series One Last Night 21	One Last Night 21	86,103	–	86,103
Series Our Jenny B 21	Jenny B 21	28,351	–	28,351
Series Our Miss Jones 19	Celebrity News	3,284	–	3,284
Series Palace Foal	Palace Foal	(6,171)	–	(6,171)
Series Patsys Kim 21	Lady Blitz	108,302	–	108,302
Series Popular Demand	Popular Demand	–	–	–
Series Power Up Paynter	Power Up Paynter	–	–	–
Series Queen Amira 19	Regal Rebel	–	–	–
Series Race Hunter 19	Chasing Time	48,998	–	48,998
Series Salute to America	Salute to America	–	–	–
Series Sarrocchi 21	Sarrocchi 21	145,811	–	145,811
Series Savvy Sassy 22	Savvy Sassy 22	–	–	–
Series Sigesmund	Sigesmund	–	–	–
Series Silverpocketsfull 19	Iron Works	55,366	–	55,366
Series Smart Shopping 21	Seize the Grey	111,385	–	111,385
Series Social Dilemma	Social Dilemma	–	–	–
Series Song of Bernadette 20	Cable Boss	39,900	–	39,900
Series Song of the Lark 21	Song of the Lark 21	78,132	–	78,132
Series Speightstown Belle 19	Ancient Royalty	–	–	–
Series Spirit 20	Phantom Ride	51,854	–	51,854
Series Squared Straight	Squared Straight	–	–	–
Series Stay Fabulous	Stay Fabulous	6,750	–	6,750
Series Storm Shooter	Storm Shooter	–	–	–
Series Sunny 18	Solar Strike	–	–	–

49

Series Sunsanddrinkinhand	Sunsanddrinkinhand	1,266	–	1,266
Series Sweet Sweet Annie 19	In Due Time	(9,922)	–	(9,922)
Series Tamboz 21	Tamboz 21	(8,702)	(341,250)	(349,952)
Series Tapitry 19	Infinite Empire	4,691	–	4,691
Series Tell All 19	Walk the Talk	(600)	–	(600)
Series Tell the Duchess 19	Duke of Love	(22,228)	–	(22,228)
Series The Filly Four	The Filly Four	–	–	–
Series The Royal Duet	The Royal Duet	133,122	(7,514)	125,608
Series Thirteen Stripes	Thirteen Stripes	–	–	–
Series Timeless Trick 20	Interstellar	(9,082)	–	(9,082)
Series Tizamagician	Tizamagician	13,514	–	13,514
Series Twirl Girl 21	Twirl Girl 21	32,880	(87,165)	(54,285)
Series Tufnel	Tufnel	20,190	–	20,190
Series Two Trail Sioux 17	Annahilate	–	–	–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	–	–	–
Series Vertical Threat	Vertical Threat	–	–	–
Series Vow	Vow	44,691	–	44,691
Series War Safe	War Safe	42,543	–	42,543
Series Wayne O	Wayne O	–	–	–
Series Who Runs the World	Who Runs the World	49,960	–	49,960
Series Whosbeeninmybed 19	Micro Share	45,889	–	45,889
Series Without Delay 19	Golden Quality	(2,400)	–	(2,400)
Series Wonder Upon a Star 19	Star Six Nine	–	–	–
Series Yes This Time	Yes This Time	(9,537)	–	(9,537)
Series You Make Luvin Fun 19	Magical Ways	52,906	–	52,906
Total		$2,239,494	$(2,166,190)	$73,304

In order to fund the Company’s activities as well as to advance funds on behalf of a Series in order to acquire an Underlying Asset prior to establishing and issuing securities in the Series for holding such Underlying Asset, the Company has borrowed a total of $$39,754,896 as of June 30, 2023, from the Manager in the form of profit participation convertible promissory notes as follows:

Series Name	Underlying Asset	Principal Borrowed from Manager (1)
Series Action Bundle	Action Bundle	$263,500
Series Adaay in Asia	Adaay in Asia	418,200
Series Adjust 20	Jai Ho	115,706
Series Alliford Bay 21	Alliford Bay 21	348,750

50

Series Amandrea	Amandrea	137,500
Series Ambleside Park 19	Lookwhogotlucky	71,443
Series Amers	Amers	8,925
Series Apple Down Under 19	Howboutdemapples	88,230
Series Arch Support 20	Captain Sparrow	96,565
Series Ari the Adventurer 19	Kanthari	368,475
Series Athenian Beauty 19	Quantum Theory	71,910
Series Authentic	Authentic	2,188,750
Series Awe Hush 19	Can't Hush This	250,920
Series Bajan Bashert	Bajan Bashert	137,600
Series Balletic	Balletic	680,000
Series Bella Chica	Bella Chica	32,300
Series Big Mel	Big Mel	618,000
Series Black Escort 19	Halofied	88,200
Series Blues Corner 21	Blues Corner 21	522,000
Series Bullion	Bullion	6,000
Series Bullish Sentiment 21	Bullish Sentiment 21	282,000
Series Cairo Kiss	Cairo Kiss	37,740
Series Carrothers	Carrothers	437,835
Series Cayala 19	Provocateur	317,135
Series Chad Brown Bundle	Chad Brown Bundle	994,500
Series Cuvier	Cuvier	200,000
Series Classic Cut	Classic Cut	433,500
Series Classofsixtythree 19	Sixtythreecaliber	164,050
Series Co Cola 19	Search Engine	459,510
Series Collusion Illusion	Collusion Illusion	637,500
Series Consecrate 19	Sacred Beauty	54,715
Series Courtisane 19	Tap the Gavel	416,500
Series Crown It 21	Crown It 21	191,600
Series Daddys Joy	Daddy's Joy	91,800
Series Dancing Crane	Dancing Crane	103,520
Series Daring Dancer 20	Daring Dancer 20	86,063
Series De Mystique 17	Dancing Destroyer	29,750
Series Deep Cover	Deep Cover	149,600

51

Series Demogorgon	Demogorgon	108,340
Series Desire Street 19	Always Hopeful	174,267
Series Echo Warrior 19	Hero Status	295,800
Series Edge Classic Colts Package	Classic Colts Package	521,160
Series Edge Racing Summer Fun-d	Summer Fun	225,000
Series Elarose 21	Secret Crush	496,000
Series Enchante 21	Simply Enchanting	462,058
Series Escape Route	Escape Route	52,458
Series Essential Rose 20	Rosie's Alibi	892,500
Series Exonerated 19	Above Suspicion	117,793
Series Fenwick Hall 20	Inspector	193,920
Series Flora Dora 20	Spun Intended	86,219
Series Forever Rose	Forever Rose	233,750
Series Frosted Oats	Frosted Oats	146,370
Series Future Stars Stable	Future Stars Stable	425,000
Series Gentleman Gerry	Gentleman Gerry	135,000
Series Giant Mover 21	Giant Mover 21	113,630
Series Going to Vegas	Going to Vegas	372,810
Series Got Stormy	Got Stormy	195,075
Series Grand Traverse Bay 19	Cornice Traverse	284,963
Series Grand Traverse Bay 20	Grand Traverse Bay 20	77,119
Series Heaven Street	Heaven Street	130,000
Series Helicopter Money	Helicopter Money	160,800
Series High Speed Goldie 21	High Speed Goldie 21	126,184
Series Im A Looker 20	I'm a Looker 20	464,000
Series Into Summer 19	Malibu Mayhem	213,265
Series Ishvana 21	Ishvana 21	357,000
Series Just Louise 19	Forbidden Kingdom	198,543
Series Keertana 18	American Heiress	433,500
Series Kiana's Love	Kiana's Love	20,400
Series Kichiro	Kichiro	22,100
Series Kindle 21	A Day to Remember	302,610
Series Knarsdale 21	Seismic Beauty	571,200
Series Lane Way	Lane Way	459,000

52

Series Latte Da 19	Inalattetrouble	121,975
Series Lazy Daisy	Lazy Daisy	121,250
Series Le Relais 20	Show Your Cards	396,000
Series Lost Empire 19	Laforgia	303,450
Series Lovesick 21	Lovesick 21	520,000
Series Madarnas	Madarnas	14,850
Series Madiera Wine	Madiera Wine	42,510
Series Major Implications	Major Implications	3,900
Series Man Among Men	Man Among Men	190,281
Series Margaret Reay 19	A Mo Reay	209,797
Series Margarita Friday 19	Straight No Chaser	282,200
Series Martita Sangrita 17	Carpe Vinum	163,200
Series Mayan Milagra 19	Tepeu	146,920
Series Midnight Sweetie 19	Dolce Notte	103,156
Series Miss Puzzle	Miss Tapit	26,563
Series Miss Sakamoto	Miss Sakamoto	275,392
Series Mo Mischief	Mo Mischief	326,400
Series Mo Temptation	Mo Temptation	243,600
Series Monomoy Girl	Monomoy Girl	398,820
Series Moonbow 20	Cumberland Falls	172,000
Series Moonless Sky	Moonless Sky	18,700
Series More Than Magic 21	More Than Magic 21	161,100
Series Motion Emotion	Motion Emotion	72,828
Series Mrs Whistler	Mrs Whistler	232,859
Series My Fast One 20	One Fast Dream	264,000
Series Naismith	Naismith	258,400
Series National Road	National Road	120,000
Series New York Claiming Package	New York Claiming Package	64,260
Series Night of Idiots	Night of Idiots	16,960
Series Nileist	Nileist	20,250
Series Noble Goddess	Noble Goddess	27,900
Series Northern Smile 20	Pep Rally	122,000
Series NY Exacta	NY Exacta	387,600
Series One Last Night 21	One Last Night 21	262,710

53

Series Our Jenny B 21	Jenny B 21	108,872
Series Our Miss Jones 19	Celebrity News	159,120
Series Palace Foal	Palace Foal	61,200
Series Patsys Kim 21	Lady Blitz	515,400
Series Popular Demand	Popular Demand	212,160
Series Power Up Paynter	Power Up Paynter	96,600
Series Queen Amira 19	Regal Rebel	280,500
Series Race Hunter 19	Chasing Time	442,000
Series Salute to America	Salute to America	232,050
Series Sarrocchi 21	Sarrocchi 21	496,000
Series Sauce On The Side	Sauce On The Side	25,500
Series Shake It Up Baby	Shake It Up Baby	27,625
Series Sigesmund	Sigesmund	17,000
Series Silverpocketsfull 19	Iron Works	385,815
Series Smart Shopping 21	Seize the Grey	492,150
Series Social Dilemma	Social Dilemma	72,395
Series Song of Bernadette 20	Cable Boss	420,495
Series Song of the Lark 21	Song of the Lark 21	270,759
Series Soul Beam	Soul Beam	33,703
Series Speightstown Belle 19	Ancient Royalty	106,335
Series Spirit 20	Phantom Ride	201,600
Series Squared Straight	Squared Straight	34,425
Series Stay Fabulous	Stay Fabulous	248,000
Series Storm Shooter	Storm Shooter	276,000
Series Street Band	Street Band	52,250
Series Sunny 18	Solar Strike	329,940
Series Sunsanddrinkinhand	Sunsanddrinkinhand	85,622
Series Sweet Sweet Annie 19	In Due Time	129,780
Series Swiss Minister	Swiss Minister	11,900
Series Takeo Squared	Takeo Squared	22,900
Series Tamboz 21	Tamboz 21	669,500
Series Tapitry 19	Infinite Empire	190,281
Series Tavasco Road	Tavasco Road	15,600
Series Tell All 19	Walk the Talk	107,844

54

Series Tell the Duchess 19	Duke of Love	241,400
Series The Filly Four	The Filly Four	1,224,000
Series The Royal Duet	The Royal Duet	800,587
Series Thirteen Stripes	Thirteen Stripes	194,650
Series Timeless Trick 20	Interstellar	81,000
Series Tizamagician	Tizamagician	163,200
Series Twirl Girl 21	Twirl Girl 21	144,435
Series Tufnel	Tufnel	274,040
Series Two Trail Sioux 17	Annahilate	114,750
Series Two Trail Sioux 17K	Two Trail Sioux 17K	29,720
Series Utalknboutpractice	Utalknboutpractice	25,500
Series Vertical Threat	Vertical Threat	107,100
Series Vow	Vow	304,300
Series War Safe	War Safe	248,200
Series Wayne O	Wayne O	486,000
Series Who Runs the World	Who Runs the World	450,840
Series Whosbeeninmybed 19	Micro Share	320,790
Series Without Delay 19	Golden Quality	121,000
Series Wonder Upon a Star 19	Star Six Nine	314,500
Series Yes This Time	Yes This Time	107,930
Series You Make Luvin Fun 19	Magical Ways	382,500
Series Zestful	Zestful	27,200
Totals		$39,754,916

(1)	On April 2, 2021, the Series Action Bundle Offering was terminated prior to any securities being offered. The Manager converted its profit participation convertible promissory note into 100% ownership in the series.
(2)	On April 2, 2021, the Series Motion Emotion Offering was terminated prior to any securities being offered. The Manager converted its profit participation convertible promissory note into 100% ownership in the series.
(3)	The Company converted an advance from founders outstanding as of December 31, 2017 to equity in the Company to ease the cash flow burden to the Company during 2018.
(4)	MRH Retired Series - MRH Palace Foal

55

As of June 30, 2023 the Company owes the following to related parties:

– $1,278,082 to Spendthrift in connection with Series Authentic associated with the “kicker” balance due.

– $288,957 to the Manager in connection with Series Authentic.

The Company acquired the horse asset in Series Palace Foal via a $15,606 convertible profit participating loan from Michael Behrens, a principal of the Manager of the Company. The profit participation convertible promissory note bears a 2.38 percent per annum interest rate and is due either when Series Palace Foal is fully subscribed or converted into the unsold units of Series Palace Foal. During the time the profit participation convertible promissory note is outstanding, the underlying cash flow of Series Palace Foal series accrues to the loan holder.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

Trend Information

The Company’s main focus over the next twelve months is to continue to launch subsequent Offerings of Series Interests. The table below shows the launched and closed Offerings for the year as of June 30, 2023:

	# of Offerings Launched	# of Offerings Closed
As of June 30, 2023	15	19

(1) data represents number of Offerings for Series Interests of each state of offering process in the given period.

(2) offerings launched as of June 30, 2023 either through (i) a Regulation A offering or (ii) a Regulation D offering.

The Company plans to launch approximately 15 to 30 additional offerings in the next twelve months, as of the date of this filing, including offerings for increasingly higher value underlying assets.  The Company will commence such offerings within two calendar days of qualification with the SEC as provided in Rule 251(d)(3)(i)(F). The proceeds from any offerings closed during the next twelve months will be used to acquire additional race horses. We believe that launching a larger number of offerings in 2023-2024 and beyond will help us from a number of perspectives:

1) Continue to grow the user base on the Platform by attracting more Investors into our ecosystem.

2) Enable the Company to reduce operating expenses for each series, as we negotiate better contracts for training, upkeep, insurance and other operating expenses with a larger collection of underlying assets.

3) Attract a larger community of Horse Sellers with high quality underlying assets to the Platform who may view us as a more efficient method of transacting than the traditional syndication processes.

56

In addition to more offerings, we also intend to continue to develop Membership Experience Programs, which allow Investors to enjoy the collection of racehorses acquired and managed by the Company through events, race day visits and other programs.

Outside of the trends mentioned above, we believe that the Company is also dependent on the general economic environment and investing climate, the horse racing industry at large (including ongoing concerns of horse safety), in particular in the United States. In addition, since we are reliant on our Manager to support the Company and the Series, we are dependent on the general fundraising environment and our Manager’s continued ability to raise capital.

Off-Balance Sheet Arrangements

As of June 30, 2023, we did not have any off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgement in the application of accounting policies, including making estimates and assumptions. These assumptions will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Please refer to “Note 2 — Summary of Significant Accounting Policies” to our financial statements included in this Semiannual Report for more discussion of our accounting policies and procedures.

Item 2. Other Information

We have no information to disclose that was required to be in a report on Form 1-U during the semiannual period covered by this Form 1-SA, but was not reported.

Item 3. Financial Statements

Index to Financial Statements

My Racehorse CA LLC

A Nevada Series Limited Liability Company

Consolidated and Consolidating Financial Statements (Unaudited)

As of June 30, 2023 and December 31, 2022

and for the six-month periods ended June 30, 2023 and 2022

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (Unaudited)	F-1

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (Unaudited)	F-41

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS ’ EQUITY (DEFICIT) (Unaudited)	F-81

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (Unaudited)	F-124

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (Unaudited)	F-167

57

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	7,349	–	–	–	–	12,506	73,145
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	7,349	–	–	–	–	12,506	73,145
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	55,197	–	–	–	–	74,771	–
Total Non-Current Assets	–	55,197	–	–	–	–	74,771	–

TOTAL ASSETS	$–	$62,546	$–	$–	$–	$–	$87,277	$73,145

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	1,734	–
Total Long-term Liabilities	–	–	–	–	–	–	1,734	–

Total Liabilities	–	–	–	–	–	–	1,734	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	13,500	24,272	33,786	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	147,299	131,531	157,908	74,719	–	77,255	407,286	198,480
Accumulated deficit	(147,299)	(82,485)	(182,180)	(108,505)	–	(77,255)	(321,743)	(125,335)
Total Members' Equity	–	62,546	–	–	–	–	85,543	73,145

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$62,546	$–	$–	$–	$–	$87,277	$73,145

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-1

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	1,200
Horse reserve funds receivable from Manager (see Note 4)	–	(291,071)	–	22,282	46,278	–	–	(1,200)
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	(291,071)	–	22,282	46,278	–	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	90,824	174,435	–	–	–
Total Non-Current Assets	–	–	–	90,824	174,435	–	–	–

TOTAL ASSETS	$–	$(291,071)	$–	$113,106	$220,714	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	1,892	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	1,892	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	1,567,040	–	–	–	–	–	–
Total Long-term Liabilities	–	1,567,040	–	–	–	–	–	–

Total Liabilities	–	1,568,932	–	–	–	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	24,527	–	40,192	–	–	16,469	48,373	36,000
Subscriptions in series, net of distributions (See Note 6)	66,401	2,099,833	264,846	160,000	757,700	38,000	726,000	84,467
Accumulated deficit	(90,928)	(3,959,835)	(305,037)	(46,894)	(536,986)	(54,469)	(774,373)	(120,467)
Total Members' Equity	–	(1,860,002)	–	113,106	220,714	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$(291,071)	$–	$113,106	$220,714	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-2

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	39,900	–	–	519	9,753	42,149	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	39,900	–	–	519	9,753	42,149	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	108,731	–	–	–	44,158	110,521	–
Total Non-Current Assets	–	108,731	–	–	–	44,158	110,521	–

TOTAL ASSETS	$–	$148,631	$–	$–	$519	$53,911	$152,670	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	519	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	519	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	519	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	–	14,250	–	–
Subscriptions in series, net of distributions (See Note 6)	–	494,700	–	470,927	283,931	109,571	967,950	–
Accumulated deficit	–	(346,069)	–	(470,927)	(283,931)	(69,910)	(815,280)	–
Total Members' Equity	–	148,631	–	–	–	53,911	152,670	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$148,631	$–	$–	$519	$53,911	$152,670	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-3

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	600
Horse reserve funds receivable from Manager (see Note 4)	63,397	17,249	23,378	–	–	28,030	–	(600)
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	63,397	17,249	23,378	–	–	28,030	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	92,806	8,681	90,239	–	–	65,114	–	–
Total Non-Current Assets	92,806	8,681	90,239	–	–	65,114	–	–

TOTAL ASSETS	$156,204	$25,930	$113,617	$–	$–	$93,143	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	50,000	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	50,000	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	93,266	–	–	–	–	–	–
Total Long-term Liabilities	–	93,266	–	–	–	–	–	–

Total Liabilities	–	143,266	–	–	–	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	60,000
Subscriptions in series, net of distributions (See Note 6)	496,800	34,640	503,166	686,309	46,629	457,099	106,872	39,711
Accumulated deficit	(340,596)	(151,976)	(389,549)	(686,309)	(46,629)	(363,955)	(106,872)	(99,711)
Total Members' Equity	156,204	(117,336)	113,617	–	–	93,143	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$156,204	$25,930	$113,617	$–	$–	$93,143	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-4

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	4,800	–	7,815	–	–
Horse reserve funds receivable from Manager (see Note 4)	14,424	–	(27,622)	4,950	14,189	21,878	14,447	118,262
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	14,424	–	(27,622)	9,750	14,189	29,694	14,447	118,262
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	18,769	–	–	–	24,645	40,239	28,338	219,705
Total Non-Current Assets	18,769	–	–	–	24,645	40,239	28,338	219,705

TOTAL ASSETS	$33,193	$–	$(27,622)	$9,750	$38,833	$69,932	$42,786	$337,967

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$5,984
Accrued expense	–	–	–	–	–	7,815	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	7,815	–	5,984

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	7,815	–	5,984

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	57,750	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	98,715	–	176,000	84,305	197,798	272,040	175,942	586,278
Accumulated deficit	(65,522)	–	(203,622)	(132,305)	(158,965)	(209,923)	(133,156)	(254,295)
Total Members' Equity	33,193	–	(27,622)	9,750	38,833	62,117	42,786	331,983

TOTAL LIABILITIES AND MEMBERS' EQUITY	$33,193	$–	$(27,622)	$9,750	$38,833	$69,932	$42,786	$337,967

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-5

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	2,400	290	–	–	–	–	599
Horse reserve funds receivable from Manager (see Note 4)	127,202	(15,275)	7,713	38,349	(28,260)	(17,946)	17,341	30,621
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	127,202	(12,875)	8,002	38,349	(28,260)	(17,946)	17,341	31,220
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	231,000	3,913	–	56,788	75,824	35,842	6,928	6,291
Total Non-Current Assets	231,000	3,913	–	56,788	75,824	35,842	6,928	6,291

TOTAL ASSETS	$358,202	$(8,962)	$8,002	$95,137	$47,565	$17,897	$24,269	$37,511

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$118,142	$–	$–	$–
Accrued expense	–	–	290	–	–	–	–	599
Deferred revenue	–	–	–	–	–	–	–	10,000
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	290	–	118,142	–	–	10,599

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	73,737	69,147
Total Long-term Liabilities	–	–	–	–	–	–	73,737	69,147

Total Liabilities	–	–	290	–	118,142	–	73,737	79,746

Members' Equity:
Membership in My Racehorse CA, LLC	–	85,500	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	640,000	(46,876)	137,137	222,984	–	79,553	136,366	391,000
Accumulated deficit	(281,798)	(47,586)	(129,424)	(127,847)	(70,578)	(61,657)	(185,834)	(433,235)
Total Members' Equity	358,202	(8,962)	7,713	95,137	(70,578)	17,897	(49,468)	(42,235)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$358,202	$(8,962)	$8,002	$95,137	$47,565	$17,897	$24,269	$37,511

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-6

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	13,586	(347)	110,849	(48,048)
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	13,586	(347)	110,849	(48,048)
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	15,911	67,563	115,792	205,343
Total Non-Current Assets	–	–	–	–	15,911	67,563	115,792	205,343

TOTAL ASSETS	$–	$–	$–	$–	$29,497	$67,215	$226,641	$157,295

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$(103)	$–	$–	$275,000
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	(103)	–	–	275,000

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	(103)	–	–	275,000

Members' Equity:
Membership in My Racehorse CA, LLC	12,000	–	–	–	–	7,125	–	–
Subscriptions in series, net of distributions (See Note 6)	107,144	(236,882)	70,877	268,087	90,729	130,408	390,500	–
Accumulated deficit	(119,144)	236,882	(70,877)	(268,087)	(61,129)	(70,318)	(163,859)	(117,705)
Total Members' Equity	–	–	–	–	29,600	67,215	226,641	(117,705)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$–	$–	$–	$29,497	$67,215	$226,641	$157,295

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-7

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	35	–	–	–	2,606	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	118,369	–	(29,604)	6,750	(10,617)	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	118,404	–	(29,604)	6,750	(8,011)	–	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	169,653	–	93,287	–	9,633	–	–	–
Total Non-Current Assets	169,653	–	93,287	–	9,633	–	–	–

TOTAL ASSETS	$288,057	$–	$63,683	$6,750	$1,622	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$125,000	$–	$–	$–	$–	$–
Accrued expense	35	–	–	–	2,606	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	35	–	125,000	–	2,606	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	114,195	–	–	–
Total Long-term Liabilities	–	–	–	–	114,195	–	–	–

Total Liabilities	35	–	125,000	–	116,801	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	10,973
Subscriptions in series, net of distributions (See Note 6)	580,000	199,520	–	204,850	60,119	426,088	–	26,000
Accumulated deficit	(291,978)	(199,520)	(61,317)	(198,100)	(175,298)	(426,088)	–	(36,973)
Total Members' Equity	288,022	–	(61,317)	6,750	(115,179)	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$288,057	$–	$63,683	$6,750	$1,622	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-8

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	16,506	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	8,658	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	25,164	–	–	–	–	–	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$25,164	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	16,506	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	16,506	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	16,506	–	–	–	–	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	6,446	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	496,042	127,231	143,750	141,076	327,772	–	7,075	–
Accumulated deficit	(487,384)	(127,231)	(150,196)	(141,076)	(327,772)	–	(7,075)	–
Total Members' Equity	8,658	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$25,164	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-9

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	1,515	–	7,756	–	6,000	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	6,927	–	42,307	–	(8,774)	–	–	13,394
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	8,442	–	50,063	–	(2,774)	–	–	13,394
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	9,977	–	33,784	–	29,741	–	–	42,326
Total Non-Current Assets	9,977	–	33,784	–	29,741	–	–	42,326

TOTAL ASSETS	$18,419	$–	$83,847	$–	$26,967	$–	$–	$55,720

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$(46)
Accrued expense	1,515	–	7,756	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	1,515	–	7,756	–	–	–	–	(46)

Long-term Liabilities:
Long-term debt - related party	59,622	–	–	–	–	–	–	–
Total Long-term Liabilities	59,622	–	–	–	–	–	–	–

Total Liabilities	61,137	–	7,756	–	–	–	–	(46)

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	71,250	–	734	–
Subscriptions in series, net of distributions (See Note 6)	209,395	132,253	216,100	179,649	20,933	83,877	31,250	304,314
Accumulated deficit	(252,114)	(132,253)	(140,009)	(179,649)	(65,216)	(83,877)	(31,984)	(248,548)
Total Members' Equity	(42,718)	–	76,091	–	26,967	–	–	55,766

TOTAL LIABILITIES AND MEMBERS' EQUITY	$18,419	$–	$83,847	$–	$26,967	$–	$–	$55,720

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-10

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	75,843	–	67,452	–	–	28,292	97,563
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	75,843	–	67,452	–	–	28,292	97,563
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	69,548	–	32,336	–	–	22,648	67,667
Total Non-Current Assets	–	69,548	–	32,336	–	–	22,648	67,667

TOTAL ASSETS	$–	$145,392	$–	$99,788	$–	$–	$50,941	$165,230

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$(349)	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	(349)	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	(349)	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	355,378	304,500	223,434	196,375	–	26,129	266,751	324,760
Accumulated deficit	(355,378)	(159,108)	(223,434)	(96,587)	–	(26,129)	(215,461)	(159,530)
Total Members' Equity	–	145,392	–	99,788	–	–	51,290	165,230

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$145,392	$–	$99,788	$–	$–	$50,941	$165,230

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-11

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	2,741	3,000	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(20,010)	–	–	–	–	(6,429)	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	2,741	(17,010)	–	–	–	–	(6,429)	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	35,671	–	–	–	–	51,210	–
Total Non-Current Assets	–	35,671	–	–	–	–	51,210	–

TOTAL ASSETS	$2,741	$18,661	$–	$–	$–	$–	$44,781	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	2,741	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	2,741	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	2,741	–	–	–	–	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	16,634	39,000	–	–	–	–	18,750	55,909
Subscriptions in series, net of distributions (See Note 6)	304,000	103,963	–	–	–	–	140,000	454,720
Accumulated deficit	(320,634)	(124,302)	–	–	–	–	(113,969)	(510,629)
Total Members' Equity	–	18,661	–	–	–	–	44,781	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$2,741	$18,661	$–	$–	$–	$–	$44,781	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-12

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	86,103	3,284	28,351	(6,171)	108,302	–	–	–
Prepaid expense	–	–	461	–	–	–	–	–
Total Current Assets	86,103	3,284	28,812	(6,171)	108,302	–	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	95,076	17,042	38,470	–	235,441	–	–	–
Total Non-Current Assets	95,076	17,042	38,470	–	235,441	–	–	–

TOTAL ASSETS	$181,180	$20,326	$67,282	$(6,171)	$343,743	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	23	–	–	–	–
Total Current Liabilities	–	–	–	23	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	15,606	–	–	–	–
Total Long-term Liabilities	–	–	–	15,606	–	–	–	–

Total Liabilities	–	–	–	15,629	–	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	–	1,741	30,389	–
Subscriptions in series, net of distributions (See Note 6)	339,000	179,064	120,000	–	665,000	248,880	95,535	219,885
Accumulated deficit	(157,820)	(158,738)	(52,718)	(21,801)	(321,257)	(250,621)	(125,924)	(219,885)
Total Members' Equity	181,180	20,326	67,282	(21,801)	343,743	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$181,180	$20,326	$67,282	$(6,171)	$343,743	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-13

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	48,998	61,867	–	145,811	–	–	–	55,366
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	48,998	61,867	–	145,811	–	–	–	55,366
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	70,313	241,683	–	211,483	–	–	–	78,891
Total Non-Current Assets	70,313	241,683	–	211,483	–	–	–	78,891

TOTAL ASSETS	$119,311	$303,550	$–	$357,294	$–	$–	$–	$134,256

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	84,950
Total Long-term Liabilities	–	–	–	–	–	–	–	84,950

Total Liabilities	–	–	–	–	–	–	–	84,950

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	22,953	–
Subscriptions in series, net of distributions (See Note 6)	294,300	998,800	170,755	640,000	–	–	20,000	415,694
Accumulated deficit	(174,990)	(695,250)	(170,755)	(282,706)	–	–	(42,953)	(366,388)
Total Members' Equity	119,311	303,550	–	357,294	–	–	–	49,306

TOTAL LIABILITIES AND MEMBERS' EQUITY	$119,311	$303,550	$–	$357,294	$–	$–	$–	$134,256

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-14

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	111,385	–	78,132	–	–	51,854	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	111,385	–	78,132	–	–	51,854	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	220,726	–	117,959	–	–	60,760	–	–
Total Non-Current Assets	220,726	–	117,959	–	–	60,760	–	–

TOTAL ASSETS	$332,111	$–	$196,091	$–	$–	$112,614	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	25,979	–
Subscriptions in series, net of distributions (See Note 6)	635,000	28,570	349,350	–	44,555	229,260	40,500	265,079
Accumulated deficit	(302,889)	(28,570)	(153,259)	–	(44,555)	(116,646)	(66,479)	(265,079)
Total Members' Equity	332,111	–	196,091	–	–	112,614	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$332,111	$–	$196,091	$–	$–	$112,614	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-15

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	1,200	7,200	–	–	678	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	1,266	(9,922)	–	–	4,691	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	2,466	(2,722)	–	–	5,369	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	20,235	–	–	–	–
Total Non-Current Assets	–	–	–	20,235	–	–	–	–

TOTAL ASSETS	$–	$–	$2,466	$17,513	$–	$–	$5,369	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	1,200	1,800	–	–	678	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	666	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	1,866	1,800	–	–	678	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	22,876	–
Total Long-term Liabilities	–	–	–	–	–	–	22,876	–

Total Liabilities	–	–	1,866	1,800	–	–	23,555	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	12,600	65,100	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	–	373,619	98,606	(200,712)	–	–	212,995	–
Accumulated deficit	–	(373,619)	(110,606)	151,326	–	–	(231,181)	–
Total Members' Equity	–	–	600	15,713	–	–	(18,186)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$–	$2,466	$17,513	$–	$–	$5,369	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-16

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	600	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	(600)	(22,228)	–	133,122	–	(9,082)	13,514	20,190
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	(22,228)	–	133,122	–	(9,082)	13,514	20,190
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	26,105	–	436,945	–	36,500	–	76,578
Total Non-Current Assets	–	26,105	–	436,945	–	36,500	–	76,578

TOTAL ASSETS	$–	$3,878	$–	$570,067	$–	$27,418	$13,514	$96,768

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$7,514	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	7,514	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	7,514	–	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	21,600	–	–	–	–	10,500	–	–
Subscriptions in series, net of distributions (See Note 6)	126,000	106,360	995,885	1,020,504	229,000	93,000	29,679	322,400
Accumulated deficit	(147,600)	(102,482)	(995,885)	(457,951)	(229,000)	(76,082)	(16,165)	(225,632)
Total Members' Equity	–	3,878	–	562,553	–	27,418	13,514	96,768

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$3,878	$–	$570,067	$–	$27,418	$13,514	$96,768

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-17

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	32,880	–	–	–	–	44,691	42,543	–
Prepaid expense	658	–	–	–	–	–	–	–
Total Current Assets	33,538	–	–	–	–	44,691	42,543	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	55,556	–	–	–	–	39,634	–	–
Total Non-Current Assets	55,556	–	–	–	–	39,634	–	–

TOTAL ASSETS	$89,094	$–	$–	$–	$–	$84,325	$42,543	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$87,165	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	87,165	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	87,165	–	–	–	–	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	7,724	–	–	–	–	–	33,825
Subscriptions in series, net of distributions (See Note 6)	52,500	135,000	40,069	–	(35,487)	328,820	281,700	550,381
Accumulated deficit	(50,571)	(142,724)	(40,069)	–	35,487	(244,495)	(239,157)	(584,206)
Total Members' Equity	1,929	–	–	–	–	84,325	42,543	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$89,094	$–	$–	$–	$–	$84,325	$42,543	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-18

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series Who Runs the World	Series Who'sbeeninmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	308	2,400	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	49,960	45,889	(2,400)	–	(9,537)	52,906	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	49,960	46,198	–	–	(9,537)	52,906	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	118,616	64,759	–	–	16,308	–	–	–
Total Non-Current Assets	118,616	64,759	–	–	16,308	–	–	–

TOTAL ASSETS	$168,576	$110,957	$–	$–	$6,771	$52,906	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	308	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	308	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	71,018	–	–	–	–	–	–
Total Long-term Liabilities	–	71,018	–	–	–	–	–	–

Total Liabilities	–	71,326	–	–	–	–	–	–

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	36,000	–	96,000	–	–	11,843
Subscriptions in series, net of distributions (See Note 6)	528,156	346,443	110,389	261,791	(118,943)	435,060	–	–
Accumulated deficit	(359,580)	(306,812)	(146,389)	(261,791)	29,714	(382,154)	–	(11,843)
Total Members' Equity	168,576	39,631	–	–	6,771	52,906	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$168,576	$110,957	$–	$–	$6,771	$52,906	–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-19

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Retired MRH Series	Total Series Total Edge Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	108,143	102,761	36,248	20,876	(15,066)	(8,266)	(11,100)
Prepaid expense	–	6,245	3,650	2,035	2,190	–	–	–
Total Current Assets	–	114,388	106,411	38,284	23,066	(15,066)	(8,266)	(11,100)
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	360,602	130,271	98,806	118,533	189,267	112,667	225,333
Total Non-Current Assets	–	360,602	130,271	98,806	118,533	189,267	112,667	225,333

TOTAL ASSETS	$–	$474,990	$236,682	$137,090	$141,600	$174,201	$104,401	$214,233

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$75,900	$130,920	$38,700	$204,000	$120,000	$240,000
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	75,900	130,920	38,700	204,000	120,000	240,000

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	75,900	130,920	38,700	204,000	120,000	240,000

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	407,755	569,520	203,000	30,000	135,000	–	–	–
Accumulated deficit	(407,755)	(94,530)	(42,218)	(23,830)	(32,100)	(29,799)	(15,599)	(25,767)
Total Members' Equity	–	474,990	160,782	6,170	102,900	(29,799)	(15,599)	(25,767)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$474,990	$236,682	$137,090	$141,600	$174,201	$104,401	$214,233

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-20

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 (Continued)

	Series MRH Bullish Sentiment 21	Series MRH Giant Mover 21	Series MRH Lovesick 21	Series MRH Tamboz 21	FY 06.30.2023 Consolidated Total
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	70,251
Horse reserve funds receivable from Manager (see Note 4)	(10,809)	(4,924)	(10,331)	(8,702)	2,239,494
Prepaid expense	–	–	–	–	15,240
Total Current Assets	(10,809)	(4,924)	(10,331)	(8,702)	2,324,985
	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	92,495	40,897	235,197	321,344	6,940,341
Total Non-Current Assets	92,495	40,897	235,197	321,344	6,940,341

TOTAL ASSETS	$81,685	$35,974	$224,866	$312,642	$9,265,326

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$102,000	$45,100	$250,013	$341,250	$2,166,190
Accrued expense	–	–	–	–	46,262
Deferred revenue	–	–	–	–	60,000
Distributions payable	–	–	–	–	666
Interest payable	–	–	–	–	23
Total Current Liabilities	102,000	45,100	250,013	341,250	2,273,141

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	2,173,190
Total Long-term Liabilities	–	–	–	–	2,173,190

Total Liabilities	102,000	45,100	250,013	341,250	4,446,331

Members' Equity:
Membership in My Racehorse CA, LLC	–	–	–	–	1,069,692
Subscriptions in series, net of distributions (See Note 6)	–	–	–	–	34,347,154
Accumulated deficit	(20,315)	(9,126)	(25,147)	(28,608)	(30,597,851)
Total Members' Equity	(20,315)	(9,126)	(25,147)	(28,608)	4,818,995

TOTAL LIABILITIES AND MEMBERS' EQUITY	$81,685	$35,974	$224,866	$312,642	$9,265,326

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-21

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	12,438	–	–	–	–	22,438	91,770
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	12,438	–	–	–	–	22,438	91,770
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	69,780	–	–	–	–	126,090	32,302
Total Non-Current Assets	–	69,780	–	–	–	–	126,090	32,302

TOTAL ASSETS	$–	$82,218	$–	$–	$–	$–	$148,527	$124,073

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	52,354	–
Total Long-term Liabilities	–	–	–	–	–	–	52,354	–

Total Liabilities	–	–	–	–	–	–	52,354	–

Members' Equity:
Capital Contribution	–	–	24,272	33,786	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	147,299	135,000	157,908	74,719	8,998	77,255	421,566	200,850
Accumulated deficit	(147,299)	(52,782)	(182,180)	(108,505)	(8,998)	(77,255)	(325,393)	(76,777)
Total Members' Equity	–	82,218	–	–	–	–	96,173	124,073

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$82,218	$–	$–	$–	$–	$148,527	$124,073

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-22

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	1,200
Horse reserve funds receivable from Manager (see Note 4)	–	(189,569)	–	18,982	87,248	–	–	11,542
Prepaid expense	–	–	–	1,911	–	–	–	–
Total Current Assets	–	(189,569)	–	20,893	87,248	–	–	12,742
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	699,923	–	109,491	253,185	–	–	–
Total Non-Current Assets	–	699,923	–	109,491	253,185	–	–	–

TOTAL ASSETS	$–	$510,354	$–	$130,384	$340,434	$–	$–	$12,742

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$25,800	$–	$–	$–	$–
Accrued expense	–	4,925	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	12,742
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	4,925	–	25,800	–	–	–	12,742

Long-term Liabilities:
Long-term debt - related party	–	1,567,040	–	–	–	–	–	–
Total Long-term Liabilities	–	1,567,040	–	–	–	–	–	–

Total Liabilities	–	1,571,965	–	25,800	–	–	–	12,742

Members' Equity:
Capital Contribution	24,527	–	40,192	–	–	16,469	48,373	36,000
Subscriptions in series, net of distributions (See Note 6)	66,401	2,099,833	264,846	130,000	794,100	38,000	726,000	84,467
Accumulated deficit	(90,928)	(3,161,443)	(305,037)	(25,416)	(453,666)	(54,469)	(774,373)	(120,467)
Total Members' Equity	–	(1,061,611)	–	104,584	340,434	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$510,354	$–	$130,384	$340,434	$–	$–	$12,742

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-23

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	63,107	–	21,631	31,124	7,715	189,967	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	63,107	–	21,631	31,124	7,715	189,967	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	157,819	–	–	–	55,824	376,744	–
Total Non-Current Assets	–	157,819	–	–	–	55,824	376,744	–

TOTAL ASSETS	$–	$220,926	$–	$21,631	$31,124	$63,539	$566,711	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	708	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	21,631	30,416	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	21,631	31,124	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	21,631	31,124	–	–	–

Members' Equity:
Capital Contribution	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	11,750	494,700	44,400	470,927	283,931	110,111	1,170,000	–
Accumulated deficit	(11,750)	(273,774)	(44,400)	(470,927)	(283,931)	(46,571)	(603,289)	–
Total Members' Equity	–	220,926	–	–	–	63,539	566,711	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$220,926	$–	$21,631	$31,124	$63,539	$566,711	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-24

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Classic Cut	Series Classofsixty- three 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	600
Horse reserve funds receivable from Manager (see Note 4)	99,394	25,172	43,029	–	–	51,353	–	(600)
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	99,394	25,172	43,029	–	–	51,353	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	134,806	29,514	146,020	–	–	105,363	–	–
Total Non-Current Assets	134,806	29,514	146,020	–	–	105,363	–	–

TOTAL ASSETS	$234,200	$54,685	$189,049	$–	$–	$156,716	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	50,000	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	50,000	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	73,900	–	–	–	–	–	–
Total Long-term Liabilities	–	73,900	–	–	–	–	–	–

Total Liabilities	–	123,900	–	–	–	–	–	–

Members' Equity:
Capital Contribution	–	–	–	–	–	–	–	60,000
Subscriptions in series, net of distributions (See Note 6)	510,000	58,960	505,563	686,309	46,629	457,099	106,872	39,711
Accumulated deficit	(275,800)	(128,175)	(316,514)	(686,309)	(46,629)	(300,382)	(106,872)	(99,711)
Total Members' Equity	234,200	(69,215)	189,049	–	–	156,716	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$234,200	$54,685	$189,049	$–	$–	$156,716	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-25

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	4,800	–	5,925	–	–
Horse reserve funds receivable from Manager (see Note 4)	21,923	–	1,880	4,134	26,621	42,004	92,512	142,831
Prepaid expense	–	–	849	–	–	–	–	–
Total Current Assets	21,923	–	2,730	8,934	26,621	47,929	92,512	142,831
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	26,644	–	6,496	54,516	38,925	68,589	79,526	269,575
Total Non-Current Assets	26,644	–	6,496	54,516	38,925	68,589	79,526	269,575

TOTAL ASSETS	$48,567	$–	$9,226	$63,450	$65,546	$116,518	$172,038	$412,406

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$271,512
Accrued expense	–	–	–	–	–	5,925	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	324	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	324	–	5,925	–	271,512

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	324	–	5,925	–	271,512

Members' Equity:
Capital Contribution	–	–	–	48,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	101,250	26,026	176,000	110,840	197,798	289,860	250,000	243,639
Accumulated deficit	(52,683)	(26,026)	(166,774)	(95,714)	(132,253)	(179,267)	(77,962)	(102,745)
Total Members' Equity	48,567	–	9,226	63,126	65,546	110,593	172,038	140,894

TOTAL LIABILITIES AND MEMBERS' EQUITY	$48,567	$–	$9,226	$63,450	$65,546	$116,518	$172,038	$412,406

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-26

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	3,600	241	–	–	–	–	562
Horse reserve funds receivable from Manager (see Note 4)	157,696	(8,247)	8,080	65,134	(18,468)	1,262	16,733	103,891
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	157,696	(4,647)	8,320	65,134	(18,468)	1,262	16,733	104,454
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	283,500	10,980	19,748	72,538	95,515	46,259	24,012	34,294
Total Non-Current Assets	283,500	10,980	19,748	72,538	95,515	46,259	24,012	34,294

TOTAL ASSETS	$441,196	$6,333	$28,069	$137,671	$77,047	$47,521	$40,745	$138,747

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$112,046	$–	$–	$–	$118,142	$–	$–	$–
Accrued expense	–	–	241	–	–	–	–	562
Deferred revenue	–	–	–	–	–	–	–	10,000
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	112,046	–	241	–	118,142	–	–	10,562

Long-term Liabilities:
Long-term debt - related party	–	–	52,890	–	–	–	56,953	65,340
Total Long-term Liabilities	–	–	52,890	–	–	–	56,953	65,340

Total Liabilities	112,046	–	53,130	–	118,142	–	56,953	75,902

Members' Equity:
Capital Contribution	–	72,000	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	495,424	(38,426)	137,137	240,300	–	79,553	144,402	469,700
Accumulated deficit	(166,275)	(27,241)	(162,199)	(102,629)	(41,095)	(32,033)	(160,610)	(406,854)
Total Members' Equity	329,149	6,333	(25,062)	137,671	(41,095)	47,521	(16,208)	62,846

TOTAL LIABILITIES AND MEMBERS' EQUITY	$441,196	$6,333	$28,069	$137,671	$77,047	$47,521	$40,745	$138,747

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-27

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	(1,948)	550,138	–	64,741	19,535	12,682	102,460	(15,989)
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	(1,948)	550,138	–	64,741	19,535	12,682	102,460	(15,989)
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	76,852	–	–	–	22,474	84,229	142,042	246,125
Total Non-Current Assets	76,852	–	–	–	22,474	84,229	142,042	246,125

TOTAL ASSETS	$74,904	$550,138	$–	$64,741	$42,009	$96,911	$244,502	$230,136

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$(103)	$–	$271,250	$275,000
Accrued expense	–	79,334	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	470,804	–	64,741	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	550,138	–	64,741	(103)	–	271,250	275,000

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	550,138	–	64,741	(103)	–	271,250	275,000

Members' Equity:
Capital Contribution	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	155,000	(236,882)	70,877	268,087	90,729	144,965	–	–
Accumulated deficit	(80,096)	236,882	(70,877)	(268,087)	(48,617)	(48,054)	(26,748)	(44,864)
Total Members' Equity	74,904	–	–	–	42,112	96,911	(26,748)	(44,864)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$74,904	$550,138	$–	$64,741	$42,009	$96,911	$244,502	$230,136

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-28

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	2,606	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	154,796	–	(15,282)	96,414	(3,896)	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	154,796	–	(15,282)	96,414	(1,290)	–	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	213,403	–	114,120	96,031	35,133	–	–	–
Total Non-Current Assets	213,403	–	114,120	96,031	35,133	–	–	–

TOTAL ASSETS	$368,198	$–	$98,839	$192,445	$33,843	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$125,000	$794	$–	$–	$–	$–
Accrued expense	–	–	–	–	2,606	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	125,000	794	2,606	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	92,503	–	–	–
Total Long-term Liabilities	–	–	–	–	92,503	–	–	–

Total Liabilities	–	–	125,000	794	95,109	–	–	–

Members' Equity:
Capital Contribution	–	–	–	–	–	–	–	10,973
Subscriptions in series, net of distributions (See Note 6)	580,000	199,520	–	307,333	73,379	426,088	20,025	26,000
Accumulated deficit	(211,802)	(199,520)	(26,161)	(115,681)	(134,644)	(426,088)	(20,025)	(36,973)
Total Members' Equity	368,198	–	(26,161)	191,652	(61,265)	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$368,198	$–	$98,839	$192,445	$33,843	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-29

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	12,306	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	32,677	–	–	–	–	–	2,146	–
Prepaid expense	329	–	–	–	–	–	–	–
Total Current Assets	45,312	–	–	–	–	–	2,146	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	11,305	–	–	–	–	–	–	–
Total Non-Current Assets	11,305	–	–	–	–	–	–	–

TOTAL ASSETS	$56,617	$–	$–	$–	$–	$–	$2,146	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	12,306	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	2,146	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	12,306	–	–	–	–	–	2,146	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	12,306	–	–	–	–	–	2,146	–

Members' Equity:
Capital Contribution	–	–	6,446	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	526,222	127,231	143,750	141,076	327,772	9,294	7,075	3,824
Accumulated deficit	(481,910)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)
Total Members' Equity	44,311	–	–	–	–	(0)	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$56,617	$–	$–	$–	$–	$(0)	$2,146	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-30

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	1,515	–	6,076	–	6,000	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	10,335	70,470	65,637	–	(4,467)	37,483	–	35,662
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	11,850	70,470	71,713	–	1,533	37,483	–	35,662
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	34,577	–	53,034	–	48,074	–	–	68,576
Total Non-Current Assets	34,577	–	53,034	–	48,074	–	–	68,576

TOTAL ASSETS	$46,427	$70,470	$124,747	$–	$49,608	$37,483	$–	$104,238

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$(46)
Accrued expense	1,515	1,553	6,076	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	68,917	–	–	–	37,483	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	1,515	70,470	6,076	–	–	37,483	–	(46)

Long-term Liabilities:
Long-term debt - related party	51,777	–	–	–	–	–	–	–
Total Long-term Liabilities	51,777	–	–	–	–	–	–	–

Total Liabilities	53,292	70,470	6,076	–	–	37,483	–	(46)

Members' Equity:
Capital Contribution	–	–	–	–	48,000	–	734	–
Subscriptions in series, net of distributions (See Note 6)	209,395	132,253	275,520	179,649	62,858	83,877	31,250	304,314
Accumulated deficit	(216,261)	(132,253)	(156,849)	(179,649)	(61,250)	(83,877)	(31,984)	(200,030)
Total Members' Equity	(6,865)	–	118,671	–	49,608	–	–	104,284

TOTAL LIABILITIES AND MEMBERS' EQUITY	$46,427	$70,470	$124,747	$–	$49,608	$37,483	$–	$104,238

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-31

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	96,399	–	89,716	–	–	57,298	125,712
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	96,399	–	89,716	–	–	57,298	125,712
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	87,923	–	40,867	–	–	36,648	85,167
Total Non-Current Assets	–	87,923	–	40,867	–	–	36,648	85,167

TOTAL ASSETS	$–	$184,323	$–	$130,583	$–	$–	$93,946	$210,879

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$(349)	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	(349)	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	(349)	–

Members' Equity:
Capital Contribution	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	355,378	304,500	223,434	214,925	21,628	26,129	271,291	330,000
Accumulated deficit	(355,378)	(120,177)	(223,434)	(84,342)	(21,628)	(26,129)	(176,995)	(119,121)
Total Members' Equity	–	184,323	–	130,583	–	–	94,296	210,879

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$184,323	$–	$130,583	$–	$–	$93,946	$210,879

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-32

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	2,262	3,000	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	(41,193)	2,500	–	–	–	–	(7,991)	(58,119)
Prepaid expense	1,073	–	–	–	–	–	–	2,238
Total Current Assets	(37,859)	5,500	–	–	–	–	(7,991)	(55,881)
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	36,382	52,838	–	–	–	–	66,210	38,916
Total Non-Current Assets	36,382	52,838	–	–	–	–	66,210	38,916

TOTAL ASSETS	$(1,477)	$58,338	$–	$–	$–	$–	$58,219	$(16,965)

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	2,262	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	2,262	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	2,262	–	–	–	–	–	–	–

Members' Equity:
Capital Contribution	–	36,000	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	304,000	103,963	21,100	20,000	23,850	33,000	140,000	454,720
Accumulated deficit	(307,739)	(81,625)	(21,100)	(20,000)	(23,850)	(33,000)	(81,781)	(471,685)
Total Members' Equity	(3,739)	58,338	–	–	–	–	58,219	(16,965)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$(1,477)	$58,338	$–	$–	$–	$–	$58,219	$(16,965)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-33

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	104,736	25,280	46,528	(6,171)	149,796	–	–	–
Prepaid expense	–	–	1,511	–	–	–	–	–
Total Current Assets	104,736	25,280	48,039	(6,171)	149,796	–	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	117,690	27,542	47,137	–	291,441	–	–	–
Total Non-Current Assets	117,690	27,542	47,137	–	291,441	–	–	–

TOTAL ASSETS	$222,426	$52,821	$95,176	$(6,171)	$441,237	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$144,666	$–	$59,880	$–	$105,838	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	23	–	–	–	–
Total Current Liabilities	144,666	–	59,880	23	105,838	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	15,606	–	–	–	–
Total Long-term Liabilities	–	–	–	15,606	–	–	–	–

Total Liabilities	144,666	–	59,880	15,629	105,838	–	–	–

Members' Equity:
Capital Contribution	–	–	–	–	–	1,741	30,389	–
Subscriptions in series, net of distributions (See Note 6)	152,324	179,064	54,000	–	528,409	248,880	95,535	219,885
Accumulated deficit	(74,563)	(126,243)	(18,704)	(21,801)	(193,010)	(250,621)	(125,924)	(219,885)
Total Members' Equity	77,761	52,821	35,296	(21,801)	335,399	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$222,426	$52,821	$95,176	$(6,171)	$441,237	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-34

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	25,082	95,726	46,947	183,394	–	–	–	60,565
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	25,082	95,726	46,947	183,394	–	–	–	60,565
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	114,063	351,058	38,570	259,608	–	–	–	127,978
Total Non-Current Assets	114,063	351,058	38,570	259,608	–	–	–	127,978

TOTAL ASSETS	$139,145	$446,785	$85,517	$443,001	$–	$–	$–	$188,544

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$59,619	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	59,619	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	61,330
Total Long-term Liabilities	–	–	–	–	–	–	–	61,330

Total Liabilities	–	–	–	59,619	–	–	–	61,330

Members' Equity:
Capital Contribution	–	–	–	–	–	–	22,953	–
Subscriptions in series, net of distributions (See Note 6)	357,900	998,800	233,910	563,072	23,290	19,776	20,000	418,346
Accumulated deficit	(218,755)	(552,015)	(148,393)	(179,690)	(23,290)	(19,776)	(42,953)	(291,132)
Total Members' Equity	139,145	446,785	85,517	383,382	–	–	–	127,214

TOTAL LIABILITIES AND MEMBERS' EQUITY	$139,145	$446,785	$85,517	$443,001	$–	$–	$–	$188,544

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-35

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	144,006	–	95,883	–	–	70,575	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	144,006	–	95,883	–	–	70,575	–	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	273,226	–	144,734	–	–	77,560	–	–
Total Non-Current Assets	273,226	–	144,734	–	–	77,560	–	–

TOTAL ASSETS	$417,231	$–	$240,616	$–	$–	$148,135	$–	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$46,375	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	46,375	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	46,375	–	–	–	–	–

Members' Equity:
Capital Contribution	–	–	–	–	–	–	25,979	–
Subscriptions in series, net of distributions (See Note 6)	635,000	28,570	289,481	34,881	44,555	242,070	40,500	265,079
Accumulated deficit	(217,769)	(28,570)	(95,240)	(34,881)	(44,555)	(93,935)	(66,479)	(265,079)
Total Members' Equity	417,231	–	194,241	–	–	148,135	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$417,231	$–	$240,616	$–	$–	$148,135	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-36

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	1,200	7,200	–	–	549	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	666	(4,876)	–	–	10,224	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	1,866	2,324	–	–	10,773	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	33,016	–	–	34,577	–
Total Non-Current Assets	–	–	–	33,016	–	–	34,577	–

TOTAL ASSETS	$–	$–	$1,866	$35,340	$–	$–	$45,350	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	1,200	1,800	–	–	549	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	666	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	1,866	1,800	–	–	549	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	50,750	–
Total Long-term Liabilities	–	–	–	–	–	–	50,750	–

Total Liabilities	–	–	1,866	1,800	–	–	51,299	–

Members' Equity:
Capital Contribution	–	–	12,000	48,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	(3,317)	373,619	98,606	(200,712)	14,000	11,983	212,995	16,483
Accumulated deficit	3,317	(373,619)	(110,606)	186,252	(14,000)	(11,983)	(218,945)	(16,483)
Total Members' Equity	–	–	–	33,540	–	0	(5,950)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$–	$1,866	$35,340	$–	$0	$45,350	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-37

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	600	–	–	–	–	–	2,436	–
Horse reserve funds receivable from Manager (see Note 4)	(600)	39,504	32,677	(2,062)	(13,938)	(3,280)	13,911	59,914
Prepaid expense	–	–	–	–	411	–	–	–
Total Current Assets	–	39,504	32,677	(2,062)	(13,527)	(3,280)	16,347	59,914
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	40,981	–	462,551	14,907	46,500	–	96,438
Total Non-Current Assets	–	40,981	–	462,551	14,907	46,500	–	96,438

TOTAL ASSETS	$–	$80,484	$32,677	$460,489	$1,380	$43,219	$16,347	$156,352

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$541,331	$–	$–	$–	$–
Accrued expense	–	–	25,707	–	–	–	2,436	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	6,970	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	32,677	541,331	–	–	2,436	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	32,677	541,331	–	–	2,436	–

Members' Equity:
Capital Contribution	21,600	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	126,000	106,360	995,885	–	229,000	93,000	29,679	322,400
Accumulated deficit	(147,600)	(25,876)	(995,885)	(80,842)	(227,620)	(49,781)	(15,768)	(166,048)
Total Members' Equity	–	80,484	–	(80,842)	1,380	43,219	13,911	156,352

TOTAL LIABILITIES AND MEMBERS' EQUITY	$–	$80,484	$32,677	$460,489	$1,380	$43,219	$16,347	$156,352

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-38

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	47,677	–	–	–	–	63,922	62,106	–
Prepaid expense	2,158	–	–	–	–	–	–	–
Total Current Assets	49,835	–	–	–	–	63,922	62,106	–
	–	–	–	–	–	–	–	–
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	68,056	–	–	–	–	64,134	45,893	–
Total Non-Current Assets	68,056	–	–	–	–	64,134	45,893	–

TOTAL ASSETS	$117,891	$–	$–	$–	$–	$128,056	$107,999	$–

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$87,165	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	87,165	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	87,165	–	–	–	–	–	–	–

Members' Equity:
Capital Contribution	–	7,724	–	–	–	–	–	33,825
Subscriptions in series, net of distributions (See Note 6)	52,500	135,000	40,069	21,569	(35,487)	338,880	281,700	550,381
Accumulated deficit	(21,774)	(142,724)	(40,069)	(21,569)	35,487	(210,824)	(173,701)	(584,206)
Total Members' Equity	30,726	–	–	–	–	128,056	107,999	–

TOTAL LIABILITIES AND MEMBERS' EQUITY	$117,891	$–	$–	$–	$–	$128,056	$107,999	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-39

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2022 (Continued)

	Series Who Runs the World	Series Who'sbeen inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA	FY 2022 Consolidated Total
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	2,400	–	–	–	–	–	65,079
Horse reserve funds receivable from Manager (see Note 4)	70,211	48,528	(2,400)	–	(7,183)	46,476	–	–	4,226,464
Prepaid expense	–	–	–	–	–	–	–	–	10,481
Total Current Assets	70,211	48,528	–	–	(7,183)	46,476	–	–	4,302,024
	–	–	–	–	–	–	–	–	(1)
Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	172,166	104,922	–	–	32,975	109,722	–	–	8,316,347
Total Non-Current Assets	172,166	104,922	–	–	32,975	109,722	–	–	8,316,347

TOTAL ASSETS	$242,377	$153,450	$–	$–	$25,792	$156,198	$–	$–	$12,618,371

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–	$2,243,920
Accrued expense	–	–	–	–	–	–	–	–	149,708
Deferred revenue	–	–	–	–	–	–	–	–	60,000
Distributions payable	–	–	–	–	–	–	–	–	716,840
Interest payable	–	–	–	–	–	–	–	–	23
Total Current Liabilities	–	–	–	–	–	–	–	–	3,170,491

Long-term Liabilities:
Long-term debt - related party	–	52,018	–	–	–	–	–	–	2,192,460
Total Long-term Liabilities	–	52,018	–	–	–	–	–	–	2,192,460

Total Liabilities	–	52,018	–	–	–	–	–	–	5,362,951

Members' Equity:
Capital Contribution	–	–	36,000	–	84,000	–	–	11,843	841,824
Subscriptions in series, net of distributions (See Note 6)	530,400	355,521	110,389	261,791	(117,343)	448,440	25,194	–	32,004,419
Accumulated deficit	(288,023)	(254,089)	(146,389)	(261,791)	59,135	(292,242)	(25,194)	(11,843)	(25,590,823)
Total Members' Equity	242,377	101,432	–	–	25,792	156,198	(0)	–	7,255,420

TOTAL LIABILITIES AND MEMBERS' EQUITY	$242,377	$153,450	$–	$–	$25,792	$156,198	(0)	$–	$12,618,371

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-40

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20

Revenues	$–	$–	$–	$–	$–	$–	$29,532	$5,085
Cost of revenues	–	(15,120)	–	–	–	–	(36,670)	(16,141)
Gross Profit/(Loss)	–	(15,120)	–	–	–	–	(7,138)	(11,056)

Operating Expenses:
Depreciation	–	14,583	–	–	–	–	51,319	5,010
Management charges	–	–	–	–	–	–	2,953	–
General and administrative	–	–	–	–	–	–	3,600	5,200
Total Operating Expenses	–	14,583	–	–	–	–	57,872	10,210

Loss from Operations	–	(29,703)	–	–	–	–	(65,010)	(21,266)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	(27,292)
Debt forgiveness	–	–	–	–	–	–	68,660	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	68,660	(27,292)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$(29,703)	$–	$–	$–	$–	$3,650	$(48,558)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-41

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19

Revenues	$–	$–	$–	$23,584	$56,000	$–	$–	$–
Cost of revenues	–	(76,302)	–	(22,195)	(51,370)	–	–	–
Gross Profit/(Loss)	–	(76,302)	–	1,389	4,630	–	–	–

Operating Expenses:
Depreciation	–	699,923	–	18,667	78,750	–	–	–
Management charges	–	–	–	4,200	5,600	–	–	–
General and administrative	–	22,167	–	–	3,600	–	–	–
Total Operating Expenses	–	722,090	–	22,867	87,950	–	–	–

Loss from Operations	–	(798,391)	–	(21,478)	(83,320)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$(798,391)	$–	$(21,478)	$(83,320)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-42

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(19,607)	–	–	–	(10,072)	(21,599)	–
Gross Profit/(Loss)	–	(19,607)	–	–	–	(10,072)	(21,599)	–

Operating Expenses:
Depreciation	–	49,088	–	–	–	11,667	49,559	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	3,600	–	–	–	1,600	3,886	–
Total Operating Expenses	–	52,688	–	–	–	13,267	53,445	–

Loss from Operations	–	(72,295)	–	–	–	(23,339)	(75,044)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	(136,947)	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	(136,947)	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$(72,295)	$–	$–	$–	$(23,339)	$(211,991)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-43

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane

Revenues	$21,039	$39,850	$7,089	$–	$–	$–	$–	$–
Cost of revenues	(38,131)	(35,758)	(19,859)	–	–	(19,723)	–	–
Gross Profit/(Loss)	(17,092)	4,092	(12,770)	–	–	(19,723)	–	–

Operating Expenses:
Depreciation	42,000	20,833	55,781	–	–	40,250	–	–
Management charges	2,104	3,985	709	–	–	–	–	–
General and administrative	3,600	3,075	3,775	–	–	3,600	–	–
Total Operating Expenses	47,704	27,893	60,265	–	–	43,850	–	–

Loss from Operations	(64,796)	(23,801)	(73,035)	–	–	(63,573)	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(64,796)	$(23,801)	$(73,035)	$–	$–	$(63,573)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-44

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21

Revenues	$3,900	$–	$5,400	$5,000	$–	$44,823	$19,890	$–
Cost of revenues	(6,074)	–	(32,676)	(4,975)	(9,441)	(38,247)	(31,125)	(20,969)
Gross Profit/(Loss)	(2,174)	–	(27,276)	25	(9,441)	6,576	(11,235)	(20,969)

Operating Expenses:
Depreciation	7,875	–	6,496	1,613	14,280	28,350	9,414	49,870
Management charges	390	–	540	–	–	4,482	1,046	77,111
General and administrative	2,400	–	2,535	2,100	2,992	4,400	25	3,600
Total Operating Expenses	10,665	–	9,571	3,713	17,272	37,232	10,485	130,581

Loss from Operations	(12,839)	–	(36,848)	(3,688)	(26,712)	(30,656)	(21,720)	(151,550)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(32,903)	–	–	(33,474)	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	(32,903)	–	–	(33,474)	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(12,839)	$–	$(36,848)	$(36,592)	$(26,712)	$(30,656)	$(55,193)	$(151,550)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-45

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable

Revenues	$–	$22,060	$702	$23,622	$–	$250	$17,995	$12,889
Cost of revenues	(26,893)	(34,363)	(2,781)	(30,691)	(7,392)	(19,457)	(20,704)	(16,229)
Gross Profit/(Loss)	(26,893)	(12,303)	(2,079)	(7,069)	(7,392)	(19,207)	(2,710)	(3,340)

Operating Expenses:
Depreciation	52,500	7,067	2,315	15,750	19,690	10,417	17,083	16,112
Management charges	32,530	–	70	–	–	–	1,799	1,289
General and administrative	3,600	975	400	2,400	2,400	–	3,632	3,965
Total Operating Expenses	88,630	8,042	2,785	18,150	22,090	10,417	22,514	21,365

Loss from Operations	(115,523)	(20,345)	(4,863)	(25,219)	(29,483)	(29,624)	(25,224)	(24,705)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	(5,257)	–	–	–	–	(1,675)
Debt forgiveness	–	–	42,894	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	37,638	–	–	–	–	(1,675)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(115,523)	$(20,345)	$32,774	$(25,219)	$(29,483)	$(29,624)	$(25,224)	$(26,380)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-46

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21

Revenues	$23,530	$–	$–	$–	$–	$19,865	$–	$–
Cost of revenues	(19,424)	–	–	–	(3,549)	(24,487)	(20,571)	(23,559)
Gross Profit/(Loss)	4,107	–	–	–	(3,549)	(4,622)	(20,571)	(23,559)

Operating Expenses:
Depreciation	8,889	–	–	–	6,563	16,667	26,250	46,282
Management charges	–	–	–	–	–	–	87,890	–
General and administrative	1,302	–	–	–	2,400	975	2,400	3,000
Total Operating Expenses	10,191	–	–	–	8,963	17,642	116,540	49,282

Loss from Operations	(6,084)	–	–	–	(12,512)	(22,264)	(137,111)	(72,842)

Other Income/(Expense):
Gain/(loss) on disposition of horses	(32,963)	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	(32,963)	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(39,047)	$–	$–	$–	$(12,512)	$(22,264)	$(137,111)	$(72,842)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-47

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro

Revenues	$500	$–	$–	$1,838	$26,520	$–	$–	$–
Cost of revenues	(33,277)	–	(11,322)	(7,125)	(35,322)	–	–	–
Gross Profit/(Loss)	(32,777)	–	(11,322)	(5,288)	(8,802)	–	–	–

Operating Expenses:
Depreciation	43,750	–	20,833	4,688	25,500	–	–	–
Management charges	50	–	–	198	2,652	–	–	–
General and administrative	3,600	–	3,000	2,277	3,700	–	–	–
Total Operating Expenses	47,400	–	23,833	7,162	31,852	–	–	–

Loss from Operations	(80,177)	–	(35,155)	(12,450)	(40,654)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(69,969)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	(69,969)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(80,177)	$–	$(35,155)	$(82,419)	$(40,654)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-48

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications

Revenues	$60,000	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(44,368)	–	–	–	–	–	–	–
Gross Profit/(Loss)	15,632	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	11,305	–	–	–	–	–	–	–
Management charges	6,000	–	–	–	–	–	–	–
General and administrative	3,800	–	–	–	–	–	–	–
Total Operating Expenses	21,105	–	–	–	–	–	–	–

Loss from Operations	(5,473)	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(5,473)	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-49

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto

Revenues	$–	$–	$159,400	$–	$61,375	$–	$–	$5,112
Cost of revenues	(8,853)	–	(104,170)	–	(45,852)	–	–	(23,269)
Gross Profit/(Loss)	(8,853)	–	55,230	–	15,523	–	–	(18,157)

Operating Expenses:
Depreciation	24,600	–	19,250	–	18,333	–	–	26,250
Management charges	–	–	15,940	–	–	–	–	511
General and administrative	2,400	–	3,200	–	1,155	–	–	3,600
Total Operating Expenses	27,000	–	38,390	–	19,488	–	–	30,361

Loss from Operations	(35,853)	–	16,840	–	(3,966)	–	–	(48,518)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(35,853)	$–	$16,840	$–	$(3,966)	$–	$–	$(48,518)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-50

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20

Revenues	$–	$–	$–	$27,986	$–	$–	$11,800	$14,130
Cost of revenues	–	(16,956)	–	(29,301)	–	–	(32,686)	(34,219)
Gross Profit/(Loss)	–	(16,956)	–	(1,314)	–	–	(20,886)	(20,089)

Operating Expenses:
Depreciation	–	18,375	–	8,531	–	–	14,000	17,500
Management charges	–	–	–	–	–	–	1,180	420
General and administrative	–	3,600	–	2,400	–	–	2,400	2,400
Total Operating Expenses	–	21,975	–	10,931	–	–	17,580	20,320

Loss from Operations	–	(38,931)	–	(12,246)	–	–	(38,466)	(40,409)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$(38,931)	$–	$(12,246)	$–	$–	$(38,466)	$(40,409)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-51

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta

Revenues	$6,840	$–	$–	$–	$–	$–	$–	$15,330
Cost of revenues	(10,669)	(24,711)	–	–	–	–	(17,188)	(24,917)
Gross Profit/(Loss)	(3,829)	(24,711)	–	–	–	–	(17,188)	(9,587)

Operating Expenses:
Depreciation	7,821	17,167	–	–	–	–	15,000	14,077
Management charges	684	–	–	–	–	–	–	1,533
General and administrative	800	800	–	–	–	–	–	175
Total Operating Expenses	9,305	17,967	–	–	–	–	15,000	15,785

Loss from Operations	(13,134)	(42,677)	–	–	–	–	(32,188)	(25,372)

Other Income/(Expense):
Gain/(loss) on disposition of horses	240	–	–	–	–	–	–	(13,589)
Debt forgiveness	–	–	–	–	–	–	–	17
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	240	–	–	–	–	–	–	(13,572)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(12,894)	$(42,677)	$–	$–	$–	$–	$(32,188)	$(38,944)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-52

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19

Revenues	$–	$–	$–	$–	$600	$–	$–	$–
Cost of revenues	(15,033)	(19,560)	(19,227)	–	(38,460)	–	–	–
Gross Profit/(Loss)	(15,033)	(19,560)	(19,227)	–	(37,860)	–	–	–

Operating Expenses:
Depreciation	22,614	10,500	8,667	–	56,000	–	–	–
Management charges	42,010	–	6,120	–	30,788	–	–	–
General and administrative	3,600	2,435	–	–	3,600	–	–	–
Total Operating Expenses	68,224	12,935	14,787	–	90,388	–	–	–

Loss from Operations	(83,257)	(32,495)	(34,014)	–	(128,247)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(83,257)	$(32,495)	$(34,014)	$–	$(128,247)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-53

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19

Revenues	$188,343	$–	$540	$–	$–	$–	$–	$5,642
Cost of revenues	(78,358)	(30,225)	(6,378)	(33,982)	–	–	–	(27,516)
Gross Profit/(Loss)	109,985	(30,225)	(5,838)	(33,982)	–	–	–	(21,874)

Operating Expenses:
Depreciation	43,750	109,375	2,032	48,125	–	–	–	49,088
Management charges	18,834	–	54	17,309	–	–	–	519
General and administrative	3,635	3,635	400	3,600	–	–	–	3,775
Total Operating Expenses	66,219	113,010	2,486	69,034	–	–	–	53,382

Loss from Operations	43,766	(143,235)	(8,324)	(103,016)	–	–	–	(75,255)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	(14,038)	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	(14,038)	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$43,766	$(143,235)	$(22,362)	$(103,016)	$–	$–	$–	$(75,255)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-54

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter

Revenues	$–	$–	$–	$–	$–	$19,436	$–	$–
Cost of revenues	(29,020)	–	(14,176)	–	–	(22,947)	–	–
Gross Profit/(Loss)	(29,020)	–	(14,176)	–	–	(3,511)	–	–

Operating Expenses:
Depreciation	52,500	–	26,775	–	–	16,800	–	–
Management charges	–	–	13,468	–	–	–	–	–
General and administrative	3,600	–	3,600	–	–	2,400	–	–
Total Operating Expenses	56,100	–	43,843	–	–	19,200	–	–

Loss from Operations	(85,120)	–	(58,019)	–	–	(22,711)	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(85,120)	$–	$(58,019)	$–	$–	$(22,711)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-55

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road

Revenues	$–	$–	$–	$360	$–	$–	$1,853	$–
Cost of revenues	–	–	–	(21,707)	–	–	(6,508)	–
Gross Profit/(Loss)	–	–	–	(21,347)	–	–	(4,655)	–

Operating Expenses:
Depreciation	–	–	–	12,780	–	–	4,979	–
Management charges	–	–	–	–	–	–	185	–
General and administrative	–	–	–	799	–	–	2,525	–
Total Operating Expenses	–	–	–	13,579	–	–	7,689	–

Loss from Operations	–	–	–	(34,926)	–	–	(12,344)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	108	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	108	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$–	$–	$(34,926)	$–	$–	$(12,236)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-56

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel

Revenues	$–	$14,001	$–	$–	$–	$1,944	$–	$–
Cost of revenues	–	(44,245)	–	(56,757)	(1,923)	(18,246)	–	(21,723)
Gross Profit/(Loss)	–	(30,244)	–	(56,757)	(1,923)	(16,302)	–	(21,723)

Operating Expenses:
Depreciation	–	14,875	–	87,138	2,957	10,000	–	34,260
Management charges	–	1,400	–	229,613	–	–	–	–
General and administrative	–	30,087	–	3,600	–	–	397	3,600
Total Operating Expenses	–	46,362	–	320,352	2,957	10,000	397	37,860

Loss from Operations	–	(76,606)	–	(377,109)	(4,880)	(26,302)	(397)	(59,583)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	(9,700)	–	–	–
Debt forgiveness	–	–	–	–	13,200	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	3,500	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$(76,606)	$–	$(377,109)	$(1,380)	$(26,302)	$(397)	$(59,583)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-57

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O

Revenues	$–	$–	$–	$–	$–	$38,800	$1,700	$–
Cost of revenues	(16,297)	–	–	–	–	(41,516)	(18,693)	–
Gross Profit/(Loss)	(16,297)	–	–	–	–	(2,716)	(16,993)	–

Operating Expenses:
Depreciation	12,500	–	–	–	–	24,500	8,750	–
Management charges	–	–	–	–	–	3,880	170	–
General and administrative	–	–	–	–	–	2,575	2,400	–
Total Operating Expenses	12,500	–	–	–	–	30,955	11,320	–

Loss from Operations	(28,797)	–	–	–	–	(33,670)	(28,313)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	(37,143)	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	(37,143)	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(28,797)	$–	$–	$–	$–	$(33,670)	$(65,456)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-58

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Who Runs the World	Series Who'sbeeninmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	Retired MRH Series

Revenues	$5,161	$19,324	$–	$–	$42,300	$23,490	$–	$–
Cost of revenues	(19,052)	(25,552)	–	–	(53,377)	(19,346)	–	–
Gross Profit/(Loss)	(13,891)	(6,228)	–	–	(11,077)	4,144	–	–

Operating Expenses:
Depreciation	53,550	40,163	–	–	16,667	25,900	–	–
Management charges	516	1,932	–	–	–	2,349	–	–
General and administrative	3,600	4,400	–	–	1,677	3,585	–	–
Total Operating Expenses	57,666	46,495	–	–	18,344	31,834	–	–

Loss from Operations	(71,557)	(52,723)	–	–	(29,421)	(27,690)	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	(62,222)	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	(62,222)	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(71,557)	$(52,723)	$–	$–	$(29,421)	$(89,912)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-59

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Total Series Total Edge Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21

Revenues	$–	$–	$–	$–	$1,785	$–	$–	$–
Cost of revenues	(14,772)	(7,839)	(10,820)	(5,734)	(15,051)	(6,466)	(9,300)	(8,409)
Gross Profit/(Loss)	(14,772)	(7,839)	(10,820)	(5,734)	(13,266)	(6,466)	(9,300)	(8,409)

Operating Expenses:
Depreciation	31,398	8,479	9,194	7,467	14,733	7,333	14,667	9,505
Management charges	48,360	25,900	3,816	18,900	–	–	–	–
General and administrative	–	–	–	–	1,800	1,800	1,800	2,400
Total Operating Expenses	79,758	34,379	13,010	26,367	16,533	9,133	16,467	11,905

Loss from Operations	(94,530)	(42,218)	(23,830)	(32,100)	(29,799)	(15,599)	(25,767)	(20,315)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Miscellaneous Income	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(94,530)	$(42,218)	$(23,830)	$(32,100)	$(29,799)	$(15,599)	$(25,767)	$(20,315)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-60

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series MRH Giant Mover 21	Series MRH Lovesick 21	Series MRH Tamboz 21	FY 06.30.2023 Consolidated Total

Revenues	$–	$–	$–	$1,138,215
Cost of revenues	(3,324)	(8,531)	(6,902)	(2,077,330)
Gross Profit/(Loss)	(3,324)	(8,531)	(6,902)	(939,115)

Operating Expenses:
Depreciation	4,203	14,816	19,906	2,744,838
Management charges	–	–	–	721,992
General and administrative	1,600	1,800	1,800	249,034
Total Operating Expenses	5,803	16,616	21,706	3,715,864

Loss from Operations	(9,126)	(25,147)	(28,608)	(4,654,979)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(476,824)
Debt forgiveness	–	–	–	124,772
Interest expense	–	–	–	–
Miscellaneous Income	–	–	–	–
Total Other Expenses	–	–	–	(352,052)

Provision for Income Taxes	–	–	–	–

Net Loss	$(9,126)	$(25,147)	$(28,608)	$(5,007,031)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-61

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20

Revenues	$–	$–	$–	$3,762	$–	$–	$18,360	$563
Cost of revenues	–	(15,768)	–	(12,142)	–	–	(44,892)	(24,867)
Gross Profit/(Loss)	–	(15,768)	–	(8,380)	–	–	(26,532)	(24,305)

Operating Expenses:
Depreciation	–	17,720	–	7,901	–	–	102,638	7,073
Management charges	–	19,294	–	376	–	–	1,836	40,200
General and administrative	–	–	–	3,200	–	–	7,200	5,200
Total Operating Expenses	–	37,014	–	11,477	–	–	111,674	52,473

Loss from Operations	–	(52,782)	–	(19,857)	–	–	(138,206)	(76,777)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(19,123)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	(19,123)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$(52,782)	$–	$(38,980)	$–	$–	$(138,206)	$(76,777)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-62

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19

Revenues	$7,740	$1,226,662	$21,491	$–	$8,400	$–	$–	$21,454
Cost of revenues	(10,683)	(189,550)	(37,558)	(4,707)	(89,111)	–	–	(45,412)
Gross Profit/(Loss)	(2,943)	1,037,112	(16,067)	(4,707)	(80,711)	–	–	(23,958)

Operating Expenses:
Depreciation	2,098	1,249,407	37,258	2,509	157,500	0	–	17,496
Management charges	774	153,333	2,149	18,200	87,132	–	–	2,950
General and administrative	1,200	4,925	4,000	–	7,200	–	–	4,200
Total Operating Expenses	4,072	1,407,664	43,407	20,709	251,832	0	–	24,646

Loss from Operations	(7,016)	(370,552)	(59,474)	(25,416)	(332,543)	(0)	–	(48,603)

Other Income/(Expense):
Gain/(loss) on disposition of horses	7,807	–	(48,859)	–	–	–	–	(19,875)
Debt forgiveness	–	–	–	–	–	(0)	–	–
Interest expense	–	(29,111)	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	13	–	–
Total Other Expenses	7,807	(29,111)	(48,859)	–	–	13	–	(19,875)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$791	$(399,663)	$(108,333)	$(25,416)	$(332,543)	$13	$–	$(68,478)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-63

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20

Revenues	$–	$–	$–	$32,763	$85,077	$2,100	$405	$–
Cost of revenues	–	(39,470)	–	(45,879)	(65,505)	(19,061)	(133,548)	–
Gross Profit/(Loss)	–	(39,470)	–	(13,116)	19,572	(16,961)	(133,142)	–

Operating Expenses:
Depreciation	–	98,175	–	99,364	72,081	14,176	211,208	–
Management charges	–	40,609	–	19,699	8,508	15,435	175,541	–
General and administrative	–	7,200	–	6,600	6,708	–	7,200	–
Total Operating Expenses	–	145,984	–	125,663	87,296	29,611	393,948	–

Loss from Operations	–	(185,454)	–	(138,779)	(67,724)	(46,571)	(527,091)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(121,014)	4,417	–	–	–
Debt forgiveness	–	–	–	–	2,354	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	(121,014)	6,772	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$(185,454)	$–	$(259,793)	$(60,952)	$(46,571)	$(527,091)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-64

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane

Revenues	$–	$135,266	$51,742	$275	$3,690	$44,425	$25,014	$50,400
Cost of revenues	(48,850)	(67,554)	(48,261)	4,403	(5,292)	(67,374)	(41,019)	(44,673)
Gross Profit/(Loss)	(48,850)	67,712	3,482	4,678	(1,602)	(22,949)	(16,005)	5,727

Operating Expenses:
Depreciation	84,000	41,667	111,563	51,944	1,269	80,500	5,338	16,909
Management charges	–	18,477	5,174	27	369	4,443	2,501	190
General and administrative	7,200	5,600	7,200	2,600	1,200	7,200	2,300	4,100
Total Operating Expenses	91,200	65,743	123,937	54,572	2,838	92,142	10,139	21,199

Loss from Operations	(140,050)	1,969	(120,455)	(49,894)	(4,440)	(115,092)	(26,144)	(15,472)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(219,056)	(11,598)	–	–	(12,984)
Debt forgiveness	–	–	–	–	22,188	–	34,614	1,910
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	(219,056)	10,590	–	34,614	(11,074)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(140,050)	$1,969	$(120,455)	$(268,950)	$6,151	$(115,092)	$8,469	$(26,546)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-65

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21

Revenues	$–	$–	$84,875	$21,160	$11,266	$84,648	$80,613	$–
Cost of revenues	(8,056)	–	(79,935)	(46,888)	(34,657)	(61,289)	(85,357)	(14,869)
Gross Profit/(Loss)	(8,056)	–	4,940	(25,728)	(23,391)	23,359	(4,744)	(14,869)

Operating Expenses:
Depreciation	15,750	–	27,333	30,000	28,560	56,700	23,160	29,645
Management charges	15,188	–	7,831	–	1,398	27,022	29,895	54,831
General and administrative	4,800	–	2,535	2,100	4,800	8,800	–	3,400
Total Operating Expenses	35,738	–	37,699	32,100	34,758	92,522	53,054	87,876

Loss from Operations	(43,794)	–	(32,759)	(57,828)	(58,149)	(69,163)	(57,798)	(102,745)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	(20,164)	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	(20,164)	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(43,794)	$–	$(32,759)	$(57,828)	$(58,149)	$(69,163)	$(77,962)	$(102,745)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-66

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable

Revenues	$–	$65,696	$3,436	$4,843	$–	$27,100	$27,675	$73,017
Cost of revenues	(19,904)	(66,130)	(31,822)	(32,429)	(14,668)	(27,690)	(38,052)	(90,324)
Gross Profit/(Loss)	(19,904)	(434)	(28,386)	(27,586)	(14,668)	(590)	(10,377)	(17,307)

Operating Expenses:
Depreciation	31,500	14,133	28,700	21,963	22,628	16,241	34,167	90,776
Management charges	111,470	4,500	344	48,480	–	14,402	2,768	8,302
General and administrative	3,400	2,900	5,600	4,600	3,800	800	7,235	7,254
Total Operating Expenses	146,370	21,533	34,644	75,043	26,428	31,443	44,169	106,331

Loss from Operations	(166,275)	(21,967)	(63,030)	(102,629)	(41,095)	(32,033)	(54,546)	(123,638)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	8,320
Debt forgiveness	–	–	–	–	–	–	–	23,298
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	31,618

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(166,275)	$(21,967)	$(63,030)	$(102,629)	$(41,095)	$(32,033)	$(54,546)	$(92,020)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-67

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21

Revenues	$1,105	$222,360	$–	$6,323	$191	$7,935	$–	$–
Cost of revenues	(38,053)	(134,719)	–	(42,292)	(9,692)	(20,218)	(8,690)	(12,589)
Gross Profit/(Loss)	(36,948)	87,641	–	(35,970)	(9,501)	(12,283)	(8,690)	(12,589)

Operating Expenses:
Depreciation	23,148	95,777	–	45,161	13,125	15,771	15,458	28,875
Management charges	20,000	18,666	–	632	13,650	20,000	–	–
General and administrative	–	86,134	–	4,000	4,800	–	2,600	3,400
Total Operating Expenses	43,148	200,577	–	49,794	31,575	35,771	18,058	32,275

Loss from Operations	(80,096)	(112,936)	–	(85,763)	(41,076)	(48,054)	(26,748)	(44,864)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	476,810	–	(58,099)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	476,810	–	(58,099)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(80,096)	$363,874	$–	$(143,862)	$(41,076)	$(48,054)	$(26,748)	$(44,864)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-68

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro

Revenues	$–	$325	$–	$2,344	$221,085	$–	$–	$–
Cost of revenues	(41,504)	(21,153)	(14,282)	(30,330)	(144,696)	(516)	–	–
Gross Profit/(Loss)	(41,504)	(20,828)	(14,282)	(27,986)	76,389	(516)	–	–

Operating Expenses:
Depreciation	49,097	16,439	10,880	22,094	51,000	5,552	–	–
Management charges	116,000	554	–	61,802	22,109	–	–	–
General and administrative	5,200	12,892	1,000	3,800	5,600	800	–	–
Total Operating Expenses	170,297	29,884	11,880	87,695	78,709	6,352	–	–

Loss from Operations	(211,802)	(50,711)	(26,161)	(115,681)	(2,320)	(6,869)	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	(57,183)	–	–	–	(5,659)	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	(57,183)	–	–	–	(5,659)	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(211,802)	$(107,894)	$(26,161)	$(115,681)	$(2,320)	$(12,527)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-69

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications

Revenues	$175,800	$–	$–	$–	$765	$–	$6,510	$–
Cost of revenues	(107,260)	(7,927)	–	(27,826)	(24,786)	–	(5,585)	–
Gross Profit/(Loss)	68,540	(7,927)	–	(27,826)	(24,021)	–	925	–

Operating Expenses:
Depreciation	130,932	10,101	–	24,237	43,185	–	1,063	–
Management charges	17,580	–	–	74,250	77	–	7,000	–
General and administrative	3,800	4,662	–	27,000	6,200	–	1,000	–
Total Operating Expenses	152,312	14,763	–	125,487	49,462	–	9,063	–

Loss from Operations	(83,772)	(22,690)	–	(153,313)	(73,483)	–	(8,138)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	(26,305)	–	12,237	(86,015)	–	1,063	–
Debt forgiveness	–	14,044	–	–	51,828	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	(12,261)	–	12,237	(34,187)	–	1,063	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(83,772)	$(34,951)	$–	$(141,076)	$(107,670)	$–	$(7,075)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-70

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto

Revenues	$21,648	$22,010	$86,800	$45,744	$144,360	$–	$–	$30,678
Cost of revenues	(37,512)	(46,008)	(88,089)	(43,310)	(80,333)	(9,373)	7	(53,078)
Gross Profit/(Loss)	(15,864)	(23,998)	(1,289)	2,434	64,027	(9,373)	7	(22,400)

Operating Expenses:
Depreciation	49,200	46,437	38,500	17,467	36,667	21,029	–	52,500
Management charges	2,165	2,201	58,330	4,574	8,921	–	–	11,832
General and administrative	5,600	5,588	6,400	4,296	2,100	4,000	–	7,200
Total Operating Expenses	56,965	54,226	103,230	26,337	47,688	25,029	–	71,532

Loss from Operations	(72,829)	(78,224)	(104,520)	(23,903)	16,339	(34,402)	7	(93,932)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	82,337	–	9,414	–	37,560	–	–
Debt forgiveness	–	–	–	44,548	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	82,337	–	53,962	–	37,560	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(72,829)	$4,112	$(104,520)	$30,059	$16,339	$3,158	$7	$(93,932)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-71

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20

Revenues	$–	$–	$–	$750	$–	$–	$5,590	$–
Cost of revenues	–	(32,151)	–	(27,572)	–	–	(53,390)	(29,488)
Gross Profit/(Loss)	–	(32,151)	–	(26,822)	–	–	(47,800)	(29,488)

Operating Expenses:
Depreciation	–	22,327	–	10,320	–	–	28,000	19,833
Management charges	–	60,900	–	43,000	–	–	10,259	66,000
General and administrative	–	4,800	–	4,200	–	–	4,800	3,800
Total Operating Expenses	–	88,027	–	57,520	–	–	43,059	89,633

Loss from Operations	–	(120,177)	–	(84,342)	–	–	(90,858)	(119,121)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$(120,177)	$–	$(84,342)	$–	$–	$(90,858)	$(119,121)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-72

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta

Revenues	$33,660	$48,164	$–	$–	$–	$–	$1,040	$62,924
Cost of revenues	(74,001)	(65,183)	–	–	–	–	(41,031)	(144,570)
Gross Profit/(Loss)	(40,341)	(17,019)	–	–	–	–	(39,991)	(81,646)

Operating Expenses:
Depreciation	54,750	33,833	–	–	–	–	23,790	71,667
Management charges	3,366	20,000	–	–	–	–	18,000	6,292
General and administrative	5,800	800	–	–	–	–	–	5,035
Total Operating Expenses	63,916	54,633	–	–	–	–	41,790	82,994

Loss from Operations	(104,257)	(71,653)	–	–	–	–	(81,781)	(164,640)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	24,858	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	24,858	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(104,257)	$(46,795)	$–	$–	$–	$–	$(81,781)	$(164,640)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-73

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19

Revenues	$–	$13,200	$–	$–	$–	$–	$–	$690
Cost of revenues	(18,290)	(45,775)	(8,833)	–	(26,579)	–	10	(27,653)
Gross Profit/(Loss)	(18,290)	(32,575)	(8,833)	–	(26,579)	–	10	(26,963)

Operating Expenses:
Depreciation	17,994	21,000	4,863	–	44,559	–	–	25,065
Management charges	34,280	29,400	5,008	–	118,872	–	–	69
General and administrative	4,000	4,800	–	–	3,000	–	–	3,225
Total Operating Expenses	56,274	55,200	9,871	–	166,431	–	–	28,359

Loss from Operations	(74,563)	(87,775)	(18,704)	–	(193,010)	–	10	(55,321)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	(52,128)
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	(52,128)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(74,563)	$(87,775)	$(18,704)	$–	$(193,010)	$–	$10	$(107,449)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-74

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpockets- full 19

Revenues	$150,300	$79,665	$62,270	$–	$–	$–	$–	$50,711
Cost of revenues	(148,019)	(115,691)	(73,961)	(20,456)	–	–	–	(53,890)
Gross Profit/(Loss)	2,281	(36,026)	(11,691)	(20,456)	–	–	–	(3,180)

Operating Expenses:
Depreciation	87,500	218,750	28,000	29,142	–	–	–	98,175
Management charges	15,038	59,375	6,227	126,691	–	–	–	5,071
General and administrative	7,398	7,200	4,800	3,400	–	–	–	7,200
Total Operating Expenses	109,936	285,325	39,027	159,234	–	–	–	110,446

Loss from Operations	(107,655)	(321,350)	(50,718)	(179,690)	–	–	–	(113,626)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(107,655)	$(321,350)	$(50,718)	$(179,690)	$–	$–	$–	$(113,626)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-75

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter

Revenues	$25	$–	$–	$–	$–	$12,876	$–	$16,498
Cost of revenues	(29,169)	–	(11,801)	–	–	(28,321)	–	(21,521)
Gross Profit/(Loss)	(29,144)	–	(11,801)	–	–	(15,445)	–	(5,023)

Operating Expenses:
Depreciation	41,774	–	15,916	–	–	23,240	–	23,387
Management charges	142,850	–	65,123	–	–	50,400	–	1,576
General and administrative	4,000	–	2,400	–	–	4,850	–	119
Total Operating Expenses	188,624	–	83,439	–	–	78,490	–	25,082

Loss from Operations	(217,769)	–	(95,240)	–	–	(93,935)	–	(30,105)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	(35,946)
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	–	–	–	–	–	(35,946)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(217,769)	$–	$(95,240)	$–	$–	$(93,935)	$–	$(66,051)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-76

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road

Revenues	$–	$–	$6,990	$129,920	$–	$–	$7,839	$–
Cost of revenues	–	–	(37,648)	(75,117)	–	–	(31,439)	–
Gross Profit/(Loss)	–	–	(30,658)	54,803	–	–	(23,599)	–

Operating Expenses:
Depreciation	–	–	13,518	26,324	–	–	49,200	–
Management charges	–	–	14,378	11,642	–	–	784	–
General and administrative	–	–	3,070	3,600	–	–	5,600	–
Total Operating Expenses	–	–	30,966	41,566	–	–	55,584	–

Loss from Operations	–	–	(61,625)	13,237	–	–	(79,183)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	(48,982)	229,188	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	(48,982)	229,188	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$–	$–	$(110,606)	$242,424	$–	$–	$(79,183)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-77

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel

Revenues	$–	$258,102	$21,504	$–	$5,445	$360	$34,800	$–
Cost of revenues	(18,857)	(150,255)	(26,327)	(26,412)	(38,022)	(24,640)	(55,182)	(26,680)
Gross Profit/(Loss)	(18,857)	107,847	(4,823)	(26,412)	(32,577)	(24,280)	(20,382)	(26,680)

Operating Expenses:
Depreciation	21,452	29,750	59,136	51,030	33,333	13,500	13,505	54,600
Management charges	–	40,443	2,150	–	545	12,000	3,599	530
General and administrative	4,200	4,800	27,347	3,400	7,700	–	10,040	7,200
Total Operating Expenses	25,652	74,993	88,633	54,430	41,578	25,500	27,143	62,330

Loss from Operations	(44,508)	32,853	(93,456)	(80,842)	(74,155)	(49,781)	(47,525)	(89,010)

Other Income/(Expense):
Gain/(loss) on disposition of horses	(40,570)	–	262,463	–	–	–	32,400	–
Debt forgiveness	3,570	–	274,518	–	–	–	–	–
Interest expense	–	–	(4,120)	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	(37,000)	–	532,861	–	–	–	32,400	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(81,508)	$32,853	$439,406	$(80,842)	$(74,155)	$(49,781)	$(15,125)	$(89,010)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-78

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O

Revenues	$–	$–	$–	$–	$–	$13,800	$16,987	$–
Cost of revenues	(9,265)	–	–	–	(3,555)	(46,888)	(70,167)	–
Gross Profit/(Loss)	(9,265)	–	–	–	(3,555)	(33,088)	(53,180)	–

Operating Expenses:
Depreciation	6,944	–	–	–	–	49,000	31,500	–
Management charges	5,565	–	–	–	–	1,407	30,191	–
General and administrative	–	–	–	–	10,233	4,800	4,800	–
Total Operating Expenses	12,509	–	–	–	10,233	55,207	66,491	–

Loss from Operations	(21,774)	–	–	–	(13,788)	(88,295)	(119,671)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Insurance recoveries	–	–	–	–	–	–	1,815	–
Total Other Expenses	–	–	–	–	–	–	1,815	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(21,774)	$–	$–	$–	$(13,788)	$(88,295)	$(117,856)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-79

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2022 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	FY 2022 Consolidated Total

Revenues	$–	$31,416	$23,076	$–	$18,700	$4,140	$–	$1,432,369
Cost of revenues	(34,135)	(47,261)	(42,331)	(6,910)	(59,732)	(45,168)	–	(2,224,144)
Gross Profit/(Loss)	(34,135)	(15,845)	(19,255)	(6,910)	(41,032)	(41,028)	–	(802,775)

Operating Expenses:
Depreciation	107,100	80,325	27,500	16,061	33,333	84,000	–	2,614,422
Management charges	55,255	3,142	3,800	–	–	25,052	–	1,056,651
General and administrative	7,200	8,000	4,205	10,975	3,053	7,215	–	249,797
Total Operating Expenses	169,555	91,467	35,505	27,036	36,386	116,267	–	3,920,869

Loss from Operations	(203,690)	(107,311)	(54,760)	(33,946)	(77,418)	(157,294)	–	(4,723,644)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	(40,667)	(92,414)	–	–	–	125,570
Debt forgiveness	–	–	–	–	–	–	–	293,815
Interest expense	–	–	–	–	–	–	–	(21,759)
Insurance recoveries	–	–	–	–	–	–	–	–
Total Other Expenses	–	–	(40,667)	(92,414)	–	–	–	397,625

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Loss	$(203,690)	$(107,311)	$(95,426)	$(126,360)	$(77,418)	$(157,294)	$–	$(4,326,019)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-80

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$24,272	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	33,786	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	24,272	33,786	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	13,500	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$13,500	$24,272	$33,786	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$147,299	$–	$157,908	$83,743	$8,998	$92,970	$433,500	$–

Subscriptions received in horse series	–	135,000	–	–	–	–	–	201,000
Distributions from horse series	–	–	–	(9,023)	–	(15,715)	(11,934)	(150)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	147,299	135,000	157,908	74,719	8,998	77,255	421,566	200,850

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(2,370)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$147,299	$131,531	$157,908	$74,719	$8,998	$77,255	$407,286	$198,480

Accumulated Deficit
Balance at December 31, 2021	$(147,299)	$–	$(182,180)	$(69,525)	$(8,998)	$(77,255)	$(187,187)	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(52,782)	–	(38,980)	–	–	(138,206)	(76,777)
Balance at December 31, 2022	(147,299)	(52,782)	(182,180)	(108,505)	(8,998)	(77,255)	(325,393)	(76,777)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(29,703)	–	–	–	–	3,650	(48,558)
Balance at June 30, 2023	$(147,299)	$(82,485)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(321,743)	$(125,335)

Total Members' Equity
Balance at December 31, 2021	$–	$–	$–	$14,218	$–	$15,715	$246,313	$–

Subscriptions received in horse series	–	135,000	–	–	–	–	–	201,000
Distributions from horse series	–	–	–	(9,023)	–	(15,715)	(11,934)	(150)
Contributions by manager	–	–	–	33,786	–	–	–	–
Net loss	–	(52,782)	–	(38,980)	–	–	(138,206)	(76,777)
Balance at December 31, 2022	–	82,218	–	–	–	(0)	96,173	124,073

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(2,370)
Contributions by manager	–	13,500	–	–	–	–	–	–
Net loss	–	(29,703)	–	–	–	–	3,650	(48,558)
Balance at June 30, 2023	$–	$62,546	$–	$–	$–	$(0)	$85,543	$73,145

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-81

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$48,373	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	24,527	–	40,192	–	–	16,469	–	36,000
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	24,527	–	40,192	–	–	16,469	48,373	36,000

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$24,527	$–	$40,192	$–	$–	$16,469	$48,373	$36,000

Subscriptions in Series
Balance at December 31, 2021	$84,600	$2,524,083	$295,200	$–	$224,720	$38,000	$726,000	$75,000

Subscriptions received in horse series	–	–	–	130,000	575,280	–	–	25,000
Distributions from horse series	(18,199)	(424,250)	(30,354)	–	(5,900)	–	–	(15,533)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	66,401	2,099,833	264,846	130,000	794,100	38,000	726,000	84,467

Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	–	–	–	(36,400)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$66,401	$2,099,833	$264,846	$160,000	$757,700	$38,000	$726,000	$84,467

Accumulated Deficit
Balance at December 31, 2021	$(91,719)	$(2,761,780)	$(196,705)	$–	$(121,123)	$(54,481)	$(774,373)	$(51,989)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	791	(399,663)	(108,333)	(25,416)	(332,543)	13	–	(68,478)
Balance at December 31, 2022	(90,928)	(3,161,443)	(305,037)	(25,416)	(453,666)	(54,469)	(774,373)	(120,467)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(798,391)	–	(21,478)	(83,320)	–	–	–
Balance at June 30, 2023	$(90,928)	$(3,959,835)	$(305,037)	$(46,894)	$(536,986)	$(54,469)	$(774,373)	$(120,467)

Total Members' Equity
Balance at December 31, 2021	$(7,119)	$(237,698)	$98,495	$–	$103,597	$(16,481)	$–	$23,011

Subscriptions received in horse series	–	–	–	130,000	575,280	–	–	25,000
Distributions from horse series	(18,199)	(424,250)	(30,354)	–	(5,900)	–	–	(15,533)
Contributions by manager	24,527	–	40,192	–	–	16,469	–	36,000
Net loss	791	(399,663)	(108,333)	(25,416)	(332,543)	13	–	(68,478)
Balance at December 31, 2022	–	(1,061,611)	–	104,584	340,434	–	–	–

Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	–	–	–	(36,400)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(798,391)	–	(21,478)	(83,320)	–	–	–
Balance at June 30, 2023	$–	$(1,860,002)	$–	$113,106	$220,714	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-82

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Membership in My Racehorse CA LLC
Balance at December 31, 2021	–	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	14,250	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$14,250	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$11,750	$223,973	$44,400	$405,616	$366,540	$–	$–	$–

Subscriptions received in horse series	–	270,727	–	109,484	–	112,000	1,170,000	–
Distributions from horse series	–	–	–	(44,173)	(82,609)	(1,889)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	11,750	494,700	44,400	470,927	283,931	110,111	1,170,000	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(540)	(202,050)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$11,750	$494,700	$44,400	$470,927	$283,931	$109,571	$967,950	$–

Accumulated Deficit
Balance at December 31, 2021	$(11,750)	$(88,320)	$(44,400)	$(211,135)	$(222,979)	$–	$(76,199)	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(185,454)	–	(259,793)	(60,952)	(46,571)	(527,091)	–
Balance at December 31, 2022	(11,750)	(273,774)	(44,400)	(470,927)	(283,931)	(46,571)	(603,289)	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(72,295)	–	–	–	(23,339)	(211,991)	–
Balance at June 30, 2023	$(11,750)	$(346,069)	$(44,400)	$(470,927)	$(283,931)	$(69,910)	$(815,280)	$–

Total Members' Equity
Balance at December 31, 2021	$–	$135,653	$–	$194,481	$143,562	$–	$(76,199)	$–

Subscriptions received in horse series	–	270,727	–	109,484	–	112,000	1,170,000	–
Distributions from horse series	–	–	–	(44,173)	(82,609)	(1,889)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(185,454)	–	(259,793)	(60,952)	(46,571)	(527,091)	–
Balance at December 31, 2022	–	220,926	–	–	–	63,539	566,711	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(540)	(202,050)	–
Contributions by manager	–	–	–	–	–	14,250	–	–
Net loss	–	(72,295)	–	–	–	(23,339)	(211,991)	–
Balance at June 30, 2023	$–	$148,631	$–	$–	$–	$53,911	$152,670	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-83

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$36,000

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	24,000
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	60,000

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$–	$60,000

Subscriptions in Series
Balance at December 31, 2021	$510,000	$193,000	$538,611	$744,000	$62,492	$486,499	$106,872	$96,853

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(134,040)	(33,048)	(57,691)	(15,863)	(29,400)	–	(57,142)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	510,000	58,960	505,563	686,309	46,629	457,099	106,872	39,711

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(24,320)	(2,397)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$496,800	$34,640	$503,166	$686,309	$46,629	$457,099	$106,872	$39,711

Accumulated Deficit
Balance at December 31, 2021	$(135,750)	$(130,144)	$(196,059)	$(417,359)	$(52,780)	$(185,291)	$(115,341)	$(73,165)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(140,050)	1,969	(120,455)	(268,950)	6,151	(115,092)	8,469	(26,546)
Balance at December 31, 2022	(275,800)	(128,175)	(316,514)	(686,309)	(46,629)	(300,382)	(106,872)	(99,711)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(64,796)	(23,801)	(73,035)	–	–	(63,573)	–	–
Balance at June 30, 2023	$(340,596)	$(151,976)	$(389,549)	$(686,309)	$(46,629)	$(363,955)	$(106,872)	$(99,711)

Total Members' Equity
Balance at December 31, 2021	$374,250	$62,856	$342,552	$326,641	$9,712	$301,208	$(8,469)	$59,688

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(134,040)	(33,048)	(57,691)	(15,863)	(29,400)	–	(57,142)
Contributions by manager	–	–	–	–	–	–	–	24,000
Net loss	(140,050)	1,969	(120,455)	(268,950)	6,151	(115,092)	8,469	(26,546)
Balance at December 31, 2022	234,200	(69,215)	189,049	–	–	156,716	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(24,320)	(2,397)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(64,796)	(23,801)	(73,035)	–	–	(63,573)	–	–
Balance at June 30, 2023	$156,204	$(117,336)	$113,617	$–	$–	$93,143	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-84

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	48,000	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	48,000	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	9,750	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$57,750	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$26,026	$176,000	$128,000	$203,211	$224,286	$–	$–

Subscriptions received in horse series	101,250	–	–	–	1,809	123,714	250,000	243,639
Distributions from horse series	–	–	–	(17,160)	(7,222)	(58,140)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	101,250	26,026	176,000	110,840	197,798	289,860	250,000	243,639

Subscriptions received in horse series	–	–	–	–	–	–	–	342,639
Distributions from horse series	(2,535)	–	–	(26,535)	–	(17,820)	(74,059)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$98,715	$26,026	$176,000	$84,305	$197,798	$272,040	$175,942	$586,278

Accumulated Deficit
Balance at December 31, 2021	$(8,889)	$(26,026)	$(134,015)	$(37,886)	$(74,103)	$(110,104)	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(43,794)	–	(32,759)	(57,828)	(58,149)	(69,163)	(77,962)	(102,745)
Balance at December 31, 2022	(52,683)	(26,026)	(166,774)	(95,714)	(132,253)	(179,267)	(77,962)	(102,745)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(12,839)	–	(36,848)	(36,592)	(26,712)	(30,656)	(55,193)	(151,550)
Balance at June 30, 2023	$(65,522)	$(26,026)	$(203,622)	$(132,305)	$(158,965)	$(209,923)	$(133,156)	$(254,295)

Total Members' Equity
Balance at December 31, 2021	$(8,889)	$–	$41,985	$90,114	$129,108	$114,182	$–	$–

Subscriptions received in horse series	101,250	–	–	–	1,809	123,714	250,000	243,639
Distributions from horse series	–	–	–	(17,160)	(7,222)	(58,140)	–	–
Contributions by manager	–	–	–	48,000	–	–	–	–
Net loss	(43,794)	–	(32,759)	(57,828)	(58,149)	(69,163)	(77,962)	(102,745)
Balance at December 31, 2022	48,567	–	9,226	63,126	65,546	110,593	172,038	140,894

Subscriptions received in horse series	–	–	–	–	–	–	–	342,639
Distributions from horse series	(2,535)	–	–	(26,535)	–	(17,820)	(74,059)	–
Contributions by manager	–	–	–	9,750	–	–	–	–
Net loss	(12,839)	–	(36,848)	(36,592)	(26,712)	(30,656)	(55,193)	(151,550)
Balance at June 30, 2023	$33,193	$–	$(27,622)	$9,750	$38,833	$62,117	$42,786	$331,983

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-85

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$46,800	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	25,200	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	72,000	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	13,500	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$85,500	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$7,076	$138,580	$–	$–	$–	$163,344	$484,800

Subscriptions received in horse series	495,424	–	–	242,400	–	100,000	–	–
Distributions from horse series	–	(45,502)	(1,443)	(2,100)	–	(20,447)	(18,942)	(15,100)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	495,424	(38,426)	137,137	240,300	–	79,553	144,402	469,700

Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(8,450)	–	(17,316)	–	–	(8,036)	(78,700)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$640,000	$(46,876)	$137,137	$222,984	$–	$79,553	$136,366	$391,000

Accumulated Deficit
Balance at December 31, 2021	$–	$(5,274)	$(99,168)	$–	$–	$–	$(106,064)	$(314,834)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(166,275)	(21,967)	(63,030)	(102,629)	(41,095)	(32,033)	(54,546)	(92,020)
Balance at December 31, 2022	(166,275)	(27,241)	(162,199)	(102,629)	(41,095)	(32,033)	(160,610)	(406,854)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(115,523)	(20,345)	32,774	(25,219)	(29,483)	(29,624)	(25,224)	(26,380)
Balance at June 30, 2023	$(281,798)	$(47,586)	$(129,424)	$(127,847)	$(70,578)	$(61,657)	$(185,834)	$(433,235)

Total Members' Equity
Balance at December 31, 2021	$–	$48,602	$39,412	$–	$–	$–	$57,280	$169,966

Subscriptions received in horse series	495,424	–	–	242,400	–	100,000	–	–
Distributions from horse series	–	(45,502)	(1,443)	(2,100)	–	(20,447)	(18,942)	(15,100)
Contributions by manager	–	25,200	–	–	–	–	–	–
Net loss	(166,275)	(21,967)	(63,030)	(102,629)	(41,095)	(32,033)	(54,546)	(92,020)
Balance at December 31, 2022	329,149	6,333	(25,062)	137,671	(41,095)	47,521	(16,208)	62,846

Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(8,450)	–	(17,316)	–	–	(8,036)	(78,700)
Contributions by manager	–	13,500	–	–	–	–	–	–
Net loss	(115,523)	(20,345)	32,774	(25,219)	(29,483)	(29,624)	(25,224)	(26,380)
Balance at June 30, 2023	$358,202	$(8,962)	$7,713	$95,137	$(70,578)	$17,897	$(49,468)	$(42,235)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-86

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Membership in My Racehorse CA LLC
Balance at December 31, 2021	–	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	12,000	–	–	–	–	7,125	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$12,000	$–	$–	$–	$–	$7,125	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$352,242	$70,877	$335,250	$–	$–	$–	$–

Subscriptions received in horse series	155,000	–	–	–	90,871	150,000	–	–
Distributions from horse series	–	(589,124)	–	(67,163)	(143)	(5,035)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	155,000	(236,882)	70,877	268,087	90,729	144,965	–	–

Subscriptions received in horse series	–	–	–	–	–	–	390,500	–
Distributions from horse series	(47,856)	–	–	–	–	(14,557)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$107,144	$(236,882)	$70,877	$268,087	$90,729	$130,408	$390,500	$–

Accumulated Deficit
Balance at December 31, 2021	$–	$(126,992)	$(70,877)	$(124,224)	$(7,541)	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(80,096)	363,874	–	(143,862)	(41,076)	(48,054)	(26,748)	(44,864)
Balance at December 31, 2022	(80,096)	236,882	(70,877)	(268,087)	(48,617)	(48,054)	(26,748)	(44,864)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(39,047)	–	–	–	(12,512)	(22,264)	(137,111)	(72,842)
Balance at June 30, 2023	$(119,144)	$236,882	$(70,877)	$(268,087)	$(61,129)	$(70,318)	$(163,859)	$(117,705)

Total Members' Equity
Balance at December 31, 2021	$–	$225,250	$–	$211,026	$(7,541)	$–	$–	$–

Subscriptions received in horse series	155,000	–	–	–	90,871	150,000	–	–
Distributions from horse series	–	(589,124)	–	(67,163)	(143)	(5,035)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(80,096)	363,874	–	(143,862)	(41,076)	(48,054)	(26,748)	(44,864)
Balance at December 31, 2022	74,904	–	–	–	42,112	96,911	(26,748)	(44,864)

Subscriptions received in horse series	–	–	–	–	–	–	390,500	–
Distributions from horse series	(47,856)	–	–	–	–	(14,557)	–	–
Contributions by manager	12,000	–	–	–	–	7,125	–	–
Net loss	(39,047)	–	–	–	(12,512)	(22,264)	(137,111)	(72,842)
Balance at June 30, 2023	$–	$–	$–	$–	$29,600	$67,215	$226,641	$(117,705)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-87

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$10,973

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	10,973

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$–	$10,973

Subscriptions in Series
Balance at December 31, 2021	$–	$247,374	$–	$–	$204,347	$510,000	$20,025	$26,000

Subscriptions received in horse series	580,000	3,474	–	309,008	–	–	–	–
Distributions from horse series	–	(51,328)	–	(1,675)	(130,968)	(83,912)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	580,000	199,520	–	307,333	73,379	426,088	20,025	26,000

Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(13,260)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$580,000	$199,520	$–	$204,850	$60,119	$426,088	$20,025	$26,000

Accumulated Deficit
Balance at December 31, 2021	$–	$(91,626)	$–	$–	$(132,325)	$(413,561)	$(20,025)	$(36,973)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(211,802)	(107,894)	(26,161)	(115,681)	(2,320)	(12,527)	–	–
Balance at December 31, 2022	(211,802)	(199,520)	(26,161)	(115,681)	(134,644)	(426,088)	(20,025)	(36,973)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(80,177)	–	(35,155)	(82,419)	(40,654)	–	–	–
Balance at June 30, 2023	$(291,978)	$(199,520)	$(61,317)	$(198,100)	$(175,298)	$(426,088)	$(20,025)	$(36,973)

Total Members' Equity
Balance at December 31, 2021	$–	$155,749	$–	$–	$72,022	$96,439	$–	$–

Subscriptions received in horse series	580,000	3,474	–	309,008	–	–	–	–
Distributions from horse series	–	(51,328)	–	(1,675)	(130,968)	(83,912)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(211,802)	(107,894)	(26,161)	(115,681)	(2,320)	(12,527)	–	–
Balance at December 31, 2022	368,198	–	(26,161)	191,652	(61,265)	–	–	–

Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(13,260)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(80,177)	–	(35,155)	(82,419)	(40,654)	–	–	–
Balance at June 30, 2023	$288,022	$–	$(61,317)	$6,750	$(115,179)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-88

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$6,446	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	6,446	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$6,446	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$526,222	$143,500	$143,750	$–	$357,000	$9,294	$–	$3,824

Subscriptions received in horse series	–	–	–	495,000	–	–	50,000	–
Distributions from horse series	–	(16,269)	–	(353,924)	(29,228)	–	(42,925)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	526,222	127,231	143,750	141,076	327,772	9,294	7,075	3,824

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(30,180)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$496,042	$127,231	$143,750	$141,076	$327,772	$9,294	$7,075	$3,824

Accumulated Deficit
Balance at December 31, 2021	$(398,138)	$(92,280)	$(150,196)	$–	$(220,102)	$(9,294)	$–	$(3,824)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(83,772)	(34,951)	–	(141,076)	(107,670)	–	(7,075)	–
Balance at December 31, 2022	(481,910)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(5,473)	–	–	–	–	–	–	–
Balance at June 30, 2023	$(487,384)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,294)	$(7,075)	$(3,824)

Total Members' Equity
Balance at December 31, 2021	$128,084	$51,220	$–	$–	$136,898	$(0)	$–	$–

Subscriptions received in horse series	–	–	–	495,000	–	–	50,000	–
Distributions from horse series	–	(16,269)	–	(353,924)	(29,228)	–	(42,925)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(83,772)	(34,951)	–	(141,076)	(107,670)	–	(7,075)	–
Balance at December 31, 2022	44,311	–	–	–	–	(0)	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(30,180)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(5,473)	–	–	–	–	–	–	–
Balance at June 30, 2023	$8,658	$–	$–	$–	$–	$(0)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-89

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	48,000	–	734	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	48,000	–	734	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	23,250	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$71,250	$–	$734	$–

Subscriptions in Series
Balance at December 31, 2021	$223,860	$213,831	$996	$179,649	$170,000	$121,360	$31,250	$265,626

Subscriptions received in horse series	–	–	331,004	–	–	–	–	58,428
Distributions from horse series	(14,465)	(81,578)	(56,480)	–	(107,142)	(37,483)	–	(19,740)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	209,395	132,253	275,520	179,649	62,858	83,877	31,250	304,314

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(59,420)	–	(41,925)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$209,395	$132,253	$216,100	$179,649	$20,933	$83,877	$31,250	$304,314

Accumulated Deficit
Balance at December 31, 2021	$(143,431)	$(136,366)	$(52,329)	$(209,707)	$(77,589)	$(87,035)	$(31,991)	$(106,098)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(72,829)	4,112	(104,520)	30,059	16,339	3,158	7	(93,932)
Balance at December 31, 2022	(216,261)	(132,253)	(156,849)	(179,649)	(61,250)	(83,877)	(31,984)	(200,030)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(35,853)	–	16,840	–	(3,966)	–	–	(48,518)
Balance at June 30, 2023	$(252,114)	$(132,253)	$(140,009)	$(179,649)	$(65,216)	$(83,877)	$(31,984)	$(248,548)

Total Members' Equity
Balance at December 31, 2021	$80,429	$77,466	$(51,333)	$(30,059)	$92,411	$34,325	$(741)	$159,528

Subscriptions received in horse series	–	–	331,004	–	–	–	–	58,428
Distributions from horse series	(14,465)	(81,578)	(56,480)	–	(107,142)	(37,483)	–	(19,740)
Contributions by manager	–	–	–	–	48,000	–	734	–
Net loss	(72,829)	4,112	(104,520)	30,059	16,339	3,158	7	(93,932)
Balance at December 31, 2022	(6,865)	(0)	118,671	–	49,608	–	(0)	104,284

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(59,420)	–	(41,925)	–	–	–
Contributions by manager	–	–	–	–	23,250	–	–	–
Net loss	(35,853)	–	16,840	–	(3,966)	–	–	(48,518)
Balance at June 30, 2023	$(42,718)	$(0)	$76,091	$–	$26,967	$–	$(0)	$55,766

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-90

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$355,378	$–	$223,434	$–	$21,628	$26,129	$209,747	$–
Subscriptions received in horse series	–	304,500	–	215,000	–	–	64,664	330,000
Distributions from horse series	–	–	–	(75)	–	–	(3,120)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	355,378	304,500	223,434	214,925	21,628	26,129	271,291	330,000

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(18,550)	–	–	(4,540)	(5,240)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$355,378	$304,500	$223,434	$196,375	$21,628	$26,129	$266,751	$324,760

Accumulated Deficit
Balance at December 31, 2021	$(355,378)	$–	$(223,434)	$–	$(21,628)	$(26,129)	$(86,137)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(120,177)	–	(84,342)	–	–	(90,858)	(119,121)
Balance at December 31, 2022	(355,378)	(120,177)	(223,434)	(84,342)	(21,628)	(26,129)	(176,995)	(119,121)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(38,931)	–	(12,246)	–	–	(38,466)	(40,409)
Balance at June 30, 2023	$(355,378)	$(159,108)	$(223,434)	$(96,587)	$(21,628)	$(26,129)	$(215,461)	$(159,530)

Total Members' Equity
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$123,610	$–
Subscriptions received in horse series	–	304,500	–	215,000	–	–	64,664	330,000
Distributions from horse series	–	–	–	(75)	–	–	(3,120)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(120,177)	–	(84,342)	–	–	(90,858)	(119,121)
Balance at December 31, 2022	–	184,323	–	130,583	–	–	94,296	210,879

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(18,550)	–	–	(4,540)	(5,240)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(38,931)	–	(12,246)	–	–	(38,466)	(40,409)
Balance at June 30, 2023	$–	$145,392	$–	$99,788	$–	$–	$51,290	$165,230

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-91

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	36,000	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	36,000	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	16,634	3,000	–	–	–	–	18,750	55,909
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$16,634	$39,000	$–	$–	$–	$–	$18,750	$55,909

Subscriptions in Series
Balance at December 31, 2021	$304,000	$–	$21,100	$20,000	$23,850	$33,000	$–	$454,720

Subscriptions received in horse series	–	140,000	–	–	–	–	140,000	–
Distributions from horse series	–	(36,037)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	304,000	103,963	21,100	20,000	23,850	33,000	140,000	454,720

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$304,000	$103,963	$21,100	$20,000	$23,850	$33,000	$140,000	$454,720

Accumulated Deficit
Balance at December 31, 2021	$(203,482)	$(34,830)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$–	$(307,045)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(104,257)	(46,795)	–	–	–	–	(81,781)	(164,640)
Balance at December 31, 2022	(307,739)	(81,625)	(21,100)	(20,000)	(23,850)	(33,000)	(81,781)	(471,685)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(12,894)	(42,677)	–	–	–	–	(32,188)	(38,944)
Balance at June 30, 2023	$(320,634)	$(124,302)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(113,969)	$(510,629)

Total Members' Equity
Balance at December 31, 2021	$100,518	$(34,830)	$–	$–	$–	$–	$–	$147,675

Subscriptions received in horse series	–	140,000	–	–	–	–	140,000	–
Distributions from horse series	–	(36,037)	–	–	–	–	–	–
Contributions by manager	–	36,000	–	–	–	–	–	–
Net loss	(104,257)	(46,795)	–	–	–	–	(81,781)	(164,640)
Balance at December 31, 2022	(3,739)	58,338	–	–	–	–	58,219	(16,965)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	16,634	3,000	–	–	–	–	18,750	55,909
Net loss	(12,894)	(42,677)	–	–	–	–	(32,188)	(38,944)
Balance at June 30, 2023	$–	$18,661	$–	$–	$–	$–	$44,781	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-92

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$1,741	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	30,389	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	1,741	30,389	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$1,741	$30,389	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$–	$–	$–	$–	$248,880	$95,535	$327,940

Subscriptions received in horse series	152,324	187,200	54,000	–	528,409	–	–	–
Distributions from horse series	–	(8,136)	–	–	–	–	–	(108,055)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	152,324	179,064	54,000	–	528,409	248,880	95,535	219,885

Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$339,000	$179,064	$120,000	$–	$665,000	$248,880	$95,535	$219,885

Accumulated Deficit
Balance at December 31, 2021	$–	$(38,467)	$–	$(21,801)	$–	$(250,621)	$(125,934)	$(112,436)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(74,563)	(87,775)	(18,704)	–	(193,010)	–	10	(107,449)
Balance at December 31, 2022	(74,563)	(126,243)	(18,704)	(21,801)	(193,010)	(250,621)	(125,924)	(219,885)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(83,257)	(32,495)	(34,014)	–	(128,247)	–	–	–
Balance at June 30, 2023	$(157,820)	$(158,738)	$(52,718)	$(21,801)	$(321,257)	$(250,621)	$(125,924)	$(219,885)

Total Members' Equity
Balance at December 31, 2021	$–	$(38,467)	$–	$(21,801)	$–	$–	$(30,399)	$215,504

Subscriptions received in horse series	152,324	187,200	54,000	–	528,409	–	–	–
Distributions from horse series	–	(8,136)	–	–	–	–	–	(108,055)
Contributions by manager	–	–	–	–	–	–	30,389	–
Net loss	(74,563)	(87,775)	(18,704)	–	(193,010)	–	10	(107,449)
Balance at December 31, 2022	77,761	52,821	35,296	(21,801)	335,399	–	(0)	–

Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(83,257)	(32,495)	(34,014)	–	(128,247)	–	–	–
Balance at June 30, 2023	$181,180	$20,326	$67,282	$(21,801)	$343,743	$–	$(0)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-93

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$22,953	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	22,953	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$22,953	$–

Subscriptions in Series
Balance at December 31, 2021	$437,148	$707,280	$273,000	$–	$23,290	$19,776	$20,000	$453,900

Subscriptions received in horse series	52	342,720	–	563,072	–	–	–	–
Distributions from horse series	(79,300)	(51,200)	(39,090)	–	–	–	–	(35,554)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	357,900	998,800	233,910	563,072	23,290	19,776	20,000	418,346

Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,600)	–	(63,155)	–	–	–	–	(2,652)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$294,300	$998,800	$170,755	$640,000	$23,290	$19,776	$20,000	$415,694

Accumulated Deficit
Balance at December 31, 2021	$(111,101)	$(230,665)	$(97,676)	$–	$(23,290)	$(19,776)	$(42,953)	$(177,507)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(107,655)	(321,350)	(50,718)	(179,690)	–	–	–	(113,626)
Balance at December 31, 2022	(218,755)	(552,015)	(148,393)	(179,690)	(23,290)	(19,776)	(42,953)	(291,132)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	43,766	(143,235)	(22,362)	(103,016)	–	–	–	(75,255)
Balance at June 30, 2023	$(174,990)	$(695,250)	$(170,755)	$(282,706)	$(23,290)	$(19,776)	$(42,953)	$(366,388)

Total Members' Equity
Balance at December 31, 2021	$326,048	$476,615	$175,324	$–	$–	$–	$–	$276,393

Subscriptions received in horse series	52	342,720	–	563,072	–	–	–	–
Distributions from horse series	(79,300)	(51,200)	(39,090)	–	–	–	–	(35,554)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(107,655)	(321,350)	(50,718)	(179,690)	–	–	–	(113,626)
Balance at December 31, 2022	139,145	446,785	85,517	383,382	–	–	–	127,214

Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,600)	–	(63,155)	–	–	–	–	(2,652)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	43,766	(143,235)	(22,362)	(103,016)	–	–	–	(75,255)
Balance at June 30, 2023	$119,311	$303,550	$–	$357,294	$–	$–	$–	$49,306

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-94

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$25,979	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	25,979	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$25,979	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$28,570	$–	$34,881	$44,555	$–	$40,500	$287,099

Subscriptions received in horse series	635,000	–	289,481	–	–	252,000	–	–
Distributions from horse series	–	–	–	–	–	(9,930)	–	(22,020)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	635,000	28,570	289,481	34,881	44,555	242,070	40,500	265,079

Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(12,810)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$635,000	$28,570	$349,350	$34,881	$44,555	$229,260	$40,500	$265,079

Accumulated Deficit
Balance at December 31, 2021	$–	$(28,570)	$–	$(34,881)	$(44,555)	$–	$(66,479)	$(199,028)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(217,769)	–	(95,240)	–	–	(93,935)	–	(66,051)
Balance at December 31, 2022	(217,769)	(28,570)	(95,240)	(34,881)	(44,555)	(93,935)	(66,479)	(265,079)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(85,120)	–	(58,019)	–	–	(22,711)	–	–
Balance at June 30, 2023	$(302,889)	$(28,570)	$(153,259)	$(34,881)	$(44,555)	$(116,646)	$(66,479)	$(265,079)

Total Members' Equity
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$88,071

Subscriptions received in horse series	635,000	–	289,481	–	–	252,000	–	–
Distributions from horse series	–	–	–	–	–	(9,930)	–	(22,020)
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(217,769)	–	(95,240)	–	–	(93,935)	–	(66,051)
Balance at December 31, 2022	417,231	–	194,241	–	–	148,135	–	–

Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(12,810)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(85,120)	–	(58,019)	–	–	(22,711)	–	–
Balance at June 30, 2023	$332,111	$–	$196,091	$–	$–	$112,614	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-95

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	12,000	48,000	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	12,000	48,000	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	600	17,100	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$12,600	$65,100	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$(3,317)	$373,619	$–	$123,680	$14,000	$11,983	$218,350	$16,483

Subscriptions received in horse series	–	–	100,000	–	–	–	–	–
Distributions from horse series	–	–	(1,394)	(324,392)	–	–	(5,355)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	(3,317)	373,619	98,606	(200,712)	14,000	11,983	212,995	16,483

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$(3,317)	$373,619	$98,606	$(200,712)	$14,000	$11,983	$212,995	$16,483

Accumulated Deficit
Balance at December 31, 2021	$3,317	$(373,619)	$–	$(56,172)	$(14,000)	$(11,983)	$(139,761)	$(16,483)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	(110,606)	242,424	–	–	(79,183)	–
Balance at December 31, 2022	3,317	(373,619)	(110,606)	186,252	(14,000)	(11,983)	(218,945)	(16,483)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	(34,926)	–	–	(12,236)	–
Balance at June 30, 2023	$3,317	$(373,619)	$(110,606)	$151,326	$(14,000)	$(11,983)	$(231,181)	$(16,483)

Total Members' Equity
Balance at December 31, 2021	$–	$–	$–	$67,508	$–	$–	$78,588	$–

Subscriptions received in horse series	–	–	100,000	–	–	–	–	–
Distributions from horse series	–	–	(1,394)	(324,392)	–	–	(5,355)	–
Contributions by manager	–	–	12,000	48,000	–	–	–	–
Net loss	–	–	(110,606)	242,424	–	–	(79,183)	–
Balance at December 31, 2022	–	–	–	33,540	–	–	(5,950)	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	600	17,100	–	–	–	–
Net loss	–	–	–	(34,926)	–	–	(12,236)	–
Balance at June 30, 2023	$–	$–	$600	$15,713	$–	$–	$(18,186)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-96

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	21,600	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	21,600	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	10,500	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$21,600	$–	$–	$–	$–	$10,500	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$126,000	$154,826	$1,312,374	$–	$229,000	$–	$29,679	$318,866

Subscriptions received in horse series	–	97,554	–	–	–	93,000	–	3,534
Distributions from horse series	–	(146,020)	(316,490)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	126,000	106,360	995,885	–	229,000	93,000	29,679	322,400

Subscriptions received in horse series	–	–	–	1,020,504	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$126,000	$106,360	$995,885	$1,020,504	$229,000	$93,000	$29,679	$322,400

Accumulated Deficit
Balance at December 31, 2021	$(66,092)	$(58,729)	$(1,435,290)	$–	$(153,465)	$–	$(643)	$(77,038)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(81,508)	32,853	439,406	(80,842)	(74,155)	(49,781)	(15,125)	(89,010)
Balance at December 31, 2022	(147,600)	(25,876)	(995,885)	(80,842)	(227,620)	(49,781)	(15,768)	(166,048)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(76,606)	–	(377,109)	(1,380)	(26,302)	(397)	(59,583)
Balance at June 30, 2023	$(147,600)	$(102,482)	$(995,885)	$(457,951)	$(229,000)	$(76,082)	$(16,165)	$(225,632)

Total Members' Equity
Balance at December 31, 2021	$59,908	$96,097	$(122,916)	$–	$75,535	$–	$29,036	$241,828

Subscriptions received in horse series	–	97,554	–	–	–	93,000	–	3,534
Distributions from horse series	–	(146,020)	(316,490)	–	–	–	–	–
Contributions by manager	21,600	–	–	–	–	–	–	–
Net loss	(81,508)	32,853	439,406	(80,842)	(74,155)	(49,781)	(15,125)	(89,010)
Balance at December 31, 2022	–	80,484	–	(80,842)	1,380	43,219	13,911	156,352

Subscriptions received in horse series	–	–	–	1,020,504	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	10,500	–	–
Net loss	–	(76,606)	–	(377,109)	(1,380)	(26,302)	(397)	(59,583)
Balance at June 30, 2023	$–	$3,878	$–	$562,553	$0	$27,418	$13,514	$96,768

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-97

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$7,724	$–	$–	$–	$–	$–	$33,825

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	7,724	–	–	–	–	–	33,825

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$7,724	$–	$–	$–	$–	$–	$33,825

Subscriptions in Series
Balance at December 31, 2021	$–	$135,000	$40,069	$21,569	$93,843	$348,761	$102,054	$550,381

Subscriptions received in horse series	52,500	–	–	–	–	179	189,946	–
Distributions from horse series	–	–	–	–	(129,330)	(10,060)	(10,300)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	52,500	135,000	40,069	21,569	(35,487)	338,880	281,700	550,381

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(10,060)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$52,500	$135,000	$40,069	$21,569	$(35,487)	$328,820	$281,700	$550,381

Accumulated Deficit
Balance at December 31, 2021	$–	$(142,724)	$(40,069)	$(21,569)	$49,275	$(122,529)	$(55,845)	$(584,206)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(21,774)	–	–	–	(13,788)	(88,295)	(117,856)	–
Balance at December 31, 2022	(21,774)	(142,724)	(40,069)	(21,569)	35,487	(210,824)	(173,701)	(584,206)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(28,797)	–	–	–	–	(33,670)	(65,456)	–
Balance at June 30, 2023	$(50,571)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(244,495)	$(239,157)	$(584,206)

Total Members' Equity
Balance at December 31, 2021	$–	$–	$–	$–	$143,118	$226,232	$46,209	$–

Subscriptions received in horse series	52,500	–	–	–	–	179	189,946	–
Distributions from horse series	–	–	–	–	(129,330)	(10,060)	(10,300)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(21,774)	–	–	–	(13,788)	(88,295)	(117,856)	–
Balance at December 31, 2022	30,726	–	–	–	–	128,056	107,999	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(10,060)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(28,797)	–	–	–	–	(33,670)	(65,456)	–
Balance at June 30, 2023	$1,929	$–	$–	$–	$–	$84,325	$42,543	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-98

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Who Runs the World	Series Who'sbeeninmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$48,000	$–	$–	$11,843

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	36,000	–	36,000	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	36,000	–	84,000	–	–	11,843

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	12,000	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$36,000	$–	$96,000	$–	$–	$11,843

Subscriptions in Series
Balance at December 31, 2021	$162,032	$374,340	$112,000	$370,000	$(99,881)	$285,750	$25,194	$–

Subscriptions received in horse series	368,368	–	28,000	–	–	164,250	–	–
Distributions from horse series	–	(18,819)	(29,611)	(108,209)	(17,462)	(1,560)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	530,400	355,521	110,389	261,791	(117,343)	448,440	25,194	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(2,244)	(9,078)	–	–	(1,600)	(13,380)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$528,156	$346,443	$110,389	$261,791	$(118,943)	$435,060	$25,194	$–

Accumulated Deficit
Balance at December 31, 2021	$(84,333)	$(146,778)	$(50,962)	$(135,430)	$136,553	$(134,948)	$(25,194)	$(11,843)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(203,690)	(107,311)	(95,426)	(126,360)	(77,418)	(157,294)	–	–
Balance at December 31, 2022	(288,023)	(254,089)	(146,389)	(261,791)	59,135	(292,242)	(25,194)	(11,843)

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	(71,557)	(52,723)	–	–	(29,421)	(89,912)	–	–
Balance at June 30, 2023	$(359,580)	$(306,812)	$(146,389)	$(261,791)	$29,714	$(382,154)	$(25,194)	$(11,843)

Total Members' Equity
Balance at December 31, 2021	$77,699	$227,562	$61,038	$234,570	$84,672	$150,802	$(0)	$–

Subscriptions received in horse series	368,368	–	28,000	–	–	164,250	–	–
Distributions from horse series	–	(18,819)	(29,611)	(108,209)	(17,462)	(1,560)	–	–
Contributions by manager	–	–	36,000	–	36,000	–	–	–
Net loss	(203,690)	(107,311)	(95,426)	(126,360)	(77,418)	(157,294)	–	–
Balance at December 31, 2022	242,377	101,432	–	–	25,792	156,198	(0)	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(2,244)	(9,078)	–	–	(1,600)	(13,380)	–	–
Contributions by manager	–	–	–	–	12,000	–	–	–
Net loss	(71,557)	(52,723)	–	–	(29,421)	(89,912)	–	–
Balance at June 30, 2023	$168,576	$39,631	$–	$–	$6,771	$52,906	$(0)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-99

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Retired MRH Series	Total Series Total Edge Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022

Subscriptions received in horse series	–	569,520	203,000	30,000	135,000	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$569,520	$203,000	$30,000	$135,000	$–	$–	$–

Accumulated Deficit
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(94,530)	(42,218)	(23,830)	(32,100)	(29,799)	(15,599)	(25,767)
Balance at June 30, 2023	$–	$(94,530)	$(42,218)	$(23,830)	$(32,100)	$(29,799)	$(15,599)	$(25,767)

Total Members' Equity
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–

Subscriptions received in horse series	–	569,520	203,000	30,000	135,000	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net loss	–	(94,530)	(42,218)	(23,830)	(32,100)	(29,799)	(15,599)	(25,767)
Balance at June 30, 2023	$–	$474,990	$160,782	$6,170	$102,900	$(29,799)	$(15,599)	$(25,767)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-100

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series MRH Bullish Sentiment 21	Series MRH Giant Mover 21	Series MRH Lovesick 21	Series MRH Tamboz 21	FY 06.30.2023 Consolidated Total
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$324,928

Subscriptions received in horse series	–	–	–	–	–
Distributions from horse series	–	–	–	–	–
Contributions by manager	–	–	–	–	516,896
Net loss	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	841,824

Subscriptions received in horse series	–	–	–	–	–
Distributions from horse series	–	–	–	–	–
Contributions by manager	–	–	–	–	227,867
Net loss	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$1,069,692

Subscriptions in Series
Balance at December 31, 2021	$–	$–	$–	$–	$24,572,223

Subscriptions received in horse series	–	–	–	–	11,805,265
Distributions from horse series	–	–	–	–	(4,373,070)
Contributions by manager	–	–	–	–	–
Net loss	–	–	–	–	–
Balance at December 31, 2022					32,004,417

Subscriptions received in horse series	–	–	–	–	3,392,795
Distributions from horse series	–	–	–	–	(1,050,058)
Contributions by manager	–	–	–	–	–
Net loss	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$34,347,154

Accumulated Deficit
Balance at December 31, 2021	$–	$–	$–	$–	$(17,096,486)

Subscriptions received in horse series	–	–	–	–	–
Distributions from horse series	–	–	–	–	–
Contributions by manager	–	–	–	–	–
Net loss	–	–	–	–	(8,494,334)
Balance at December 31, 2022	–	–	–	–	(25,590,820)

Subscriptions received in horse series	–	–	–	–	–
Distributions from horse series	–	–	–	–	–
Contributions by manager	–	–	–	–	–
Net loss	(20,315)	(9,126)	(25,147)	(28,608)	(5,007,031)
Balance at June 30, 2023	$(20,315)	$(9,126)	$(25,147)	$(28,608)	$(30,597,851)

Total Members' Equity
Balance at December 31, 2021	$–	$–	$–	$–	$7,800,664

Subscriptions received in horse series	–	–	–	–	11,805,265
Distributions from horse series	–	–	–	–	(4,373,070)
Contributions by manager	–	–	–	–	516,896
Net loss	–	–	–	–	(8,494,334)
Balance at December 31, 2022	–	–	–	–	7,255,421

Subscriptions received in horse series	–	–	–	–	3,392,795
Distributions from horse series	–	–	–	–	(1,050,058)
Contributions by manager	–	–	–	–	227,867
Net loss	(20,315)	(9,126)	(25,147)	(28,608)	(5,007,031)
Balance at June 30, 2023	$(20,315)	$(9,126)	$(25,147)	$(28,608)	$4,818,995

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-101

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	24,272	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	24,272	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$24,272	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$–	$–	$157,908	$84,050	$8,998	$103,800	$–

Subscriptions received in horse series	310,000	–	–	–	–	–	433,500
Distributions from horse series	(162,701)	–	–	(308)	–	(10,830)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	147,299	–	157,908	83,743	8,998	92,970	433,500

Subscriptions received in horse series	–	135,000	–	–	–	–	–
Distributions from horse series	–	–	–	(2,657)	–	(15,715)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$147,299	$135,000	$157,908	$81,086	$8,998	$77,255	$433,500

Accumulated Deficit
Balance at December 31, 2020	$(40,970)	$–	$(107,406)	$(25,954)	$(8,998)	$(31,698)	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(106,329)	–	(74,773)	(43,571)	–	(45,558)	(187,187)
Balance at December 31, 2021	(147,299)	–	(182,180)	(69,525)	(8,998)	(77,255)	(187,187)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(27,327)	–	(18,100)	–	–	(74,188)
Balance at June 30, 2022	$(147,299)	$(27,327)	$(182,180)	$(87,624)	$(8,998)	$(77,255)	$(261,375)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$(40,970)	$–	$50,502	$58,096	$–	$72,102	$–

Subscriptions received in horse series	310,000	–	–	–	–	–	433,500
Distributions from horse series	(162,701)	–	–	(308)	–	(10,830)	–
Contributions by manager	–	–	24,272	–	–	–	–
Net loss	(106,329)	–	(74,773)	(43,571)	–	(45,558)	(187,187)
Balance at December 31, 2021	–	–	–	14,218	–	15,715	246,313

Subscriptions received in horse series	–	135,000	–	–	–	–	–
Distributions from horse series	–	–	–	(2,657)	–	(15,715)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(27,327)	–	(18,100)	–	–	(74,188)
Balance at June 30, 2022	$–	$107,673	$–	$(6,539)	$–	$–	$172,125

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-102

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Ashlees Empire 20	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	24,527	–	–	–	–	16,469
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$24,527	$–	$–	$–	$–	$16,469

Subscriptions in Series
Balance at December 31, 2020	$–	$84,600	$2,524,083	$295,200	$–	$–	$38,000

Subscriptions received in horse series	–	–	–	–	–	224,720	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	84,600	2,524,083	295,200	–	224,720	38,000

Subscriptions received in horse series	–	–	–	–	–	575,120	–
Distributions from horse series	–	(18,199)	–	(4,356)	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$66,401	$2,524,083	$290,844	$–	$799,840	$38,000

Accumulated Deficit
Balance at December 31, 2020	$–	$(28,066)	$(717,305)	$(86,161)	$–	$–	$(36,440)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(63,653)	(2,044,475)	(110,543)	–	(121,123)	(18,041)
Balance at December 31, 2021	–	(91,719)	(2,761,780)	(196,705)	–	(121,123)	(54,481)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(3,921)	791	(643,822)	(56,247)	–	(202,034)	13
Balance at June 30, 2022	$(3,921)	$(90,928)	$(3,405,602)	$(252,951)	$–	$(323,158)	$(54,469)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$56,534	$1,806,778	$209,039	$–	$–	$1,560

Subscriptions received in horse series	–	–	–	–	–	224,720	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(63,653)	(2,044,475)	(110,543)	–	(121,123)	(18,041)
Balance at December 31, 2021	–	(7,119)	(237,698)	98,495	–	103,597	(16,481)

Subscriptions received in horse series	–	–	–	–	–	575,120	–
Distributions from horse series	–	(18,199)	–	(4,356)	–	–	–
Contributions by manager	–	24,527	–	–	–	–	16,469
Net loss	(3,921)	791	(643,822)	(56,247)	–	(202,034)	13
Balance at June 30, 2022	$(3,921)	$–	$(881,519)	$37,893	$–	$476,682	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-103

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Big Mel	Series Black Escort 19	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	48,373	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	48,373	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	23,400	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$48,373	$23,400	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$726,000	$–	$11,750	$–	$44,400	$–	$372,645

Subscriptions received in horse series	–	75,000	–	223,973	–	405,616	455
Distributions from horse series	–	–	–	–	–	–	(6,560)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	726,000	75,000	11,750	223,973	44,400	405,616	366,540

Subscriptions received in horse series	–	25,000	–	270,727	–	109,484	–
Distributions from horse series	–	(2,791)	–	–	–	(3,570)	(32,062)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$726,000	$97,209	$11,750	$494,700	$44,400	$511,530	$334,478

Accumulated Deficit
Balance at December 31, 2020	$(392,034)	$–	$(11,750)	$–	$(44,400)	$–	$(105,664)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(382,338)	(51,989)	–	(88,320)	–	(211,135)	(117,314)
Balance at December 31, 2021	(774,373)	(51,989)	(11,750)	(88,320)	(44,400)	(211,135)	(222,979)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(36,019)	–	(113,657)	–	(91,205)	(73,213)
Balance at June 30, 2022	$(774,373)	$(88,008)	$(11,750)	$(201,977)	$(44,400)	$(302,340)	$(296,192)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$333,966	$–	$–	$–	$–	$–	$266,981

Subscriptions received in horse series	–	75,000	–	223,973	–	405,616	455
Distributions from horse series	–	–	–	–	–	–	(6,560)
Contributions by manager	48,373	–	–	–	–	–	–
Net loss	(382,338)	(51,989)	–	(88,320)	–	(211,135)	(117,314)
Balance at December 31, 2021	–	23,011	–	135,653	–	194,481	143,562

Subscriptions received in horse series	–	25,000	–	270,727	–	109,484	–
Distributions from horse series	–	(2,791)	–	–	–	(3,570)	(32,062)
Contributions by manager	–	23,400	–	–	–	–	–
Net loss	–	(36,019)	–	(113,657)	–	(91,205)	(73,213)
Balance at June 30, 2022	$–	$32,601	$–	$292,723	$–	$209,190	$38,286

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-104

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$–	$–	$–	$–	$193,000	$–	$745,250

Subscriptions received in horse series	–	–	–	510,000	–	540,600	–
Distributions from horse series	–	–	–	–	–	(1,989)	(1,250)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	510,000	193,000	538,611	744,000

Subscriptions received in horse series	112,000	1,170,000	–	–	–	–	–
Distributions from horse series	–	–	–	–	(13,340)	(18,156)	(57,691)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$112,000	$1,170,000	$–	$510,000	$179,660	$520,455	$686,309

Accumulated Deficit
Balance at December 31, 2020	$–	$–	$–	$–	$(55,258)	$–	$(184,202)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(76,199)	–	(135,750)	(74,886)	(196,059)	(233,158)
Balance at December 31, 2021	–	(76,199)	–	(135,750)	(130,144)	(196,059)	(417,359)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(22,264)	(354,823)	(4,310)	(69,863)	(25,324)	(59,907)	(268,950)
Balance at June 30, 2022	$(22,264)	$(431,021)	$(4,310)	$(205,613)	$(155,468)	$(255,966)	$(686,309)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$–	$–	$–	$137,742	$–	$561,048

Subscriptions received in horse series	–	–	–	510,000	–	540,600	–
Distributions from horse series	–	–	–	–	–	(1,989)	(1,250)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(76,199)	–	(135,750)	(74,886)	(196,059)	(233,158)
Balance at December 31, 2021	–	(76,199)	–	374,250	62,856	342,552	326,641

Subscriptions received in horse series	112,000	1,170,000	–	–	–	–	–
Distributions from horse series	–	–	–	–	(13,340)	(18,156)	(57,691)
Contributions by manager	–	–	–	–	–	–	–
Net loss	(22,264)	(354,823)	(4,310)	(69,863)	(25,324)	(59,907)	(268,950)
Balance at June 30, 2022	$89,736	$738,979	$(4,310)	$304,387	$24,192	$264,489	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-105

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	36,000	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	36,000	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	22,800	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$58,800	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$64,056	$–	$106,872	$–	$–	$26,026	$176,000

Subscriptions received in horse series	314	490,000	–	122,000	–	–	–
Distributions from horse series	(1,878)	(3,501)	–	(25,147)	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	62,492	486,499	106,872	96,853	–	26,026	176,000

Subscriptions received in horse series	–	–	–	–	101,250	–	–
Distributions from horse series	(15,863)	(28,100)	–	(30,428)	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$46,629	$458,399	$106,872	$66,425	$101,250	$26,026	$176,000

Accumulated Deficit
Balance at December 31, 2020	$(21,272)	$–	$(76,473)	$–	$–	$(26,026)	$(83,088)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(31,508)	(185,291)	(38,868)	(73,165)	(8,889)	–	(50,927)
Balance at December 31, 2021	(52,780)	(185,291)	(115,341)	(73,165)	(8,889)	(26,026)	(134,015)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	6,151	(47,535)	(15,954)	(5,631)	(29,895)	–	(5,390)
Balance at June 30, 2022	$(46,629)	$(232,825)	$(131,295)	$(78,796)	$(38,785)	$(26,026)	$(139,405)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$42,784	$–	$30,399	$–	$–	$–	$92,912

Subscriptions received in horse series	314	490,000	–	122,000	–	–	–
Distributions from horse series	(1,878)	(3,501)	–	(25,147)	–	–	–
Contributions by manager	–	–	–	36,000	–	–	–
Net loss	(31,508)	(185,291)	(38,868)	(73,165)	(8,889)	–	(50,927)
Balance at December 31, 2021	9,712	301,208	(8,469)	59,688	(8,889)	–	41,985

Subscriptions received in horse series	–	–	–	–	101,250	–	–
Distributions from horse series	(15,863)	(28,100)	–	(30,428)	–	–	–
Contributions by manager	–	–	–	22,800	–	–	–
Net loss	6,151	(47,535)	(15,954)	(5,631)	(29,895)	–	(5,390)
Balance at June 30, 2022	$–	$225,573	$(24,423)	$46,429	$62,465	$–	$36,595

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-106

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21	Series Elarose 21	Series Escape Route
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	46,800
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	46,800

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	21,600	–	–	–	–	–	12,000
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$21,600	$–	$–	$–	$–	$–	$58,800

Subscriptions in Series
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$54,341

Subscriptions received in horse series	128,000	203,211	224,286	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(47,265)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	128,000	203,211	224,286	–	–	–	7,076

Subscriptions received in horse series	–	1,809	123,714	70,000	–	–	–
Distributions from horse series	(17,160)	(6,763)	(13,740)	–	–	–	(39,545)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$110,840	$198,257	$334,260	$70,000	$–	$–	$(32,468)

Accumulated Deficit
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$(512)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(37,886)	(74,103)	(110,104)	–	–	–	(4,761)
Balance at December 31, 2021	(37,886)	(74,103)	(110,104)	–	–	–	(5,274)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(24,068)	(25,471)	(57,213)	(10,679)	–	–	3,606
Balance at June 30, 2022	$(61,954)	$(99,574)	$(167,317)	$(10,679)	$–	$–	$(1,668)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$53,829

Subscriptions received in horse series	128,000	203,211	224,286	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(47,265)
Contributions by manager	–	–	–	–	–	–	46,800
Net loss	(37,886)	(74,103)	(110,104)	–	–	–	(4,761)
Balance at December 31, 2021	90,114	129,108	114,182	–	–	–	48,602

Subscriptions received in horse series	–	1,809	123,714	70,000	–	–	–
Distributions from horse series	(17,160)	(6,763)	(13,740)	–	–	–	(39,545)
Contributions by manager	21,600	–	–	–	–	–	12,000
Net loss	(24,068)	(25,471)	(57,213)	(10,679)	–	–	3,606
Balance at June 30, 2022	$70,486	$98,684	$166,943	$59,321	$–	$–	$24,664

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-107

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable	Series Gentleman Gerry
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$138,580	$–	$–	$–	$172,200	$494,450	$–

Subscriptions received in horse series	–	–	–	–	–	5,550	–
Distributions from horse series	–	–	–	–	(8,856)	(15,200)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	138,580	–	–	–	163,344	484,800	–

Subscriptions received in horse series	–	242,400	–	100,000	–	–	139,500
Distributions from horse series	–	–	–	–	(17,958)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$138,580	$242,400	$–	$100,000	$145,386	$484,800	$139,500

Accumulated Deficit
Balance at December 31, 2020	$(47,425)	$–	$–	$–	$(55,170)	$(139,137)	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(51,744)	–	–	–	(50,894)	(175,697)	–
Balance at December 31, 2021	(99,168)	–	–	–	(106,064)	(314,834)	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(32,890)	(63,778)	(7,478)	(25,918)	(14,636)	(74,673)	(31,027)
Balance at June 30, 2022	$(132,058)	$(63,778)	$(7,478)	$(25,918)	$(120,699)	$(389,507)	$(31,027)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$91,155	$–	$–	$–	$117,030	$355,313	$–

Subscriptions received in horse series	–	–	–	–	–	5,550	–
Distributions from horse series	–	–	–	–	(8,856)	(15,200)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(51,744)	–	–	–	(50,894)	(175,697)	–
Balance at December 31, 2021	39,412	–	–	–	57,280	169,966	–

Subscriptions received in horse series	–	242,400	–	100,000	–	–	139,500
Distributions from horse series	–	–	–	–	(17,958)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(32,890)	(63,778)	(7,478)	(25,918)	(14,636)	(74,673)	(31,027)
Balance at June 30, 2022	$6,522	$178,622	$(7,478)	$74,082	$24,687	$95,293	$108,473

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-108

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	438,600	229,500	335,250	–	–	–	–
Distributions from horse series	(86,358)	(158,623)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	352,242	70,877	335,250	–	–	–	–

Subscriptions received in horse series	–	–	–	90,871	–	–	–
Distributions from horse series	(44,778)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$307,464	$70,877	$335,250	$90,871	$–	$–	$–

Accumulated Deficit
Balance at December 31, 2020	$–	$(10,777)	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(126,992)	(60,100)	(124,224)	(7,541)	–	–	–
Balance at December 31, 2021	(126,992)	(70,877)	(124,224)	(7,541)	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(41,557)	–	(54,283)	(27,357)	–	–	–
Balance at June 30, 2022	$(168,549)	$(70,877)	$(178,507)	$(34,898)	$–	$–	$–

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$(10,777)	$–	$–	$–	$–	$–

Subscriptions received in horse series	438,600	229,500	335,250	–	–	–	–
Distributions from horse series	(86,358)	(158,623)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(126,992)	(60,100)	(124,224)	(7,541)	–	–	–
Balance at December 31, 2021	225,250	–	211,026	(7,541)	–	–	–

Subscriptions received in horse series	–	–	–	90,871	–	–	–
Distributions from horse series	(44,778)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(41,557)	–	(54,283)	(27,357)	–	–	–
Balance at June 30, 2022	$138,915	$–	$156,743	$55,973	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-109

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$–	$–	$–	$–	$231,748	$510,000	$20,025

Subscriptions received in horse series	–	247,426	–	–	1,832	–	–
Distributions from horse series	–	(52)	–	–	(29,233)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	247,374	–	–	204,347	510,000	20,025

Subscriptions received in horse series	–	3,474	–	–	–	–	–
Distributions from horse series	–	–	–	–	(109,201)	(83,912)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$250,848	$–	$–	$95,146	$426,088	$20,025

Accumulated Deficit
Balance at December 31, 2020	$–	$–	$–	$–	$(67,186)	$(269,290)	$(20,025)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(91,626)	–	–	(65,139)	(144,271)	–
Balance at December 31, 2021	–	(91,626)	–	–	(132,325)	(413,561)	(20,025)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(11,374)	(37,257)	–	(4,959)	36,444	(12,527)	–
Balance at June 30, 2022	$(11,374)	$(128,883)	$–	$(4,959)	$(95,881)	$(426,088)	$(20,025)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$–	$–	$–	$164,562	$240,710	$–

Subscriptions received in horse series	–	247,426	–	–	1,832	–	–
Distributions from horse series	–	(52)	–	–	(29,233)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(91,626)	–	–	(65,139)	(144,271)	–
Balance at December 31, 2021	–	155,749	–	–	72,022	96,439	–

Subscriptions received in horse series	–	3,474	–	–	–	–	–
Distributions from horse series	–	–	–	–	(109,201)	(83,912)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(11,374)	(37,257)	–	(4,959)	36,444	(12,527)	–
Balance at June 30, 2022	$(11,374)	$121,965	$–	$(4,959)	$(735)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-110

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Kichiro	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	10,973	–	–	6,446	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	10,973	–	–	6,446	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$10,973	$–	$–	$6,446	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$26,000	$526,222	$143,500	$143,750	$–	$354,340	$9,294

Subscriptions received in horse series	–	–	–	–	–	2,660	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	26,000	526,222	143,500	143,750	–	357,000	9,294

Subscriptions received in horse series	–	–	–	–	384,615	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$26,000	$526,222	$143,500	$143,750	$384,615	$357,000	$9,294

Accumulated Deficit
Balance at December 31, 2020	$(29,379)	$(240,608)	$(36,601)	$(158,909)	$–	$(100,106)	$(9,294)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(7,594)	(157,530)	(55,679)	8,713	–	(119,996)	–
Balance at December 31, 2021	(36,973)	(398,138)	(92,280)	(150,196)	–	(220,102)	(9,294)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(95,444)	(34,951)	–	(109,141)	(64,821)	–
Balance at June 30, 2022	$(36,973)	$(493,581)	$(127,231)	$(150,196)	$(109,141)	$(284,923)	$(9,294)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$(3,379)	$285,614	$106,899	$(15,159)	$–	$254,234	$–

Subscriptions received in horse series	–	–	–	–	–	2,660	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	10,973	–	–	6,446	–	–	–
Net loss	(7,594)	(157,530)	(55,679)	8,713	–	(119,996)	–
Balance at December 31, 2021	–	128,084	51,220	–	–	136,898	–

Subscriptions received in horse series	–	–	–	–	384,615	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(95,444)	(34,951)	–	(109,141)	(64,821)	–
Balance at June 30, 2022	$–	$32,640	$16,269	$–	$275,474	$72,077	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-111

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Madiera Wine	Series Major Implications	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	21,600
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$–	$21,600

Subscriptions in Series
Balance at December 31, 2020	$–	$3,824	$223,860	$246,820	$–	$179,649	$–

Subscriptions received in horse series	–	–	–	–	996	–	170,000
Distributions from horse series	–	–	–	(32,989)	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	3,824	223,860	213,831	996	179,649	170,000

Subscriptions received in horse series	50,000	–	–	–	330,008	–	–
Distributions from horse series	(42,925)	–	–	(6,626)	–	–	(41,244)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$7,075	$3,824	$223,860	$207,206	$331,004	$179,649	$128,756

Accumulated Deficit
Balance at December 31, 2020	$–	$(3,824)	$(66,021)	$(71,782)	$–	$(140,263)	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	(77,410)	(64,584)	(52,329)	(69,445)	(77,589)
Balance at December 31, 2021	–	(3,824)	(143,431)	(136,366)	(52,329)	(209,707)	(77,589)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(7,075)	–	(43,172)	(43,184)	(101,159)	(10,442)	(12,931)
Balance at June 30, 2022	$(7,075)	$(3,824)	$(186,604)	$(179,550)	$(153,488)	$(220,150)	$(90,520)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$–	$157,839	$175,038	$–	$39,386	$–

Subscriptions received in horse series	–	–	–	–	996	–	170,000
Distributions from horse series	–	–	–	(32,989)	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	(77,410)	(64,584)	(52,329)	(69,445)	(77,589)
Balance at December 31, 2021	–	–	80,429	77,466	(51,333)	(30,059)	92,411

Subscriptions received in horse series	50,000	–	–	–	330,008	–	–
Distributions from horse series	(42,925)	–	–	(6,626)	–	–	(41,244)
Contributions by manager	–	–	–	–	–	–	–
Net loss	(7,075)	–	(43,172)	(43,184)	(101,159)	(10,442)	(12,931)
Balance at June 30, 2022	$–	$–	$37,256	$27,656	$177,516	$(40,501)	$38,236

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-112

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	734	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$734	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$121,360	$31,250	$–	$363,918	$–	$–	$–

Subscriptions received in horse series	–	–	265,626	–	–	469,200	–
Distributions from horse series	–	–	–	(8,540)	–	(245,766)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	121,360	31,250	265,626	355,378	–	223,434	–

Subscriptions received in horse series	–	–	58,428	–	–	–	–
Distributions from horse series	–	–	(16,740)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$121,360	$31,250	$307,314	$355,378	$–	$223,434	$–

Accumulated Deficit
Balance at December 31, 2020	$(36,806)	$(29,248)	$–	$(161,267)	$–	$(23,846)	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(50,228)	(2,743)	(106,098)	(194,111)	–	(199,589)	–
Balance at December 31, 2021	(87,035)	(31,991)	(106,098)	(355,378)	–	(223,434)	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(20,866)	7	(43,873)	–	(12,133)	–	(5,057)
Balance at June 30, 2022	$(107,900)	$(31,984)	$(149,971)	$(355,378)	$(12,133)	$(223,434)	$(5,057)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$84,554	$2,002	$–	$202,651	$–	$(23,846)	$–

Subscriptions received in horse series	–	–	265,626	–	–	469,200	–
Distributions from horse series	–	–	–	(8,540)	–	(245,766)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(50,228)	(2,743)	(106,098)	(194,111)	–	(199,589)	–
Balance at December 31, 2021	34,325	(741)	159,528	–	–	–	–

Subscriptions received in horse series	–	–	58,428	–	–	–	–
Distributions from horse series	–	–	(16,740)	–	–	–	–
Contributions by manager	21,600	734	–	–	–	–	–
Net loss	(20,866)	7	(43,873)	–	(12,133)	–	(5,057)
Balance at June 30, 2022	$35,060	$–	$157,343	$–	$(12,133)	$–	$(5,057)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-113

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20	Series Naismith	Series National Road	Series New York Claiming Package
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$21,628	$–	$–	$–	$304,000	$–	$21,100

Subscriptions received in horse series	–	85,680	209,747	–	–	–	–
Distributions from horse series	–	(59,551)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	21,628	26,129	209,747	–	304,000	–	21,100

Subscriptions received in horse series	–	–	64,527	–	–	140,000	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$21,628	$26,129	$274,274	$–	$304,000	$140,000	$21,100

Accumulated Deficit
Balance at December 31, 2020	$(21,628)	$(4,284)	$–	$–	$(105,361)	$–	$(21,100)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(21,845)	(86,137)	–	(98,121)	(34,830)	–
Balance at December 31, 2021	(21,628)	(26,129)	(86,137)	–	(203,482)	(34,830)	(21,100)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	(51,396)	(6,320)	(58,623)	(43,109)	–
Balance at June 30, 2022	$(21,628)	$(26,129)	$(137,533)	$(6,320)	$(262,106)	$(77,938)	$(21,100)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$(4,284)	$–	$–	$198,639	$–	$–

Subscriptions received in horse series	–	85,680	209,747	–	–	–	–
Distributions from horse series	–	(59,551)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(21,845)	(86,137)	–	(98,121)	(34,830)	–
Balance at December 31, 2021	–	–	123,610	–	100,518	(34,830)	–

Subscriptions received in horse series	–	–	64,527	–	–	140,000	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	(51,396)	(6,320)	(58,623)	(43,109)	–
Balance at June 30, 2022	$–	$–	$136,741	$(6,320)	$41,894	$62,062	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-114

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta	Series One Last Night 21	Series Our Miss Jones 19
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$20,000	$23,850	$33,000	$–	$456,000	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	(1,280)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	20,000	23,850	33,000	–	454,720	–	–

Subscriptions received in horse series	–	–	–	126,000	–	–	187,200
Distributions from horse series	–	–	–	–	–	–	(8,136)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$20,000	$23,850	$33,000	$126,000	$454,720	$–	$179,064

Accumulated Deficit
Balance at December 31, 2020	$(20,000)	$(23,850)	$(33,000)	$–	$(161,013)	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	(146,032)	–	(38,467)
Balance at December 31, 2021	(20,000)	(23,850)	(33,000)	–	(307,045)	–	(38,467)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	(38,746)	(89,125)	–	(60,329)
Balance at June 30, 2022	$(20,000)	$(23,850)	$(33,000)	$(38,746)	$(396,170)	$–	$(98,796)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$–	$–	$–	$294,987	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	(1,280)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	(146,032)	–	(38,467)
Balance at December 31, 2021	–	–	–	–	147,675	–	(38,467)

Subscriptions received in horse series	–	–	–	126,000	–	–	187,200
Distributions from horse series	–	–	–	–	–	–	(8,136)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	(38,746)	(89,125)	–	(60,329)
Balance at June 30, 2022	$–	$–	$–	$87,254	$58,550	$–	$80,268

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-115

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19	Series Race Hunter 19
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	1,741	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	1,741	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	30,389	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$1,741	$30,389	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$–	$–	$–	$248,880	$95,535	$–	$–

Subscriptions received in horse series	–	–	–	–	–	330,000	519,948
Distributions from horse series	–	–	–	–	–	(2,060)	(82,800)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	248,880	95,535	327,940	437,148

Subscriptions received in horse series	–	–	–	–	–	–	52
Distributions from horse series	–	–	–	–	–	–	(61,600)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$248,880	$95,535	$327,940	$375,600

Accumulated Deficit
Balance at December 31, 2020	$–	$(17,032)	$–	$(97,641)	$(68,155)	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(4,769)	–	(152,979)	(57,779)	(112,436)	(111,101)
Balance at December 31, 2021	–	(21,801)	–	(250,621)	(125,934)	(112,436)	(111,101)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	10	–	(38,146)
Balance at June 30, 2022	$–	$(21,801)	$–	$(250,621)	$(125,924)	$(112,436)	$(149,247)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$(17,032)	$–	$151,239	$27,380	$–	$–

Subscriptions received in horse series	–	–	–	–	–	330,000	519,948
Distributions from horse series	–	–	–	–	–	(2,060)	(82,800)
Contributions by manager	–	–	–	1,741	–	–	–
Net loss	–	(4,769)	–	(152,979)	(57,779)	(112,436)	(111,101)
Balance at December 31, 2021	–	(21,801)	–	–	(30,399)	215,504	326,048

Subscriptions received in horse series	–	–	–	–	–	–	52
Distributions from horse series	–	–	–	–	–	–	(61,600)
Contributions by manager	–	–	–	–	30,389	–	–
Net loss	–	–	–	–	10	–	(38,146)
Balance at June 30, 2022	$–	$(21,801)	$–	$–	$(0)	$215,504	$226,353

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-116

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	22,953	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	22,953	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$22,953	$–

Subscriptions in Series
Balance at December 31, 2020	$–	$–	$–	$23,290	$19,776	$20,000	$–

Subscriptions received in horse series	707,280	273,000	–	–	–	–	453,900
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	707,280	273,000	–	23,290	19,776	20,000	453,900

Subscriptions received in horse series	342,720	–	–	–	–	–	–
Distributions from horse series	–	(31,590)	–	–	–	–	(35,554)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$1,050,000	$241,410	$–	$23,290	$19,776	$20,000	$418,346

Accumulated Deficit
Balance at December 31, 2020	$–	$–	$–	$(23,290)	$(19,776)	$(43,840)	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(230,665)	(97,676)	–	–	–	887	(177,507)
Balance at December 31, 2021	(230,665)	(97,676)	–	(23,290)	(19,776)	(42,953)	(177,507)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(201,742)	(14,932)	–	–	–	–	(48,199)
Balance at June 30, 2022	$(432,407)	$(112,608)	$–	$(23,290)	$(19,776)	$(42,953)	$(225,705)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$–	$–	$–	$–	$(23,840)	$–

Subscriptions received in horse series	707,280	273,000	–	–	–	–	453,900
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	22,953	–
Net loss	(230,665)	(97,676)	–	–	–	887	(177,507)
Balance at December 31, 2021	476,615	175,324	–	–	–	–	276,393

Subscriptions received in horse series	342,720	–	–	–	–	–	–
Distributions from horse series	–	(31,590)	–	–	–	–	(35,554)
Contributions by manager	–	–	–	–	–	–	–
Net loss	(201,742)	(14,932)	–	–	–	–	(48,199)
Balance at June 30, 2022	$617,593	$128,802	$–	$–	$–	$–	$192,641

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-117

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	25,979
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	25,979

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$–	$25,979

Subscriptions in Series
Balance at December 31, 2020	$–	$–	$–	$34,881	$125,100	$–	$40,500

Subscriptions received in horse series	–	85,170	–	–	–	–	–
Distributions from horse series	–	(56,600)	–	–	(80,545)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	28,570	–	34,881	44,555	–	40,500

Subscriptions received in horse series	–	–	–	–	–	252,000	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$28,570	$–	$34,881	$44,555	$252,000	$40,500

Accumulated Deficit
Balance at December 31, 2020	$–	$(3,490)	$–	$(34,881)	$(39,633)	$–	$(58,140)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	(25,081)	–	–	(4,922)	–	(8,339)
Balance at December 31, 2021	–	(28,570)	–	(34,881)	(44,555)	–	(66,479)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	(65,572)	–
Balance at June 30, 2022	$–	$(28,570)	$–	$(34,881)	$(44,555)	$(65,572)	$(66,479)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$(3,490)	$–	$–	$85,467	$–	$(17,640)

Subscriptions received in horse series	–	85,170	–	–	–	–	–
Distributions from horse series	–	(56,600)	–	–	(80,545)	–	–
Contributions by manager	–	–	–	–	–	–	25,979
Net loss	–	(25,081)	–	–	(4,922)	–	(8,339)
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	252,000	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	(65,572)	–
Balance at June 30, 2022	$–	$–	$–	$–	$–	$186,428	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-118

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Storm Shooter	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	10,200	12,000	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$10,200	$12,000	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$287,099	$34,510	$390,000	$–	$–	$14,000	$11,983

Subscriptions received in horse series	–	–	–	–	150,000	–	–
Distributions from horse series	–	(37,827)	(16,381)	–	(26,320)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	287,099	(3,317)	373,619	–	123,680	14,000	11,983

Subscriptions received in horse series	–	–	–	100,000	–	–	–
Distributions from horse series	–	–	–	(402)	(306,211)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$287,099	$(3,317)	$373,619	$99,598	$(182,531)	$14,000	$11,983

Accumulated Deficit
Balance at December 31, 2020	$(109,035)	$3,317	$(193,758)	$–	$–	$(14,000)	$(11,983)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(89,993)	–	(179,861)	–	(56,172)	–	–
Balance at December 31, 2021	(199,028)	3,317	(373,619)	–	(56,172)	(14,000)	(11,983)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(66,715)	–	–	(47,220)	271,460	–	–
Balance at June 30, 2022	$(265,743)	$3,317	$(373,619)	$(47,220)	$215,288	$(14,000)	$(11,983)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$178,064	$37,827	$196,242	$–	$–	$–	$0

Subscriptions received in horse series	–	–	–	–	150,000	–	–
Distributions from horse series	–	(37,827)	(16,381)	–	(26,320)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(89,993)	–	(179,861)	–	(56,172)	–	–
Balance at December 31, 2021	88,071	–	–	–	67,508	–	0

Subscriptions received in horse series	–	–	–	100,000	–	–	–
Distributions from horse series	–	–	–	(402)	(306,211)	–	–
Contributions by manager	–	–	–	10,200	–	12,000	–
Net loss	(66,715)	–	–	(47,220)	271,460	–	–
Balance at June 30, 2022	$21,356	$–	$–	$62,578	$32,757	$12,000	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-119

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Tapitry 19	Series Tavasco Road	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	14,400	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$14,400	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$223,860	$16,483	$–	$–	$1,420,774	$–	$229,000

Subscriptions received in horse series	–	–	126,000	186,446	–	–	–
Distributions from horse series	(5,510)	–	–	(31,620)	(108,400)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	218,350	16,483	126,000	154,826	1,312,374	–	229,000

Subscriptions received in horse series	–	–	–	97,554	–	–	–
Distributions from horse series	–	–	–	(23,700)	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$218,350	$16,483	$126,000	$228,680	$1,312,374	$–	$229,000

Accumulated Deficit
Balance at December 31, 2020	$(65,975)	$(16,483)	$–	$–	$(975,971)	$–	$(90,191)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(73,786)	–	(66,092)	(58,729)	(459,319)	–	(63,274)
Balance at December 31, 2021	(139,761)	(16,483)	(66,092)	(58,729)	(1,435,290)	–	(153,465)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(39,996)	–	(28,922)	(37,910)	430,118	–	(43,600)
Balance at June 30, 2022	$(179,757)	$(16,483)	$(95,014)	$(96,639)	$(1,005,173)	$–	$(197,065)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$157,885	$–	$–	$–	$444,803	$–	$138,809

Subscriptions received in horse series	–	–	126,000	186,446	–	–	–
Distributions from horse series	(5,510)	–	–	(31,620)	(108,400)	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(73,786)	–	(66,092)	(58,729)	(459,319)	–	(63,274)
Balance at December 31, 2021	78,588	–	59,908	96,097	(122,916)	–	75,535

Subscriptions received in horse series	–	–	–	97,554	–	–	–
Distributions from horse series	–	–	–	(23,700)	–	–	–
Contributions by manager	–	–	–	14,400	–	–	–
Net loss	(39,996)	–	(28,922)	(37,910)	430,118	–	(43,600)
Balance at June 30, 2022	$38,592	$–	$30,986	$146,441	$307,202	$–	$31,935

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-120

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Timeless Trick 20	Series Tizamagician	Series Tufnel	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	7,724	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	–	7,724	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$–	$7,724	$–	$–

Subscriptions in Series
Balance at December 31, 2020	$–	$157,689	$–	$–	$135,000	$37,728	$30,000

Subscriptions received in horse series	–	–	318,866	–	–	–	–
Distributions from horse series	–	(128,010)	–	–	–	2,341	(8,431)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	29,679	318,866	–	135,000	40,069	21,569

Subscriptions received in horse series	62,000	–	992	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$62,000	$29,679	$319,858	$–	$135,000	$40,069	$21,569

Accumulated Deficit
Balance at December 31, 2020	$–	$(110,426)	$–	$–	$(104,269)	$(26,728)	$(21,569)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	109,783	(77,038)	–	(38,454)	(13,341)	–
Balance at December 31, 2021	–	(643)	(77,038)	–	(142,724)	(40,069)	(21,569)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(18,785)	(37,047)	(44,180)	–	–	–	–
Balance at June 30, 2022	$(18,785)	$(37,690)	$(121,218)	$–	$(142,724)	$(40,069)	$(21,569)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$47,263	$–	$–	$30,731	$11,000	$8,431

Subscriptions received in horse series	–	–	318,866	–	–	–	–
Distributions from horse series	–	(128,010)	–	–	–	2,341	(8,431)
Contributions by manager	–	–	–	–	7,724	–	–
Net loss	–	109,783	(77,038)	–	(38,454)	(13,341)	–
Balance at December 31, 2021	–	29,036	241,828	–	–	–	–

Subscriptions received in horse series	62,000	–	992	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(18,785)	(37,047)	(44,180)	–	–	–	–
Balance at June 30, 2022	$43,215	$(8,011)	$198,640	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-121

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O	Series Who Runs the World	Series Who'sbeeninmybed 19	Series Without Delay
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	33,825	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	–	–	–	33,825	–	–	–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	19,200
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$–	$–	$–	$33,825	$–	$–	$19,200

Subscriptions in Series
Balance at December 31, 2020	$93,843	$–	$–	$550,381	$–	$–	$–

Subscriptions received in horse series	–	357,821	102,054	–	162,032	377,400	112,000
Distributions from horse series	–	(9,060)	–	–	–	(3,060)	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at December 31, 2021	93,843	348,761	102,054	550,381	162,032	374,340	112,000

Subscriptions received in horse series	–	179	189,946	–	366,912	–	28,000
Distributions from horse series	(88,782)	–	–	–	–	(18,819)	(12,071)
Contributions by manager	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–
Balance at June 30, 2022	$5,061	$348,940	$292,000	$550,381	$528,944	$355,521	$127,929

Accumulated Deficit
Balance at December 31, 2020	$(59,673)	$–	$–	$(355,948)	$–	$–	$–

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	108,948	(122,529)	(55,845)	(228,258)	(84,333)	(146,778)	(50,962)
Balance at December 31, 2021	49,275	(122,529)	(55,845)	(584,206)	(84,333)	(146,778)	(50,962)

Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net loss	(4,355)	(44,635)	(84,339)	–	(130,894)	(48,738)	(38,053)
Balance at June 30, 2022	$44,920	$(167,164)	$(140,184)	$(584,206)	$(215,227)	$(195,516)	$(89,015)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$34,170	$–	$–	$194,433	$–	$–	$–

Subscriptions received in horse series	–	357,821	102,054	–	162,032	377,400	112,000
Distributions from horse series	–	(9,060)	–	–	–	(3,060)	–
Contributions by manager	–	–	–	33,825	–	–	–
Net loss	108,948	(122,529)	(55,845)	(228,258)	(84,333)	(146,778)	(50,962)
Balance at December 31, 2021	143,118	226,232	46,209	–	77,699	227,562	61,038

Subscriptions received in horse series	–	179	189,946	–	366,912	–	28,000
Distributions from horse series	(88,782)	–	–	–	–	(18,819)	(12,071)
Contributions by manager	–	–	–	–	–	–	–
Net loss	(4,355)	(44,635)	(84,339)	–	(130,894)	(48,738)	(38,053)
Balance at June 30, 2022	$49,981	$181,776	$151,816	$–	$313,717	$160,005	$38,914

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-122

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2021 and the six-month period ended June 30, 2022 (Continued)

	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA	Consolidated Total
Membership in My Racehorse CA LLC
Balance at December 31, 2020	$–	$–	$–	$–	$11,843	$11,843

Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	48,000	–	–	–	313,085
Net loss	–	–	–	–	–	–
Balance at December 31, 2021	–	48,000	–	–	11,843	324,928

Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	16,800	–	–	–	246,118
Net loss	–	–	–	–	–	–
Balance at June 30, 2022	$–	$64,800	$–	$–	$11,843	$571,047

Subscriptions in Series
Balance at December 31, 2020	$–	$–	$–	$25,194	$–	$14,902,853

Subscriptions received in horse series	370,000	129,520	285,750	–	–	11,400,929
Distributions from horse series	–	(229,401)	–	–	–	(1,731,559)
Contributions by manager	–	–	–	–	–	–
Net loss	–	–	–	–	–	–
Balance at December 31, 2021	370,000	(99,881)	285,750	25,194	–	24,572,223

Subscriptions received in horse series	–	–	–	–	–	6,051,482
Distributions from horse series	(108,209)	–	–	–	–	(1,378,592)
Contributions by manager	–	–	–	–	–	–
Net loss	–	–	–	–	–	–
Balance at June 30, 2022	$261,791	$(99,881)	$285,750	$25,194	$–	$29,245,113

Accumulated Deficit
Balance at December 31, 2020	$–	$(1,472)	$–	$(25,194)	$(11,843)	$(6,787,959)

Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net loss	(135,430)	138,025	(134,948)	–	–	(10,308,528)
Balance at December 31, 2021	(135,430)	136,553	(134,948)	(25,194)	(11,843)	(17,096,486)

Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net loss	(126,360)	(39,774)	(65,885)	–	–	(4,326,019)
Balance at June 30, 2022	$(261,791)	$96,779	$(200,833)	$(25,194)	$(11,843)	$(21,422,505)

Total Members' Equity (Deficit)
Balance at December 31, 2020	$–	$(1,472)	$–	$–	$–	$8,126,737

Subscriptions received in horse series	370,000	129,520	285,750	–	–	11,400,929
Distributions from horse series	–	(229,401)	–	–	–	(1,731,559)
Contributions by manager	–	48,000	–	–	–	313,085
Net loss	(135,430)	138,025	(134,948)	–	–	(10,308,528)
Balance at December 31, 2021	234,570	84,672	150,802	–	–	7,800,664

Subscriptions received in horse series	–	–	–	–	–	6,051,482
Distributions from horse series	(108,209)	–	–	–	–	(1,378,592)
Contributions by manager	19,200	16,800	–	–	–	246,118
Net loss	(126,360)	(39,774)	(65,885)	–	–	(4,326,019)
Balance at June 30, 2022	$19,200	$61,698	$84,917	$–	$–	$8,393,655

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-123

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Cash Flows From Operating Activities
Net Loss	$–	$(29,703)	$–	$–	$–	$–	$3,650	$(48,558)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	14,583	–	–	–	–	51,319	5,010
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	27,292
Gain on debt forgiveness	–	–	–	–	–	–	(68,660)	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(15,120)	–	–	–	–	(13,691)	(16,256)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(2,370)
Capital contributions	–	13,500	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	18,039	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	5,088	–	–	–	–	9,932	18,626
Net Cash Provided by Financing Activities	–	15,120	–	–	–	–	13,691	16,256

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-124

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Cash Flows From Operating Activities
Net Loss	$–	$(798,391)	$–	$(21,478)	$(83,320)	$–	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	699,923	–	18,667	78,750	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	1,911	–	–	–	–
Change in accrued expense	–	(3,033)	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(101,502)	–	(900)	(4,570)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	–	–	–	(36,400)	–	–	(12,742)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	101,502	–	(29,100)	40,970	–	–	12,742
Net Cash Provided by Financing Activities	–	101,502	–	900	4,570	–	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-125

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Cash Flows From Operating Activities
Net Loss	$–	$(72,295)	$–	$–	$–	$(23,339)	$(211,991)	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	49,088	–	–	–	11,667	49,559	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	136,947	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	(189)	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(23,207)	–	–	(189)	(11,672)	(25,485)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	79,717	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	79,717	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(21,631)	(30,416)	(540)	(202,050)	–
Capital contributions	–	–	–	–	–	14,250	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	23,207	–	21,631	30,605	(2,038)	147,818	–
Net Cash Provided by Financing Activities	–	23,207	–	–	189	11,672	(54,232)	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-126

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Cash Flows From Operating Activities
Net Loss	$(64,796)	$(23,801)	$(73,035)	$–	$–	$(63,573)	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	42,000	20,833	55,781	–	–	40,250	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(22,796)	(2,968)	(17,254)	–	–	(23,323)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(24,320)	(2,397)	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	19,365	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	35,996	7,922	19,651	–	–	23,323	–	–
Net Cash Provided by Financing Activities	22,796	2,968	17,254	–	–	23,323	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-127

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Cash Flows From Operating Activities
Net Loss	$(12,839)	$–	$(36,848)	$(36,592)	$(26,712)	$(30,656)	$(55,193)	$(151,550)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,875	–	6,496	1,613	14,280	28,350	9,414	49,870
Loss/(gain) on disposal of horse ownership	–	–	–	32,903	–	–	33,474	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	(1,890)	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	849	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	1,890	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(4,964)	–	(29,502)	(2,075)	(12,432)	(2,306)	(12,306)	(101,680)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	20,000	–	–	(2,500)	–
Net Cash Used In Investing Activities	–	–	–	20,000	–	–	(2,500)	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	342,639
Distributions from horse series	(2,535)	–	–	(26,859)	–	(17,820)	(74,059)	–
Capital contributions	–	–	–	9,750	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	7,499	–	29,502	(816)	12,432	20,126	88,864	(240,959)
Net Cash Provided by Financing Activities	4,964	–	29,502	(17,925)	12,432	2,306	14,806	101,680

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-128

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Cash Flows From Operating Activities
Net Loss	$(115,523)	$(20,345)	$32,774	$(25,219)	$(29,483)	$(29,624)	$(25,224)	$(26,380)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	52,500	7,067	2,315	15,750	19,690	10,417	17,083	16,112
Loss/(gain) on disposal of horse ownership	–	–	5,257	–	–	–	–	1,675
Gain on debt forgiveness	–	–	(42,894)	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	1,200	(49)	–	–	–	–	(37)
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	49	–	–	–	–	37
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(63,023)	(12,078)	(2,549)	(9,469)	(9,792)	(19,207)	(8,141)	(8,593)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	12,177	–	–	–	–	10,215
Net Cash Used In Investing Activities	–	–	12,177	–	–	–	–	10,215

Cash Flows From Financing Activities
Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(8,450)	–	(17,316)	–	–	(8,036)	(78,700)
Capital contributions	–	13,500	–	–	–	–	–	–
Proceeds from debt - related party	–	–	2,182	–	–	–	16,784	11,973
Repayments on debt - related party	–	–	(12,177)	–	–	–	–	(8,165)
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(81,553)	7,028	367	26,785	9,792	19,207	(608)	73,270
Net Cash Provided by Financing Activities	63,023	12,078	(9,628)	9,469	9,792	19,207	8,141	(1,622)

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-129

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Cash Flows From Operating Activities
Net Loss	$(39,047)	$–	$–	$–	$(12,512)	$(22,264)	$(137,111)	$(72,842)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,889	–	–	–	6,563	16,667	26,250	46,282
Loss/(gain) on disposal of horse ownership	32,963	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	(79,334)	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	2,805	(79,334)	–	–	(5,949)	(5,597)	(110,861)	(26,559)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	(5,500)
Proceeds from horse disposition	35,000	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	35,000	–	–	–	–	–	–	(5,500)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	390,500	–
Distributions from horse series	(47,856)	(470,804)	–	(64,741)	–	(14,557)	–	–
Capital contributions	12,000	–	–	–	–	7,125	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(1,948)	550,138	–	64,741	5,949	13,029	(279,639)	32,059
Net Cash Provided by Financing Activities	(37,805)	79,334	–	–	5,949	5,597	110,861	32,059

Net Change In Cash	1	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$1	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-130

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Cash Flows From Operating Activities
Net Loss	$(80,177)	$–	$(35,155)	$(82,419)	$(40,654)	$–	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	43,750	–	20,833	4,688	25,500	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	69,969	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	(35)	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	35	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(36,427)	–	(14,322)	(7,762)	(15,154)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	21,375	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	21,375	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(13,260)	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	21,692	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	36,427	–	14,322	88,870	6,722	–	–	–
Net Cash Provided by Financing Activities	36,427	–	14,322	(13,613)	15,154	–	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-131

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Cash Flows From Operating Activities
Net Loss	$(5,473)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,305	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	(4,200)	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	329	–	–	–	–	–	–	–
Change in accrued expense	4,200	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	6,161	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(30,180)	–	–	–	–	–	(2,146)	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	24,019	–	–	–	–	–	2,146	–
Net Cash Provided by Financing Activities	(6,161)	–	–	–	–	–	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-132

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Cash Flows From Operating Activities
Net Loss	$(35,853)	$–	$16,840	$–	$(3,966)	$–	$–	$(48,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,600	–	19,250	–	18,333	–	–	26,250
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	(1,680)	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	(1,553)	1,680	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(11,253)	(1,553)	36,090	–	14,368	–	–	(22,268)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(68,917)	(59,420)	–	(41,925)	(37,483)	–	–
Capital contributions	–	–	–	–	23,250	–	–	–
Proceeds from debt - related party	7,845	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	3,408	70,470	23,330	–	4,307	37,483	–	22,268
Net Cash Provided by Financing Activities	11,253	1,553	(36,090)	–	(14,368)	–	–	22,268

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-133

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Cash Flows From Operating Activities
Net Loss	$–	$(38,931)	$–	$(12,246)	$–	$–	$(38,466)	$(40,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	18,375	–	8,531	–	–	14,000	17,500
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(20,556)	–	(3,714)	–	–	(24,466)	(22,909)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(18,550)	–	–	(4,540)	(5,240)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	20,556	–	22,264	–	–	29,006	28,149
Net Cash Provided by Financing Activities	–	20,556	–	3,714	–	–	24,466	22,909

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-134

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Cash Flows From Operating Activities
Net Loss	$(12,894)	$(42,677)	$–	$–	$–	$–	$(32,188)	$(38,944)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,821	17,167	–	–	–	–	15,000	14,077
Loss/(gain) on disposal of horse ownership	(240)	–	–	–	–	–	–	13,589
Gain on debt forgiveness	–	–	–	–	–	–	–	(17)
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	(479)	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	1,073	–	–	–	–	–	–	2,238
Change in accrued expense	479	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(4,240)	(25,511)	–	–	–	–	(17,188)	(9,057)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	28,800	–	–	–	–	–	–	11,250
Net Cash Used In Investing Activities	28,800	–	–	–	–	–	–	11,250

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	16,634	3,000	–	–	–	–	18,750	55,909
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(41,193)	22,511	–	–	–	–	(1,562)	(58,102)
Net Cash Provided by Financing Activities	(24,560)	25,511	–	–	–	–	17,188	(2,193)

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-135

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Cash Flows From Operating Activities
Net Loss	$(83,257)	$(32,495)	$(34,014)	$–	$(128,247)	$–	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	22,614	10,500	8,667	–	56,000	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	1,050	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(60,643)	(21,995)	(24,297)	–	(72,247)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(126,033)	21,995	(41,703)	–	(64,344)	–	–	–
Net Cash Provided by Financing Activities	60,643	21,995	24,297	–	72,247	–	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-136

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Cash Flows From Operating Activities
Net Loss	$43,766	$(143,235)	$(22,362)	$(103,016)	$–	$–	$–	$(75,255)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	43,750	109,375	2,032	48,125	–	–	–	49,088
Loss/(gain) on disposal of horse ownership	–	–	14,038	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	87,516	(33,860)	(6,292)	(54,891)	–	–	–	(26,168)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	22,500	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	22,500	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,600)	–	(63,155)	–	–	–	–	(2,652)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	23,620
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(23,916)	33,860	46,947	(22,037)	–	–	–	5,200
Net Cash Provided by Financing Activities	(87,516)	33,860	(16,208)	54,891	–	–	–	26,168

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-137

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Cash Flows From Operating Activities
Net Loss	$(85,120)	$–	$(58,019)	$–	$–	$(22,711)	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	52,500	–	26,775	–	–	16,800	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(32,620)	–	(31,244)	–	–	(5,911)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(12,810)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	32,620	–	(28,625)	–	–	18,721	–	–
Net Cash Provided by Financing Activities	32,620	–	31,244	–	–	5,911	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-138

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Cash Flows From Operating Activities
Net Loss	$–	$–	$–	$(34,926)	$–	$–	$(12,236)	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	–	–	12,780	–	–	4,979	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	(108)	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	(130)	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	130	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	–	–	(22,146)	–	–	(7,366)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	29,706	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	29,706	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	600	17,100	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	5,604	–
Repayments on debt - related party	–	–	–	–	–	–	(33,478)	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	(600)	5,046	–	–	5,534	–
Net Cash Provided by Financing Activities	–	–	–	22,146	–	–	(22,340)	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-139

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Cash Flows From Operating Activities
Net Loss	$–	$(76,606)	$–	$(377,109)	$(1,380)	$(26,302)	$(397)	$(59,583)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	14,875	–	87,138	2,957	10,000	–	34,260
Loss/(gain) on disposal of horse ownership	–	–	–	–	9,700	–	–	–
Gain on debt forgiveness	–	–	–	–	(13,200)	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	2,436	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	411	–	–	–
Change in accrued expense	–	–	(25,707)	–	–	–	(2,436)	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(61,731)	(25,707)	(289,971)	(1,512)	(16,302)	(397)	(25,323)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	(61,533)	–	–	–	(14,400)
Proceeds from horse disposition	–	–	–	–	2,250	–	–	–
Net Cash Used In Investing Activities	–	–	–	(61,533)	2,250	–	–	(14,400)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	1,020,504	–	–	–	–
Distributions from horse series	–	–	(6,970)	–	–	–	–	–
Capital contributions	–	–	–	–	–	10,500	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	61,731	32,677	(669,000)	(738)	5,802	397	39,723
Net Cash Provided by Financing Activities	–	61,731	25,707	351,504	(738)	16,302	397	39,723

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-140

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Cash Flows From Operating Activities
Net Loss	$(28,797)	$–	$–	$–	$–	$(33,670)	$(65,456)	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,500	–	–	–	–	24,500	8,750	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	37,143	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	1,500	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(14,797)	–	–	–	–	(9,171)	(19,563)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(10,060)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	14,797	–	–	–	–	19,231	19,563	–
Net Cash Provided by Financing Activities	14,797	–	–	–	–	9,171	19,563	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-141

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Who Runs the World	Series Who'sbeeninmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	Retired MRH Series
Cash Flows From Operating Activities
Net Loss	$(71,557)	$(52,723)	$–	$–	$(29,421)	$(89,912)	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	53,550	40,163	–	–	16,667	25,900	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	62,222	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	(308)	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	308	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(18,007)	(12,560)	–	–	(12,754)	(1,790)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	21,600	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	21,600	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(2,244)	(9,078)	–	–	(1,600)	(13,380)	–	–
Capital contributions	–	–	–	–	12,000	–	–	–
Proceeds from debt - related party	–	19,000	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	20,251	2,638	–	–	2,354	(6,430)	–	–
Net Cash Provided by Financing Activities	18,007	12,560	–	–	12,754	(19,810)	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-142

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Total Series Total Edge Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21
Cash Flows From Operating Activities
Net Loss	$(94,530)	$(42,218)	$(23,830)	$(32,100)	$(29,799)	$(15,599)	$(25,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	31,398	8,479	9,194	7,467	14,733	7,333	14,667
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	(6,245)	(3,650)	(2,035)	(2,190)	–	–	–
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(69,377)	(37,389)	(16,672)	(26,824)	(15,066)	(8,266)	(11,100)

Cash Flows From Investing Activities
Purchase of horse assets	(392,000)	(138,750)	(108,000)	(126,000)	(204,000)	(120,000)	(240,000)
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	(392,000)	(138,750)	(108,000)	(126,000)	(204,000)	(120,000)	(240,000)

Cash Flows From Financing Activities
Subscriptions received in horse series	569,520	203,000	30,000	135,000	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(108,143)	(26,861)	94,672	17,824	219,066	128,266	251,100
Net Cash Provided by Financing Activities	461,377	176,139	124,672	152,824	219,066	128,266	251,100

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-143

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series MRH Bullish Sentiment 21	Series MRH Giant Mover 21	Series MRH Lovesick 21	Series MRH Tamboz 21	FY 06.30.2023 Consolidated Total
Cash Flows From Operating Activities
Net Loss	$(20,315)	$(9,126)	$(25,147)	$(28,608)	$(5,007,031)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	9,505	4,203	14,816	19,906	2,744,838
Loss/(gain) on disposal of horse ownership	–	–	–	–	476,824
Gain on debt forgiveness	–	–	–	–	(124,772)
Interest capitalized to loan	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	(5,172)
Change in prepaid expense	–	–	–	–	–
Change in other assets	–	–	–	–	(4,760)
Change in accrued expense	–	–	–	–	(103,444)
Change in accrued interest payable	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–
Net Cash Used In Operating Activities	(10,809)	(4,924)	(10,331)	(8,702)	(2,023,517)

Cash Flows From Investing Activities
Purchase of horse assets	(102,000)	(45,100)	(250,013)	(341,250)	(2,148,546)
Proceeds from horse disposition	–	–	–	–	292,091
Net Cash Used In Investing Activities	(102,000)	(45,100)	(250,013)	(341,250)	(1,856,455)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	3,392,795
Distributions from horse series	–	–	–	–	(1,766,232)
Capital contributions	–	–	–	–	227,867
Proceeds from debt - related party	–	–	–	–	146,105
Repayments on debt - related party	–	–	–	–	(53,821)
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–
Net advances/(repayments) in amount due to manager	112,809	50,024	260,344	349,952	1,933,257
Net Cash Provided by Financing Activities	112,809	50,024	260,344	349,952	3,879,972

Net Change In Cash	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-144

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19
Cash Flows From Operating Activities
Net Loss	$–	$(27,327)	$–	$(18,100)	$–	$–	$(74,188)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	3,136	–	7,858	–	–	51,319
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	(1,733)	–	(88)	–	–	(2,867)
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(25,924)	–	(10,329)	–	–	(25,735)

Cash Flows From Investing Activities
Purchase of horse assets	–	(87,500)	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	(87,500)	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	135,000	–	–	–	–	–
Distributions from horse series	–	–	–	(2,657)	–	(15,715)	–
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	9,557	–	–	13,336
Net advances/(repayments) in amount due to manager	–	(21,576)	–	3,429	–	15,715	12,399
Net Cash Provided by Financing Activities	–	113,424	–	10,329	–	–	25,735

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-145

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Ashlees Empire 20	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica
Cash Flows From Operating Activities
Net Loss	$(3,921)	$791	$(643,822)	$(56,247)	$–	$(202,034)	$13
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	510	2,098	522,880	33,000	–	78,750	–
Loss/(gain) on disposal of horse ownership	–	(7,807)	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	(13)
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	–	30,835	(1,110)	–	(3,420)	24
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(3,411)	(4,917)	(90,106)	(24,356)	–	(126,704)	24

Cash Flows From Investing Activities
Purchase of horse assets	(39,375)	–	–	–	–	–	–
Proceeds from horse disposition	–	31,500	–	–	–	–	–
Net Cash Used In Investing Activities	(39,375)	31,500	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	575,120	–
Distributions from horse series	–	(18,199)	–	(4,356)	–	–	–
Capital contributions	–	24,527	–	–	–	–	16,469
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	(47,545)	17,639	25,130	–	–	13
Net advances/(repayments) in amount due to manager	42,786	14,634	72,467	3,583	–	(448,416)	(16,506)
Net Cash Provided by Financing Activities	42,786	(26,583)	90,106	24,356	–	126,704	(24)

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-146

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Big Mel	Series Black Escort 19	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19
Cash Flows From Operating Activities
Net Loss	$–	$(36,019)	$–	$(113,657)	$–	$(91,205)	$(28,600)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	9,167	–	49,088	–	53,726	41,000
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	–	–	(2,132)	–	1,124	(2,399)
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(26,852)	–	(66,701)	–	(36,356)	10,002

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	25,000	–	270,727	–	109,484	–
Distributions from horse series	–	(2,791)	–	–	–	(3,570)	(32,062)
Capital contributions	–	23,400	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	23,702
Net advances/(repayments) in amount due to manager	–	(18,757)	–	(204,026)	–	(69,558)	(1,642)
Net Cash Provided by Financing Activities	–	26,852	–	66,701	–	36,356	(10,002)

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-147

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion
Cash Flows From Operating Activities
Net Loss	$(22,264)	$(354,823)	$(4,310)	$(69,863)	$(25,324)	$(59,907)	$(268,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,509	105,604	1,565	42,000	20,833	55,781	51,944
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	219,056
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	(1,540)	2,208	–	(1,824)	(1,219)	(1,028)	2,445
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(21,295)	(247,011)	(2,745)	(29,687)	(5,710)	(5,154)	4,496

Cash Flows From Investing Activities
Purchase of horse assets	(70,000)		(73,500)	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	64,125
Net Cash Used In Investing Activities	(70,000)	–	(73,500)	–	–	–	64,125

Cash Flows From Financing Activities
Subscriptions received in horse series	112,000	1,170,000	–	–	–	–	–
Distributions from horse series	–	–	–	–	(13,340)	(18,156)	(57,691)
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	16,427	–	(18,981)
Net advances/(repayments) in amount due to manager	(20,705)	(922,989)	76,245	29,687	2,622	23,310	8,051
Net Cash Provided by Financing Activities	91,295	247,011	76,245	29,687	5,710	5,154	(68,621)

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-148

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover
Cash Flows From Operating Activities
Net Loss	$6,151	$(47,535)	$(15,954)	$(5,631)	$(29,895)	$–	$(5,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,269	40,250	5,338	14,167	7,875	–	13,667
Loss/(gain) on disposal of horse ownership	(10,590)	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	(998)	(78)	–	(342)	–	(2,308)
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(3,171)	(8,283)	(10,694)	8,536	(22,362)	–	5,968

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–
Proceeds from horse disposition	28,092	–	–	–	–	–	–
Net Cash Used In Investing Activities	28,092	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	101,250	–	–
Distributions from horse series	(15,863)	(28,100)	–	(30,428)	–	–	–
Capital contributions	–	–	–	22,800	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	(20,550)	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	11,491	36,383	10,694	(908)	(78,888)	–	(5,968)
Net Cash Provided by Financing Activities	(24,921)	8,283	10,694	(8,536)	22,362	–	(5,968)

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-149

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21	Series Elarose 21	Series Escape Route
Cash Flows From Operating Activities
Net Loss	$(24,068)	$(25,471)	$(57,213)	$(10,679)	$–	$–	$3,606
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	15,000	14,280	28,350	1,062	–	–	7,067
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	(1,463)	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	(796)	(1,580)	(1,515)	–	–	–
Change in accrued expense	–	–	1,463	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(9,068)	(11,986)	(30,442)	(11,132)	–	–	10,673

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	(44,100)	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	(44,100)	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	1,809	123,714	70,000	–	–	–
Distributions from horse series	(17,160)	(6,763)	(13,740)	–	–	–	(39,545)
Capital contributions	21,600	–	–	–	–	–	12,000
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	4,628	16,940	(79,532)	(14,768)	–	–	16,872
Net Cash Provided by Financing Activities	9,068	11,986	30,442	55,232	–	–	(10,673)

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-150

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable	Series Gentleman Gerry
Cash Flows From Operating Activities
Net Loss	$(32,890)	$(63,778)	$(7,478)	$(25,918)	$(14,636)	$(74,673)	$(31,027)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	14,350	6,213	1,953	5,824	17,083	52,090	6,481
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	6,161	–
Gain on debt forgiveness	–	–	–	–	–	(3,425)	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	(839)	(1,185)	–	(1,158)	(999)	(1,822)	(2,165)
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(19,379)	(58,751)	(5,525)	(21,252)	1,448	(21,669)	(26,710)

Cash Flows From Investing Activities
Purchase of horse assets	–	(94,500)	(124,049)	(62,500)	–	–	(100,000)
Proceeds from horse disposition	–	–	–	–	–	12,791	–
Net Cash Used In Investing Activities	–	(94,500)	(124,049)	(62,500)	–	12,791	(100,000)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	242,400	–	100,000	–	–	139,500
Distributions from horse series	–	–	–	–	(17,958)	–	–
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	14,293	–	–	–	14,489	22,792	–
Net advances/(repayments) in amount due to manager	5,086	(89,149)	129,574	(16,248)	2,021	(13,914)	(12,790)
Net Cash Provided by Financing Activities	19,379	153,251	129,574	83,752	(1,448)	8,879	126,710

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-151

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Cash Flows From Operating Activities
Net Loss	$(41,557)	$–	$(54,283)	$(27,357)	$–	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	56,667	–	26,250	6,563	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	752	–	(607)	(285)	–	–	–
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	15,861	–	(28,640)	(21,079)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	90,871	–	–	–
Distributions from horse series	(44,778)	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	28,917	–	28,640	(69,792)	–	–	–
Net Cash Provided by Financing Activities	(15,861)	–	28,640	21,079	–	–	–

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-152

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love
Cash Flows From Operating Activities
Net Loss	$(11,374)	$(37,257)	$–	$(4,959)	$36,444	$(12,527)	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,347	15,925	–	2,406	25,500	5,552	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	5,659	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	(898)	–	–	(7,760)	2,743	–
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(6,026)	(22,230)	–	(2,552)	54,184	1,427	–

Cash Flows From Investing Activities
Purchase of horse assets	(262,500)	–	–	(118,125)	–	–	–
Proceeds from horse disposition	–	–	–	–	–	73,151	–
Net Cash Used In Investing Activities	(262,500)	–	–	(118,125)	–	73,151	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	3,474	–	–	–	–	–
Distributions from horse series	–	–	–	–	(109,201)	(83,912)	–
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	32,806	–	–
Net advances/(repayments) in amount due to manager	268,526	18,756	–	120,677	22,211	9,334	–
Net Cash Provided by Financing Activities	268,526	22,230	–	120,677	(54,184)	(74,578)	–

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-153

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Kichiro	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas
Cash Flows From Operating Activities
Net Loss	$–	$(95,444)	$(34,951)	$–	$(109,141)	$(64,821)	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	65,444	10,101	–	16,333	38,250	–
Loss/(gain) on disposal of horse ownership	–	–	26,305	–	–	–	–
Gain on debt forgiveness	–	–	(14,044)	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	(1,619)	–	–	(1,580)	(770)	–
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(31,619)	(12,588)	–	(94,388)	(27,341)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	(252,000)	–	–
Proceeds from horse disposition	–	–	9,343	–	–	–	–
Net Cash Used In Investing Activities	–	–	9,343	–	(252,000)	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	384,615	–	–
Distributions from horse series	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	(3,343)	–	–	19,839	–
Net advances/(repayments) in amount due to manager	–	31,619	6,588	–	(38,227)	7,502	–
Net Cash Provided by Financing Activities	–	31,619	3,245	–	346,388	27,341	–

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-154

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Madiera Wine	Series Major Implications	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19
Cash Flows From Operating Activities
Net Loss	$(7,075)	$–	$(43,172)	$(43,184)	$(101,159)	$(10,442)	$(12,931)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,063	–	24,600	27,333	19,250	17,467	18,333
Loss/(gain) on disposal of horse ownership	(1,063)	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	(2,734)	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	–	(1,439)	8,170	(1,072)	(948)	–
Change in accrued expense	–	–	–	–	–	2,734	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(7,075)	–	(20,011)	(7,681)	(82,981)	6,077	5,402

Cash Flows From Investing Activities
Purchase of horse assets	(35,000)	–	–	–	–	–	–
Proceeds from horse disposition	35,000	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	50,000	–	–	–	330,008	–	–
Distributions from horse series	(42,925)	–	–	(6,626)	–	–	(41,244)
Capital contributions	–	–	–	–	–	–	21,600
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	13,235	14,388	–	–	–
Net advances/(repayments) in amount due to manager	–	–	6,776	(82)	(247,026)	(6,077)	14,241
Net Cash Provided by Financing Activities	7,075	–	20,011	7,681	82,982	(6,077)	(5,402)

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-155

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20
Cash Flows From Operating Activities
Net Loss	$(20,866)	$7	$(43,873)	$–	$(12,133)	$–	$(5,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,300	–	26,250	–	3,952	–	1,789
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	(720)	–	(1,463)	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(9,285)	7	(19,085)	–	(8,181)	–	(3,268)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	(110,250)	–	(51,188)
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	(110,250)	–	(51,188)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	58,428	–	–	–	–
Distributions from horse series	–	–	(16,740)	–	–	–	–
Capital contributions	–	734	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	4,759	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	4,527	(741)	(22,603)	–	118,431	–	54,455
Net Cash Provided by Financing Activities	9,285	(7)	19,085	–	118,431	–	54,455

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-156

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20	Series Naismith	Series National Road	Series New York Claiming Package
Cash Flows From Operating Activities
Net Loss	$–	$–	$(51,396)	$(6,320)	$(58,623)	$(43,109)	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	–	14,000	2,333	27,375	16,667	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	(35)	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	–	(780)	–	987	–	–
Change in accrued expense	–	–	–	–	35	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	–	(38,176)	(3,986)	(30,261)	(26,442)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	(105,000)	–	(15,000)	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	(105,000)	–	(15,000)	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	64,527	–	–	140,000	–
Distributions from horse series	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	(26,351)	108,986	30,261	(98,558)	–
Net Cash Provided by Financing Activities	–	–	38,176	108,986	30,261	41,442	–

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-157

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta	Series One Last Night 21	Series Our Miss Jones 19
Cash Flows From Operating Activities
Net Loss	$–	$–	$–	$(38,746)	$(89,125)	$–	$(60,329)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	–	–	8,790	35,833	–	10,500
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	–	–	(1,650)	2,567	–	(585)
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	–	–	(31,605)	(50,724)	–	(50,414)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	(90,000)	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	(90,000)	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	126,000	–	–	187,200
Distributions from horse series	–	–	–	–	–	–	(8,136)
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	(4,395)	50,724	–	(128,650)
Net Cash Provided by Financing Activities	–	–	–	121,605	50,724	–	50,414

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-158

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19	Series Race Hunter 19
Cash Flows From Operating Activities
Net Loss	$–	$–	$–	$–	$10	$(44,614)	$(38,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	–	–	–	–	21,000	43,750
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	(1,170)	(4,846)
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	–	–	–	10	(24,784)	757

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	52
Distributions from horse series	–	–	–	–	–	–	(61,600)
Capital contributions	–	–	–	–	30,389	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	(30,399)	24,784	60,791
Net Cash Provided by Financing Activities	–	–	–	–	(10)	24,784	(757)

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-159

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Cash Flows From Operating Activities
Net Loss	$(201,742)	$(14,932)	$–	$–	$–	$–	$(48,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	109,375	14,000	–	–	–	–	49,088
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	(4,826)	(780)	–	–	–	–	(1,833)
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(97,193)	(1,712)	–	–	–	–	(944)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	342,720	–	–	–	–	–	–
Distributions from horse series	–	(31,590)	–	–	–	–	(35,554)
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	30,818
Net advances/(repayments) in amount due to manager	(245,527)	33,302	–	–	–	–	5,680
Net Cash Provided by Financing Activities	97,193	1,712	–	–	–	–	944

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-160

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight
Cash Flows From Operating Activities
Net Loss	$–	$–	$–	$–	$–	$(65,572)	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	–	–	–	–	6,440	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	(1,580)	–
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	–	–	–	–	(60,712)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	(100,800)	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	(100,800)	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	252,000	–
Distributions from horse series	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	(90,488)	–
Net Cash Provided by Financing Activities	–	–	–	–	–	161,512	–

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-161

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Storm Shooter	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared
Cash Flows From Operating Activities
Net Loss	$(66,715)	$–	$–	$(47,220)	$271,460	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	23,387	–	–	9,306	13,544	–	–
Loss/(gain) on disposal of horse ownership	35,946	–	–	–	(229,188)	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	2,208	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(5,174)	–	–	(37,914)	55,816	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	(70,000)	–	–	–
Proceeds from horse disposition	27,000	–	–	–	243,033	–	–
Net Cash Used In Investing Activities	27,000	–	–	(70,000)	243,033	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	100,000	–	–	–
Distributions from horse series	–	–	–	(402)	(306,211)	–	–
Capital contributions	–	–	–	10,200	12,000	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(21,826)	–	–	(1,884)	(4,638)	–	–
Net Cash Provided by Financing Activities	(21,826)	–	–	107,914	(298,849)	–	–

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-162

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Tapitry 19	Series Tavasco Road	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes
Cash Flows From Operating Activities
Net Loss	$(39,996)	$–	$(28,922)	$(37,910)	$430,118	$–	$(43,600)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,600	–	14,000	14,875	59,136	–	16,667
Loss/(gain) on disposal of horse ownership	–	–	–	–	(262,463)	–	–
Gain on debt forgiveness	–	–	–	–	(274,518)	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	(1,439)	–	–	(829)	19,750	–	861
Change in accrued expense	–	–	–	–	35,000	–	–
Change in accrued interest payable	–	–	–	–	(46,933)	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(16,835)	–	(14,922)	(23,864)	(39,910)	–	(26,072)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	540,192.00	–	–
Net Cash Used In Investing Activities	–	–	–	–	540,192	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	97,554	–	–	–
Distributions from horse series	–	–	–	(23,700)	–	–	–
Capital contributions	–	–	14,400	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	9,977	–	–	–	(171,725)	–	–
Net advances/(repayments) in amount due to manager	6,858	–	522	(49,990)	(328,557)	–	26,072
Net Cash Provided by Financing Activities	16,836	–	14,922	23,864	(500,282)	–	26,072

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-163

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Timeless Trick 20	Series Tizamagician	Series Tufnel	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice
Cash Flows From Operating Activities
Net Loss	$(18,785)	$(37,047)	$(44,180)	$–	$–	$–	$–
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,500	13,505	27,300	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	(1,299)	(3,555)	(1,186)	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(16,584)	(27,097)	(18,066)	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	(60,000)	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	(60,000)	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	62,000	–	992	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	14,584	27,097	17,074	–	–	–	–
Net Cash Provided by Financing Activities	76,584	27,097	18,066	–	–	–	–

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-164

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O	Series Who Runs the World	Series Who'sbeeninmybed 19	Series Without Delay
Cash Flows From Operating Activities
Net Loss	$(4,355)	$(44,635)	$(84,339)	$–	$(130,894)	$(48,738)	$(38,053)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	–	24,500	15,750	–	53,550	40,163	15,000
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	(1,815)	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	3,555	(826)	(878)	–	(2,326)	(2,238)	–
Change in accrued expense	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(800)	(20,961)	(71,282)	–	(79,669)	(10,814)	(23,053)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	179	189,946	–	366,912	–	28,000
Distributions from horse series	(88,782)	–	–	–	–	(18,819)	(12,071)
Capital contributions	–	–	–	–	–	–	19,200
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	1,815	–	–	19,759	–
Net advances/(repayments) in amount due to manager	89,582	20,782	(120,479)	–	(287,243)	9,873	(12,076)
Net Cash Provided by Financing Activities	800	20,961	71,282	–	79,669	10,814	23,053

Net Change In Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-165

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2022 (Continued)

	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	Retired MRH Series	6.30.2022 Consolidated Total
Cash Flows From Operating Activities
Net Loss	$(126,360)	$(39,774)	$(65,885)	$–	$–	$(4,326,019)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	16,061	16,667	42,000	–	–	2,614,422
Loss/(gain) on disposal of horse ownership	92,414	–	–	–	–	(125,570)
Gain on debt forgiveness	–	–	–	–	–	(293,815)
Interest capitalized to loan	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	(4,232)
Change in prepaid expense	–	–	–	–	–	–
Change in other assets	–	–	(2,340)	–	–	(11,038)
Change in accrued expense	–	–	–	–	–	39,232
Change in accrued interest payable	–	–	–	–	–	(46,933)
Change in deferred revenue	–	–	–	–	–	–
Net Cash Used In Operating Activities	(17,885)	(23,107)	(26,225)	–	–	(2,153,952)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	(1,965,387)
Proceeds from horse disposition	–	–	–	–	–	1,064,227
Net Cash Used In Investing Activities	–	–	–	–	–	(901,160)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	6,051,482
Distributions from horse series	(108,209)	–	–	–	–	(1,378,592)
Capital contributions	–	16,800	–	–	–	246,118
Proceeds from debt - related party	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	42,632
Net advances/(repayments) in amount due to manager	126,095	6,307	26,225	–	–	(1,906,529)
Net Cash Provided by Financing Activities	17,885	23,107	26,225	–	–	3,055,112

Net Change In Cash	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-166

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

NOTE 1: NATURE OF OPERATIONS

My Racehorse CA LLC d/b/a MyRaceHorse.com (the “Company”) is an early-stage investment series limited liability company established by the manager, Experiential Squared, Inc. (the “Manager”), to invest in individual interests in thoroughbred, quarter and Standardbred horses through underlying Series LLCs. The Company aims to democratize the ownership of racehorses through a self-developed web-based platform and allow fans to experience racehorse ownership by investing in Series LLCs with other like-minded fans. The Company is headquartered in Claremont, CA. The Company was formed in 2016.

As a Nevada Series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Nevada law.

The following are the Series included under the Company which were formed under the laws of Nevada:

Series Name
Series Action Bundle
Series Adjust 20
Series Amandrea
Series Ambleside Park 19
Series Amers
Series Apple Down Under 19
Series Ari the Adventurer 19
Series Ashlees Empire 20
Series Athenian Beauty 19
Series Authentic
Series Awe Hush 19
Series Bajan Bashert
Series Balletic
Series Bella Chica
Series Big Mel
Series Black Escort 19
Series Bullion
Series Cable Boss
Series Cairo Kiss

F-167

Series Carrothers
Series Cayala 19
Series Arch Support 20
Series Chad Brown Bundle
Series Chasing the Moon 20
Series Classic Cut
Series Classofsixtythree 19
Series Co Cola 19
Series Collusion Illusion
Series Consecrate 19
Series Courtisane 19
Series Daddy's Joy
Series Dancing Crane
Series Daring Dancer 20
Series De Mystique 17
Series Deep Cover
Series Demogorgon
Series Desire Street 19
Series Echo Warrior 19
Series Edge Racing Summer Fun
Series Enchante 21
Series Elarose 21
Series Escape Route
Series Exonerated 19
Series Fenwick Hall 20
Series Forever Rose
Series Flora Dora 20
Series Frosted Oats
Series Future Stars Stable
Series Gentleman Gerry

F-168

Series Going to Vegas
Series Got Stormy
Series Grand Traverse Bay 19
Series Grand Traverse Bay 20
Series Heaven Street
Series Kindle 21
Series Knarsdale 21
Series I'm a Looker 20
Series Into Summer 19
Series Ishvana 21
Series Jeanne's Speight 20
Series Just Louise 19
Series Keertana 18
Series Kiana's Love
Series Kichiro
Series Lane Way
Series Latte Da 19
Series Lazy Daisy
Series Le Relais 20
Series Lost Empire 19
Series Madarnas
Series Madiera Wine
Series Major Implications
Series Man Among Men
Series Margaret Reay 19
Series Margarita Friday 19
Series Martita Sangrita 17
Series Mayan Milagra 19
Series Midnight Sweetie 19
Series Miss Puzzle
Series Miss Sakamoto
Series Mo Mischief

F-169

Series Mo Temptation
Series Monomoy Girl
Series Moonbow 20
Series Moonless Sky
Series Motion Emotion
Series Mrs Whistler
Series My Fast One 20
Series Naismith
Series National Road
Series New York Claiming Package
Series Night of Idiots
Series Nileist
Series Noble Goddess
Series Northern Smile 20
Series NY Exacta
Series One Last Night 21
Series Our Miss Jones 19
Series Our Jenny B
Series Palace Foal
Series Patsys Kim 21
Series Popular Demand
Series Power Up Paynter
Series Queen Amira 19
Series Race Hunter 19
Series Rosie's Alibi
Series Salute to America
Series Sarrocchi 21
Series Sauce On Side
Series Shake It Up Baby
Series Sigesmund
Series Silverpocketsfull 19

F-170

Series Smart Shopping 21
Series Social Dilemma
Series Song of Lark 21
Series Soul Beam
Series Speightstown Belle 19
Series Spirit 20
Series Squared Straight
Series Storm Shooter
Series Street Band
Series Sunny 18
Series Sunsanddrinkinhand
Series Sweet Sweet Annie 19
Series Swiss Minister
Series Takeo Squared
Series Tapitry 19
Series Tavasco Road
Series Tell All 19
Series Tell the Duchess 19
Series The Filly Four
Series The Royal Duet
Series Thirteen Stripes
Series Timeless Trick 20
Series Tizamagician
Series Tufnel
Series Twirl Girl 21
Series Two Trail Sioux 17
Series Two Trail Sioux 17K
Series Utalknboutpractice
Series Vertical Threat
Series Vow
Series War Safe

F-171

Series Wayne O
Series Who Runs the World
Series Who'sbeeninmybed 19
Series Without Delay
Series Wonder Upon a Star 19
Series Yes This Time
Series You Make Luvin Fun 19
Series Zestful
My Racehorse CA
Series Edge Classic Colt Package
Series Edge Crown It 21
Series Edge High Speed Goldie 21
Series Edge More Than Magic 21
Series MRH Adaay in Asia
Series MRH Alliford Bay 21
Series MRH Blues Corner 21
Series MRH Bullish Sentiment 21
Series MRH Giant Mover 21
Series MRH Lovesick 21
Series MRH Tamboz 21

Since inception, the Company has relied on advances from founders and raising capital to fund its operations. The Company will likely incur losses prior to generating positive working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next 12 months, the Company intends to fund its operations with funding from a Regulation A securities campaign (see Note 10), capital contributions from the founder, and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These consolidated and consolidating financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

F-172

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis for reporting.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, including delayed implementation dates from those applicable to public business entities.

Unaudited Interim Consolidated and Consolidating Financial Information

The accompanying consolidating and consolidated balance sheets as of June 30, 2023 and 2022 and the statements of operations, members’ equity/(deficit) and cash flows for the six-month periods ended June 30, 2023 and 2022 are unaudited. The unaudited interim consolidated and consolidating financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2023 and the results of its operations and its cash flows for the six-month periods ended June 30, 2023 and 2022. The financial data and other information disclosed in these notes related to the six-month periods ended June 30, 2023 and 2022 are also unaudited. The results for the six-month periods ended June 30, 2023 are not necessarily indicative of results to be expected for the year ending December 31, 2023, any other interim periods, or any future year or period.

Use of Estimates

The preparation of consolidated and consolidating financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company and each of its listed Series consider short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of June 30, 2023 and December 31, 2022, the Company and each of its listed Series had no cash on hand.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company and each of its listed Series believe that its accounts receivable credit risk exposure is limited, and it has not experienced significant write-downs in its accounts receivable balances. As of June 30, 2023 and December 31, 2022, the Company and its listed Series have $70,251 and $65,079 outstanding accounts receivable, respectively.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years. Horse assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company.

F-173

The Company and each of its listed Series review the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

As of June 30, 2023 and December 31, 2022, the Company and its listed Series have $13,068,713 and $17,659,407, respectively, recorded at cost in horse assets.

As of June 30, 2023, property and equipment consisted of the following:

Series Name	Horse Asset plus Acquisition Costs	Less: Depreciation through June 30, 2023	Total
Edge Bajan Bashert	$112,000	$(21,176)	$90,824
Edge Captain Sparrow	70,000	(25,842)	44,158
Edge Blues Corner 21	160,000	(9,778)	150,222
Edge Bullish Sentiment 21	68,000	(6,337)	61,663
Edge Giant Mover 21	164,000	(15,283)	148,717
Edge Crown It 21	138,750	(8,479)	130,271
Edge Escape Route	42,400	(38,487)	3,913
Edge Heaven Street	100,000	(32,437)	67,563
Edge High Speed Goldie 21	108,000	(9,194)	98,806
Edge In Due Time	76,000	(55,765)	20,235
Edge Interstellar	60,000	(23,500)	36,500
Edge Jai Ho	87,500	(32,303)	55,197
Edge More Than Magic 21	126,000	(7,467)	118,533
Edge National Road	100,000	(64,329)	35,671
Edge Our Jenny B 21	52,000	(13,530)	38,470
Edge Pep Rally	90,000	(38,790)	51,210
Edge Spun Intended	62,500	(26,658)	35,842
ESF-Picture of a Lady	44,100	(15,762)	28,338
Edge Tepeu	110,000	(80,259)	29,741
Edge Twirl Girl 21	75,000	(19,444)	55,556
Edge Yes This Time	100,000	(83,692)	16,308
MRH Adaay in Asia	204,000	(14,733)	189,267
MRH Alliford Bay 21	120,000	(7,333)	112,667

F-174

Series Name	Horse Asset plus Acquisition Costs	Less: Depreciation through June 30, 2023	Total
MRH Always Hopeful	85,680	(61,036)	24,645
MRH Balletic	472,500	(298,065)	174,435
MRH Blues Corner 21	240,000	(14,667)	225,333
MRH Boppy	47,250	(28,481)	18,769
MRH Bullish Sentiment 21	102,000	(9,505)	92,495
MRH Cable Boss	294,525	(185,794)	108,731
MRH CB Bundle	30,173	(16,763)	13,410
CB-Three Jewels	240,000	(142,889)	97,111
MRH Celebrity News	63,000	(45,958)	17,042
MRH Chasing Time	262,500	(192,188)	70,313
MRH Classic Cut	252,000	(159,194)	92,806
MRH Cumberland Falls	51,188	(18,851)	32,336
MRH Duke of Love	89,250	(63,145)	26,105
MRH Forbidden Kingdom	153,000	(143,367)	9,633
MRH Forever Rose	118,142	(42,318)	75,824
MRH Frosted Oats	102,500	(95,572)	6,928
MRH Future Stars Stable	335,500	(329,209)	6,291
MRH Giant Mover 21	45,100	(4,203)	40,897
MRH Hero Status	170,100	(129,861)	40,239
MRH Inspector	94,500	(37,713)	56,788
MRH Iron Works	294,525	(215,634)	78,891
MRH Ishvana 21	125,000	(31,713)	93,287
MRH Kanthari	307,913	(233,142)	74,771
MRH Kindle 21	157,500	(41,708)	115,792
MRH Knarsdale 21	280,500	(75,157)	205,343
MRH Lady Blitz	336,000	(100,559)	235,441
MRH Lovesick 21	250,013	(14,816)	235,197
MRH Man Among Men	147,600	(137,623)	9,977
MRH Micro Share	240,975	(176,216)	64,759
MRH Miss Sakamoto	157,500	(115,174)	42,326
MRH Mo Temptation	110,250	(40,702)	69,548
MRH Mrs Whistler	84,000	(61,352)	22,648
MRH One Fast Dream	105,000	(37,333)	67,667
MRH One Last Night 21	135,684	(40,608)	95,076
MRH Phantom Ride	100,800	(40,040)	60,760

F-175

Series Name	Horse Asset plus Acquisition Costs	Less: Depreciation through June 30, 2023	Total
MRH Pioneer Prince	262,500	(92,847)	169,653
MRH Rosie's Alibi	656,250	(414,567)	241,683
MRH Sarrocchi 21	288,750	(77,267)	211,483
MRH Search Engine	334,688	(244,449)	90,239
MRH Secret Crush	315,000	(84,000)	231,000
MRH Seize the Grey	315,000	(94,274)	220,726
MRH Enchante 21	299,220	(79,515)	219,705
MRH Sixtythreecaliber	125,000	(116,319)	8,681
MRH Song of the Lark 21	160,650	(42,691)	117,959
MRH Straight No Chaser	115,500	(81,716)	33,784
MRH Sun Valley Road	39,375	(23,464)	15,911
MRH Tamboz 21	341,250	(19,906)	321,344
MRH Tap the Gavel	241,500	(176,387)	65,114
MRH La Cuvee 21	56,189	(12,865)	43,323
MRH San Saria 21	518,925	(125,303)	393,622
MRH Tufnel	178,200	(101,622)	76,578
MRH Vow	147,000	(107,366)	39,634
MRH Who Runs the World	321,300	(202,684)	118,616
TOTAL	$13,068,713	$(6,128,372)	$6,940,341

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

F-176

Revenue Recognition

The Company and each of its listed Series adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made.

The Company and each of its listed Series determines revenue recognition through the following steps:

•	Identification of a contract with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the performance obligations are satisfied.

No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted January 1, 2019 and applied to the periods presented using the full retrospective method. The Company generally recognizes revenues upon earning income from its horses.

Certain of the Company’s Series are under contracts that require payments to be made in advance of future sales proceeds if and upon achievement of certain milestones. These payments will be recognized to realized gains/(losses) in the statements of operation upon sale of the associated horses. The amount held in deferred revenue as of both June 30, 2023 and December 31, 2022 was $60,000.

Cost of Revenues

Costs of revenues include horse related expenses such as insurance, photography, stables and training, transportation and veterinary, depreciation, and gains/losses on horse disposals.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code (IRC), all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns. However, the Company has elected, in accordance with IRC, to treat each of the individual series as separate subchapter C corporations for tax purposes. No tax provision has been recorded for any series through the balance sheet date as each is in a taxable loss position and no future tax benefits can be reasonably anticipated. The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

F-177

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each of its listed Series is a business that has not yet generated profits since inception, has sustained a net loss of $5,007,031 during the six-month period ended June 30, 2023, and is dependent upon its Manager for financing its operations. The Company’s and each of its listed Series’ financial performance is impacted by several key factors. Expenses such as training and care, veterinary, and depreciation are incurred from the date of acquisition; however, series revenues will not commence until the horses begin racing sometime during their two-year-old season. Additionally, as horses continue to mature, the series will have increased opportunity to generate greater revenue to offset their ongoing expenses. These factors, among others, raise substantial doubt about the ability of the Company and each of its listed Series to continue as a going concern for a reasonable period of time.

In making this assessment, management weighed the significance of the factors, conditions, and events considered. Management based the conclusion primarily on the inception-to-date cumulative losses. These factors were determined to be the primary drivers of the Company’s and each of its listed Series’ ability to sustain its operating costs in the near term. Management also performed an analysis of its operations through the issuance of these consolidated and consolidating financial statements and funding options currently available to it, including a line of credit available to its Manager and its Manager’s ability and intent to fund any operational needs for the coming year.

Management concluded that its plans successfully alleviate the substantial doubt to the ability of the Company and each of its listed Series to continue as a going concern within one year after the date that the consolidated and consolidating financial statements are issued. No assurance can be given that the Company and each of its listed Series will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and each of its listed Series be unable to continue as a going concern.

NOTE 4: ADVANCES FROM MANAGER

To fund its organizational and start-up activities as well as to advance funds on behalf of a series to purchase horse assets, the Manager has covered the expenses and costs of the Company and its series thus far on an interest-bearing revolving line of credit. The Manager is entitled to 2.38% interest on the outstanding balance as well as profit participation on the unsold shares. To date, the Manager has waived the interest due from the series.  The Company and each of its listed Series will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company and each of its listed Series will repay the Manager for funds extended to acquire horse assets from the series subscription proceeds (less the applicable management fee), as they are received. Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations.

F-178

In the table below, the Company outlines the positions of borrowings and amounts owed to it by the Manager per Series:

Series Name	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series
Edge Bajan Bashert	$22,282	$–	$22,282
Edge Captain Sparrow	9,753	–	9,753
Edge Classic Colt Package	511,219	–	511,219
Edge Blues Corner 21	(163,917)		(163,917)
Edge Bullish Sentiment 21	(71,502)		(71,502)
Edge Giant Mover 21	(167,657)		(167,657)
Edge Crown It 21	102,761	75,900	26,861
Edge Demogorgon	4,950	–	4,950
Edge Escape Route	(15,275)	–	(15,275)
Edge Halofied	(1,200)	–	(1,200)
Edge Heaven Street	(347)	–	(347)
Edge High Speed Goldie 21	36,248	130,920	(94,672)
Edge In Due Time	(9,922)	–	(9,922)
Edge Interstellar	(9,082)	–	(9,082)
Edge Jai Ho	7,349	–	7,349
Edge More Than Magic 21	20,876	38,700	(17,824)
Edge National Road	(20,010)	–	(20,010)
Edge Our Jenny B 21	28,351	–	28,351
Edge Pep Rally	(6,429)	–	(6,429)
Edge Spun Intended	(17,946)	–	(17,946)
Edge Summer Fun-d 1	(50,889)	–	(50,889)
ESF-Lady Quinn	18,998		18,998
ESF-Picture of a Lady	(22,927)		(22,927)
ESF-Swift Tap	69,266		69,266
Edge Tepeu	(8,774)	–	(8,774)
Edge Twirl Girl 21	32,880	87,165	(54,285)
Edge Yes This Time	(9,537)	–	(9,537)
MRH Above Suspicion	7,713	–	7,713
MRH Adaay in Asia	(15,066)	204,000	(219,066)
MRH Alliford Bay 21	(8,266)	120,000	(128,266)

F-179

Series Name	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series
MRH Always Hopeful	14,189	–	14,189
MRH Authentic	(291,071)	–	(291,071)
MRH Balletic	46,278	–	46,278
MRH Blues Corner 21	(11,100)	240,000	(251,100)
MRH Boppy	14,424	–	14,424
MRH Bullish Sentiment 21	(10,809)	102,000	(112,809)
MRH Cable Boss	39,900	–	39,900
MRH CB Bundle	124,318	(603,450)	727,768
CB-Ein Gedi	30,224	303,450	(273,226)
CB-Night Combat	(47,577)	60,000	(107,577)
CB-Three Jewels	(64,816)	240,000	(304,816)
MRH Celebrity News	3,284	–	3,284
MRH Chasing Time	48,998	–	48,998
MRH Classic Cut	63,397	–	63,397
MRH Cumberland Falls	67,452	–	67,452
MRH Deep Cover	(27,622)	–	(27,622)
MRH Duke of Love	(22,228)	–	(22,228)
MRH Forbidden Kingdom	(10,617)	–	(10,617)
MRH Forever Rose	(28,260)	118,142	(146,402)
MRH Frosted Oats	17,341	–	17,341
MRH Future Stars Stable	30,621	–	30,621
MRH Giant Mover 21	(4,924)	45,100	(50,024)
MRH Helicopter Money	73,145	–	73,145
MRH Hero Status	21,878	–	21,878
MRH Infinite Empire	4,691	–	4,691
MRH Inspector	38,349	–	38,349
MRH Iron Works	55,366	–	55,366
MRH Ishvana 21	(29,604)	125,000	(154,604)
MRH Kanthari	12,506	–	12,506
MRH Kindle 21	110,849	–	110,849
MRH Knarsdale 21	(48,048)	275,000	(323,048)
MRH Lady Blitz	108,302	–	108,302
MRH Lane Way	8,658	–	8,658
MRH Lovesick 21	(10,331)	250,013	(260,344)

F-180

Series Name	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series
MRH Magical Ways	52,906	–	52,906
MRH Man Among Men	6,927	–	6,927
MRH Micro Share	45,889	–	45,889
MRH Miss Sakamoto	13,394	(46)	13,440
MRH Mo Temptation	75,843	–	75,843
MRH Mrs Whistler	28,292	(349)	28,642
MRH Ocean Magic 18	(6,171)		(6,171)
MRH One Fast Dream	97,563	–	97,563
MRH One Last Night 21	86,103	–	86,103
MRH Phantom Ride	51,854	–	51,854
MRH Pioneer Prince	118,369	–	118,369
MRH Rosie's Alibi	61,867	–	61,867
MRH Sarrocchi 21	145,811	–	145,811
MRH Search Engine	23,378	–	23,378
MRH Secret Crush	127,202	–	127,202
MRH Seize the Grey	111,385	–	111,385
MRH Simply Enchanting	118,262	5,984	112,278
MRH Sixtythreecaliber	17,249	–	17,249
MRH Song of the Lark 21	78,132	–	78,132
MRH Stay Fabulous	6,750	–	6,750
MRH Straight No Chaser	42,307	–	42,307
MRH Sun Valley Road	13,586	(103)	13,688
MRH Tamboz 21	(8,702)	341,250	(349,952)
MRH Tap the Gavel	28,030	–	28,030
MRH The Royal Duet	211,815	7,514	204,301
MRH La Cuvee 21	(20,473)	–	(20,473)
MRH San Saria 21	(58,220)	–	(58,220)
MRH Tizamagician	13,514	–	13,514
MRH Tufnel	20,190	–	20,190
MRH Vow	44,691	–	44,691
MRH War Safe	42,543	–	42,543

F-181

Series Name	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series
MRH Who Runs the World	49,960	–	49,960
P-Edge Dancing Crane	(600)	–	(600)
P-Edge Golden Quality	(2,400)	–	(2,400)
P-Edge Sunsanddrinkinhand	1,266	–	1,266
P-Edge Walk the Talk	(600)	–	(600)
P-MRH Filly Four	(342,237)		(342,237)
FF-MRH Joyful Addiction	2,082	–	2,082
FF-MRH Lady Valentine	1,535	–	1,535
FF-MRH Moonlight d'Oro	364,201	–	364,201
FF-MRH Shared Empire	(25,581)	–	(25,581)
P-MRH Provocateur	519	–	519
TOTAL	$2,239,494	$2,166,190	$73,304

All Series not presented in the table above had $0 balances due to/from the Manager as of June 30, 2023. During the six-month periods ended June 30, 2023, the Manager forgave $13,217 of balances due to it.

NOTE 5: LOANS PAYABLE – RELATED PARTY

The Company acquired the horse asset in the MRH Palace Foal series via a $15,606 convertible profit-participating loan from Michael Behrens, a principal of the Manager of the Company. The convertible profit-participating loan bears a 2.38 percent per annum interest rate and is due either when the MRH Palace Foal series is fully subscribed or converted into the unsold units of the MRH Palace Foal. During the time the convertible profit-participating loan is outstanding, the underlying cash flow of the MRH Palace Foal series accrues to the loan holder. $15,606 was outstanding on this loan as of both June 30, 2023 and December 31, 2022.

In 2020, with the purchase of the MRH Authentic horse asset the Company agreed to pay purchase (kickers) upon the achievement of certain milestones.  Kickers of $2,443,750 were earned in 2020 and were recognized as a loan payable obligation to the co-owner Spendthrift Farm LLC, a related party, and capitalized as additional horse asset purchase costs.  The loan is to be repaid out of the underlying horse income, net of expenses incurred by the co-owner resulting from the horse’s breeding career.  The loan bears interest at 1.65%. The net horse income applied as repayments against this loan in 2022 was $644,503 and interest expense of $29,111 was recorded against this loan in 2022. As of both June 30, 2023 and December 31, 2022, the outstanding balance of the loan was $1,278,082.

The Company’s Manager was entitled to certain unpaid management fees related to the MRH Authentic horse, which totaled $213,958 and $213,958 in June 30, 2023 and December 2022, respectively, and remained outstanding to the Manager for a total amount of $288,958 as of both June 30, 2023 and December 31, 2022.

F-182

In conjunction with the purchase of the Filly Four series, a portion of the horse purchase price amounting to $534,920 was deferred to be paid out to the co-owner Spendthrift Farm LLC, a related party, from future income from the residual value resulting from the sale of the horse(s).  The balance outstanding as of December 31, 2021 was $446,051. The related party forgave principal of $247,649 and accrued interest of $26,869 for total loan forgiveness of $274,518 during the year ended December 31, 2022. The balance of the loan of $198,401 and accrued interest of $23,319 was repaid in 2022.

The Company’s Manager and another related party, Spendthrift Farm LLC paid certain training costs on behalf of the Company during 2021 and 2022.  As of June 30, 2023 and December 31, 2022, $590,544 and $609,814 remained outstanding on these agreements, respectively. The note will be repaid at the close of the series from the residual value upon the sale of the horse.  During the period ended June 30, 2023, loans balances of $111,554 were forgiven, loan balances of $53,821 were repaid, and costs of $146,105 were incurred against these loans.

Interest expense totaled $0 and $21,759 for the six-month periods ended June 30, 2023 and 2022.

NOTE 6: MEMBERS’ EQUITY

Series Subscriptions

The Company has received membership subscriptions for the following LLC Series as of June 30, 2023.

Series Name	Units Offered	Units Tendered	Series Subscriptions
Series Action Bundle	10,000	10,000	$310,000
Series Aday in Asia	5,100	–	–
Series Adjust 20	10	10	135,000
Series Aliford Bay 21	3,750	–	–
Series Amandrea	550	550	162,250
Series Ambleside Park 19	410	410	84,050
Series Amers	75	75	10,500
Series Apple Down Under 19	600	600	103,800
Series Ari the Adventurer 19	5,100	5,100	433,500
Series Ashlees Empire 20	3,000	3,000	201,000
Series Athenian Beauty 19	1,800	1,800	84,600
Series Authentic	12,500	12,500	2,575,000
Series Awe Hush 19	1,800	1,800	295,200
Series Bajan Bashert	16	16	160,000
Series Balletic	10,000	10,000	800,000
Series Bella Chica	100	100	38,000
Series Big Mel	6,000	6,000	726,000
Series Black Escort 19	20	20	100,000
Series Blues Corner 21	6,000	–	–
Series Bullion	25	25	11,750
Series Bullish Sentiment 21	3,000	–	–

F-183

Series Name	Units Offered	Units Tendered	Series Subscriptions
Series Cable Boss	5,100	5,100	494,700
Series Cairo Kiss	80	80	44,400
Series Carrothers	5,100	5,100	515,100
Series Cayala 19	4,100	4,100	373,100
Series Arch Support 20	10	10	112,000
Series Chad Brown Bundle	5,000	5,000	1,170,000
Series Chasing the Moon 20	1,250	–	–
Series Classic Cut	10,000	10,000	510,000
Series Classic Colt Package	40	40	569,520
Series Classofsixtythree 19	1,000	1,000	193,000
Series Co Cola 19	5,100	5,100	540,600
Series Collusion Illusion	25,000	25,000	750,000
Series Consecrate 19	410	410	64,370
Series Courtisane 19	10,000	10,000	490,000
Series Crown It 21	15	14	203,000
Series Daddy's Joy	600	600	108,000
Series Dancing Crane	20	20	122,000
Series Daring Dancer 20	750	750	101,250
Series De Mystique 17	250	250	35,000
Series Deep Cover	800	800	176,000
Series Demogorgon	20	20	128,000
Series Desire Street 19	1,020	1,020	205,020
Series Echo Warrior 19	6,000	6,000	348,000
Series Edge Racing Summer Fun	50	50	250,000
Series Enchante 21	6,000	5,922	586,278
Series Elarose 21	10,000	10,000	640,000
Series Escape Route	10	10	62,952
Series Exonerated 19	820	820	138,580
Series Fenwick Hall 20	1,200	1,200	242,400
Series Forever Rose	1,250	–	–
Series Flora Dora 20	10	10	100,000
Series Frosted Oats	4,100	4,100	172,200
Series Future Stars Stable	10,000	10,000	500,000
Series Gentleman Gerry	20	20	155,000
Series Going to Vegas	5,100	5,100	438,600

F-184

Series Name	Units Offered	Units Tendered	Series Subscriptions
Series Got Stormy	5,100	5,100	229,500
Series Grand Traverse Bay 19	750	750	335,250
Series Grand Traverse Bay 20	750	751	90,871
Series Heaven Street	20	20	150,000
Series High Speed Goldie 21	13	3	30,000
Series Kindle 21	5,500	5,500	390,500
Series Knarsdale 21	5,100	–	–
Series Lovesick 21	13,333	–	–
Series I'm a Looker 20	4,000	4,000	580,000
Series Into Summer 19	650	650	250,900
Series Ishvana 21	2,500	–	–
Series Jeanne's Speight 20	2,500	2,500	310,000
Series Just Louise 19	1,020	1,020	233,580
Series Keertana 18	5,100	5,100	510,000
Series Kiana's Love	200	200	24,000
Series Kichiro	200	200	26,000
Series Lane Way	6,000	6,000	540,000
Series Latte Da 19	4,100	4,100	143,500
Series Lazy Daisy	1,250	1,250	143,750
Series Le Relais 20	3,000	3,000	495,000
Series Lost Empire 19	10,200	10,200	357,000
Series Madarnas	50	50	17,500
Series Madiera Wine	20	20	50,000
Series Major Implications	20	20	4,600
Series Man Among Men	820	820	223,860
Series Margaret Reay 19	820	820	246,820
Series Margarita Friday 19	2,000	2,000	332,000
Series Martita Sangrita 17	600	600	192,000
Series Mayan Milagra 19	20	20	170,000
Series Midnight Sweetie 19	820	820	121,360
Series Miss Puzzle	125	125	31,250
Series Miss Sakamoto	6,000	6,001	324,054
Series Mo Mischief	5,100	5,100	382,500

F-185

Series Name	Units Offered	Units Tendered	Series Subscriptions
Series Mo Temptation	3,500	3,500	304,500
Series Monomoy Girl	10,200	10,200	469,200
Series Moonbow 20	2,500	2,500	215,000
Series Moonless Sky	200	200	22,000
Series Motion Emotion	1,020	1,020	85,680
Series Mrs Whistler	2,000	2,003	274,411
Series My Fast One 20	2,000	2,000	330,000
Series Naismith	2,000	2,000	304,000
Series National Road	20	20	140,000
Series New York Claiming Package	510	510	71,400
Series Night of Idiots	80	80	20,000
Series Nileist	45	45	23,850
Series Noble Goddess	300	300	33,000
Series Northern Smile 20	20	20	140,000
Series NY Exacta	2,000	2,000	456,000
Series One Last Night 21	3,000	3,000	339,000
Series Our Miss Jones 19	1,200	1,200	187,200
Series Our Jenny B	20	20	120,000
Series Palace Foal	510	–	–
Series Patsys Kim 21	5,000	5,000	665,000
Series Popular Demand	1,020	1,020	248,880
Series Power Up Paynter	600	600	114,000
Series Queen Amira 19	2,000	2,000	330,000
Series Race Hunter 19	10,000	10,000	520,000
Series Rosie's Alibi	10,000	10,000	1,050,000
Series Salute to America	1,000	1,000	273,000
Series Sarrocchi 21	5,000	5,000	640,000
Series Sauce On Side	125	125	30,000
Series Shake It Up Baby	250	250	32,500
Series Sigesmund	200	200	20,000
Series Silverpocketsfull 19	5,100	5,100	453,900
Series Smart Shopping 21	5,000	5,000	635,000
Series Social Dilemma	510	510	85,170
Series Song of Lark 21	2,550	2,550	349,350

F-186

Series Name	Units Offered	Units Tendered	Series Subscriptions
Series Soul Beam	65	65	39,650
Series Speightstown Belle 19	900	900	125,100
Series Spirit 20	3,000	3,000	252,000
Series Squared Straight	150	150	40,500
Series Storm Shooter	2,000	2,000	324,000
Series Street Band	50	50	61,500
Series Sunny 18	6,000	6,000	390,000
Series Sunsanddrinkinhand	20	20	100,000
Series More than Magic 21	12	9	135,000
Series Sweet Sweet Annie 19	20	20	150,000
Series Swiss Minister	50	50	14,000
Series Takeo Squared	100	100	27,000
Series Tamboz 21	6,500	–	–
Series Tapitry 19	820	820	223,860
Series Tavasco Road	80	80	18,400
Series Tell All 19	12	12	126,000
Series Tell the Duchess 19	2,000	2,000	284,000
Series The Filly Four	8,000	8,000	1,440,000
Series The Royal Duet	5,100	5,052	1,020,504
Series Thirteen Stripes	1,000	1,000	229,000
Series Timeless Trick 20	12	12	93,000
Series Tizamagician	600	600	192,000
Series Tufnel	5,200	5,200	322,400
Series Twirl Girl 21	20	7	52,500
Series Two Trail Sioux 17	450	450	135,000
Series Two Trail Sioux 17K	1	1	29,720
Series Utalknboutpractice	100	100	30,000
Series Vertical Threat	600	600	126,000
Series Vow	2,000	2,000	358,000
Series War Safe	2,000	2,000	292,000
Series Wayne O	6,000	6,000	570,000
Series Who Runs the World	5,100	5,100	530,400
Series Who'sbeeninmybed 19	5,100	5,100	377,400
Series Without Delay	20	20	140,000
Series Wonder Upon a Star 19	10,000	10,000	370,000
Series Yes This Time	10	10	129,520
Series You Make Luvin Fun 19	6,000	6,000	450,000
Series Zestful	100	100	32,000
Total Subscriptions	436,434	387,993	$41,918,010
Less: Distributions to Date			7,570,854
Net of Distributions			$34,347,156

F-187

The members of each of the Company’s series have certain rights with respect to the membership series they are subscribed to. Each series generally holds a single horse asset. A series member is entitled to their pro rata share of the net profits derived from the horse asset held in that series after deduction of expense allocations and direct expenses attributable to the underlying horse asset, based on their percentage of the total outstanding membership interests in that series.

Distributions are recorded when declared. When a declared distribution is not yet paid as of a balance sheet date, it is recorded as a distribution payable liability. Distributions payable amounted to $666 and $716,840 as of June 30, 2023 and December 31, 2022, respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 7: RELATED PARTY TRANSACTIONS

The Company’s Manager has advanced funds to and holds cash reserves on behalf of various of the Company’s series funds. See Note 4 for further discussions.

The Company has various loans outstanding with related parties, as described in Note 5.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company and each of its listed Series adopted this standard in 2022 and it had no effect on the Company’s consolidated and consolidating financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, the Company and each of its listed Series will adopt those that are applicable under the circumstances.

NOTE 9: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

Legal Matters

The Company and each of its listed Series is not currently involved with and does not know of any pending or threatening litigation against the Company, each of its listed Series, or its member.

F-188

Long-Term Debt

The Company acquired the horse asset in the MRH Palace Foal series via a $15,606 convertible profit participating loan from Michael Behrens, a principal of the Manager of the Company. The convertible profit participating loan that bears a 2.38 percent per annum interest rate is due either when the MRH Palace Foal series is fully subscribed or converted into the unsold units of the MRH Palace Foal.

During the time the convertible profit participating loan is outstanding, the underlying cash flow of the MRH Palace Foal series accrues to the loan holder.

NOTE 10: SUBSEQUENT EVENTS

Anticipated Crowdfunded Offering

The Company and each of its listed Series is planning to continue to raise capital through the issuance of securities exempt from registration under Regulation A in 2023.

Management’s Evaluation

Management has evaluated subsequent events through September 27, 2023, the date the consolidated and consolidating financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated and consolidating financial statements.

F-189

ITEM 4. EXHIBITS

Exhibit 2.1	Articles of Organization (1)
Exhibit 2.2	Second Amended and Restated Series Limited Liability Company Agreement (26)
Exhibit 3.1	Series Agreement for Series Palace Foal (1)
Exhibit 3.2	Series Agreement for Series De Mystique ‘17 (3)
Exhibit 3.3	Series Agreement for Martita Sangrita 17(4)
Exhibit 3.4	Series Agreement for Daddy’s Joy(4)
Exhibit 3.5	Series Agreement for Vertical Threat (4)
Exhibit 3.6	Series Agreement for Shake it Up Baby(4)
Exhibit 3.7	Series Agreement for Tizamagician (4)
Exhibit 3.8	Series Agreement for Power Up Paynter (5)
Exhibit 3.9	Series Agreement for Two Trail Sioux 17 (5)
Exhibit 3.10	Series Agreement for Wayne O (5)
Exhibit 3.11	Series Agreement for Big Mel (6)
Exhibit 3.12	Series Agreement for Series Amandrea (7)
Exhibit 3.13	Series Agreement for Series Keertana 18 (7)
Exhibit 3.14	Series Agreement for Series Sunny 18 (7)
Exhibit 3.15	Series Agreement for Series Lazy Daisy (7)
Exhibit 3.16	Series Agreement for Series New York Claiming Package (8)
Exhibit 3.17	Series Agreement for Series The Filly Four (8)
Exhibit 3.18	Series Agreement for Series Lane Way(9)
Exhibit 3.19	Series Agreement for Series Mo Mischief (10)
Exhibit 3.20	Series Agreement for Series Deep Cover (10)
Exhibit 3.21	Series Agreement for Series Popular Demand (11)
Exhibit 3.22	Series Agreement for Series Authentic (12)
Exhibit 3.23	Series Agreement for Series Storm Shooter (12)
Exhibit 3.24	Series Agreement for Series Thirteen Stripes (13)
Exhibit 3.25	Series Agreement for Series Naismith (14)
Exhibit 3.26	Series Agreement for Series NY Exacta (14)
Exhibit 3.27	Series Agreement for Series Apple Down Under (15)
Exhibit 3.28	Series Agreement for Just Louise 19 (15)
Exhibit 3.29	Series Agreement for Lost Empire 19 (15)
Exhibit 3.30	Series Agreement for Series Man Among Men (16)
Exhibit 3.31	Series Agreement for Series Frosted Oats (16)
Exhibit 3.32	Series Agreement for Series Tapitry 19 (16)
Exhibit 3.33	Series Agreement for Series Classofsixtythree 19 (16)
Exhibit 3.34	Series Agreement for Cayala 19 (16)
Exhibit 3.35	Series Agreement for Series Margaret Reay 19 (16)
Exhibit 3.36	Series Agreement for Series Awe Hush 19 (16)
Exhibit 3.37	Series Agreement for Series Exonerated 19 (16)
Exhibit 3.38	Series Agreement for Series Speightstown Belle 19 (16)
Exhibit 3.39	Series Agreement for Consecrate 19 (16)
Exhibit 3.40	Series Agreement for Series Latte Da 19 (16)
Exhibit 3.41	Series Agreement for Series Midnight Sweetie 19 (16)
Exhibit 3.42	Series Agreement for Series Ambleside Park 19 (16)
Exhibit 3.43	Series Agreement for Series Athenian Beauty 19 (16)
Exhibit 3.44	Series Agreement for Future Stars Stable (16)
Exhibit 3.45	Series Agreement for Collusion Illusion (16)
Exhibit 3.46	Series Agreement for Monomoy Girl (17)
Exhibit 3.47	Series Agreement for Got Stormy (17)
Exhibit 3.49	Series Agreement for Social Dilemma (17)
Exhibit 3.51	Series Agreement for Carrothers (19)
Exhibit 3.55	Series Agreement for Echo Warrior 19 (19)
Exhibit 3.57	Series Agreement for Micro Share (f.k.a. Who’sbeeninmybed 19) (20)
Exhibit 3.58	Series Agreement for Malibu Mayhem (f.k.a. Into Summer 19) (20)
Exhibit 3.59	Series Agreement for Mrs Whistler (20)

58

Exhibit 3.60	Series Agreement for Chasing Time (f.k.a. Race Hunter 19) (20)
Exhibit 3.62	Series Agreement for Vow (20)
Exhibit 3.63	Series Agreement for Magical Ways (f.k.a. You Make Luvin Fun 19) (20)
Exhibit 3.64	Series Agreement for Miss Sakamoto (20)
Exhibit 3.65	Series Agreement for Tap the Gavel (f.k.a. Courtisane 19) (20)
Exhibit 3.66	Series Agreement for Cornice Traverse (f.k.a. Grand Traverse Bay 19) (20)
Exhibit 3.67	Series Agreement for Our Miss Jones 19 (21)
Exhibit 3.68	Series Agreement for Straight No Chaser (f.k.a. Margarita Friday 19)(21)
Exhibit 3.69	Series Agreement for Regal Rebel (f.k.a. Queen Amira 19) (21)
Exhibit 3.70	Series Agreement for Salute to America (21)
Exhibit 3.71	Series Agreement for Desire Street 19 (21)
Exhibit 3.72	Series Agreement for Duke of Love (22)
Exhibit 3.73	Series Agreement for War Safe (22)
Exhibit 3.74	Series Agreement for Tufnel (22)
Exhibit 3.75	Series Agreement for Classic Cut (22)
Exhibit 3.76	Series Agreement for Essential Rose 20 (22)
Exhibit 3.77	Series Agreement for Who Runs the World (22)
Exhibit 3.78	Series Agreement for Balletic (22)
Exhibit 3.79	Series Agreement for Song of Bernadette 20 (22)
Exhibit 3.80	Series Agreement for Daring Dancer 20 (23)
Exhibit 3.81	Series Agreement for Grand Traverse Bay 20 (23)
Exhibit 3.82	Series Agreement for Chad Brown Bundle (23)
Exhibit 3.83	Series Agreement for Fenwick Hall 20 (26)
Exhibit 3.84	Series Agreement for Le Relais 20 (26)
Exhibit 3.85	Series Agreement for Spirit 20 (26)
Exhibit 3.86	Series Agreement for Mo Temptation (27)
Exhibit 3.87	Series Agreement for Moonbow 20 (27)
Exhibit 3.88	Series Agreement for Forever Rose (27)
Exhibit 3.89	Series Agreement for My Fast One 20 (27)
Exhibit 3.90	Series Agreement for Helicopter Money (f.k.a. Ashlee’s Empire 20) (27)
Exhibit 3.91	Series Agreement for Cuvier (f.k.a. Chasing the Moon 20) (27)
Exhibit 3.92	Series Agreement for I’m a Looker 20 (27)
Exhibit 3.93	Series Agreement for Stay Fabulous (f.k.a. Jeanne’s Speight 20) (27)
Exhibit 3.94	Series Agreement for Smart Shopping 21 (28)
Exhibit 3.95	Series Agreement for Patsy’s Kim 21 (28)
Exhibit 3.96	Series Agreement for One Last Night 21 (29)
Exhibit 3.100	Series Agreement for Sarrocchi 21 (30)
Exhibit 3.101	Series Agreement for Elarose 21 (30)
Exhibit 3.102	Series Agreement for Enchante 21 (30)
Exhibit 3.103	Series Agreement for Song of the Lark 21 (30)
Exhibit 3.104	Series Agreement for Royal Duet (31)
Exhibit 3.105	Series Agreement for Adaay in Asia (32)
Exhibit 3.106	Series Agreement for Bullish Sentiment 21 (32)
Exhibit 3.107	Series Agreement for Knarsdale 21 (32)
Exhibit 3.108	Series Agreement for Sweet as Sin (32)
Exhibit 3.109	Series Agreement for Alliford Bay 21 (32)
Exhibit 3.110	Series Agreement for Blues Corner 21 (32)
Exhibit 3.111	Series Agreement for Lovesick 21 (32)
Exhibit 3.112	Series Agreement for Tamboz 21 (32)
Exhibit 6.7	Profit Participation Convertible Promissory Note for Martita Sangrita 17 (4)
Exhibit 6.8	Equine Co-Ownership and Acquisition Agreement for Daddy’s Joy (4)
Exhibit 6.9	Profit Participation Convertible Promissory Note for Daddy’s Joy (4)
Exhibit 6.10	Equine Co-Ownership and Acquisition Agreement for Vertical Threat (4)
Exhibit 6.11	Profit Participation Convertible Promissory Note for Vertical Threat (4)

59

Exhibit 6.12	Equine Co-Ownership and Acquisition Agreement for Shake it Up Baby (4)
Exhibit 6.13	Profit Participation Convertible Promissory Note for Shake it Up Baby (4)
Exhibit 6.14	Equine Co-Ownership and Acquisition Agreement for Tizamagician (4)
Exhibit 6.15	Profit Participation Convertible Promissory Note for Tizamagician (4)
Exhibit 6.16	Equine Co-Ownership and Acquisition Agreement for Power Up Paynter (5)
Exhibit 6.17	Profit Participation Convertible Promissory Note for Power Up Paynter (5)
Exhibit 6.18	Equine Co-Ownership and Acquisition Agreement for Two Trail Sioux 17 (5)
Exhibit 6.19	Profit Participation Convertible Promissory Note for Two Trail Sioux 17 (5)
Exhibit 6.20	Equine Co-Ownership and Acquisition Agreement for Wayne O (5)
Exhibit 6.21	Profit Participation Convertible Promissory Note for Wayne O (5)
Exhibit 6.22	Equine Co-Ownership and Acquisition Agreement for Big Mel (6)
Exhibit 6.23	Profit Participation Convertible Promissory Note for Big Mel (6)
Exhibit 6.24	Equine Co-Ownership and Acquisition Agreement for Amandrea (7)
Exhibit 6.25	Profit Participation Convertible Promissory Note for Amandrea (7)
Exhibit 6.26	Equine Co-Ownership and Acquisition Agreement for Keertana 18 (7)
Exhibit 6.27	Profit Participation Convertible Promissory Note for Keertana 18 (7)
Exhibit 6.28	Equine Co-Ownership and Acquisition Agreement for Sunny 18 (7)
Exhibit 6.29	Profit Participation Convertible Promissory Note for Sunny 18 (7)
Exhibit 6.30	Equine Co-Ownership and Acquisition Agreement for Lazy Daisy (7)
Exhibit 6.31	Profit Participation Convertible Promissory Note for Lazy Daisy (7)
Exhibit 6.32	Equine Co-Ownership and Acquisition Agreement for Augusta Moon (8)
Exhibit 6.33	Profit Participation Convertible Promissory Note for Augusta Moon (8)
Exhibit 6.34	Equine Co-Ownership and Acquisition Agreement for Hizaam (8)
Exhibit 6.35	Profit Participation Convertible Promissory Note for Hizaam (8)
Exhibit 6.36	Equine Co-Ownership and Acquisition Agreement for Venetian Sonata 18 (8)
Exhibit 6.37	Profit Participation Convertible Promissory Note for Venetian Sonata 18 (8)
Exhibit 6.38	Equine Co-Ownership and Acquisition Agreement for My Sweet Addiction 18 (8)
Exhibit 6.39	Profit Participation Convertible Promissory Note for My Sweet Addiction 18 (8)
Exhibit 6.40	Equine Co-Ownership and Acquisition Agreement for My Lady Lauren 18 (8)
Exhibit 6.41	Profit Participation Convertible Promissory Note for My Lady Lauren 18 (8)
Exhibit 6.42	Equine Co-Ownership and Acquisition Agreement for Sapucai 18 (8)
Exhibit 6.43	Profit Participation Convertible Promissory Note for Sapucai 18 (8)
Exhibit 6.44	Equine Co-Ownership and Acquisition Agreement for Lane Way(9)
Exhibit 6.45	Profit Participation Convertible Promissory Note for Lane Way(9)
Exhibit 6.46	Equine Co-Ownership and Acquisition Agreement for Mo Mischief (10)
Exhibit 6.47	Profit Participation Convertible Promissory Note for Mo Mischief(10)
Exhibit 6.48	Equine Co-Ownership and Acquisition Agreement for Deep Cover(10)
Exhibit 6.49	Profit Participation Convertible Promissory Note for Deep Cover(10)
Exhibit 6.50	Equine Co-Ownership and Acquisition Agreement for Additional 9% Interest in Big Mel (10)
Exhibit 6.51	Equine Co-Ownership and Acquisition Agreement for Additional 9% Interest in Solar Strike(10)
Exhibit 6.52	Equine Co-Ownership and Acquisition Agreement for Popular Demand (11)
Exhibit 6.53	Profit Participation Convertible Promissory Note for Popular Demand (11)
Exhibit 6.54	Equine Co-Ownership and Acquisition Agreement for Authentic (12)
Exhibit 6.55	Profit Participation Convertible Promissory Note for Authentic (12)
Exhibit 6.56	Profit Participation Convertible Promissory Note for Storm Shooter (12)
Exhibit 6.57	Profit Participation Convertible Promissory Note for Thirteen Stripes (13)
Exhibit 6.58	Profit Participation Convertible Promissory Note for Naismith (14)
Exhibit 6.59	Profit Participation Convertible Promissory Note for NY Exacta (14)
Exhibit 6.60	Broker-Dealer Agreement by and between My Racehorse CA LLC and Dalmore Group, LLC (13)
Exhibit 6.61	Equine Co-Ownership and Acquisition Agreement for Apple Down Under 19 (15)
Exhibit 6.62	Profit Participation Convertible Promissory Note for Apple Down Under 19 (15)
Exhibit 6.63	Equine Co-Ownership and Acquisition Agreement for Just Louise 19 (15)
Exhibit 6.64	Profit Participation Convertible Promissory Note for Just Louise 19 (15)
Exhibit 6.65	Equine Co-Ownership and Acquisition Agreement for Lost Empire 19 (15)
Exhibit 6.66	Profit Participation Convertible Promissory Note for Lost Empire 19 (15)

60

Exhibit 6.67	Profit Participation Convertible Promissory Note for Man Among Men (16)
Exhibit 6.68	Equine Co-Ownership and Acquisition Agreement for Man Among Men (16)
Exhibit 6.69	Profit Participation Convertible Promissory Note for Frosted Oats (16)
Exhibit 6.70	Equine Co-Ownership and Acquisition Agreement for Frosted Oats (16)
Exhibit 6.71	Profit Participation Convertible Promissory Note for Tapitry 19 (16)
Exhibit 6.72	Equine Co-Ownership and Acquisition Agreement for Tapitry 19 (16)
Exhibit 6.73	Profit Participation Convertible Promissory Note for Classofsixtythree 19 (16)
Exhibit 6.74	Equine Co-Ownership and Acquisition Agreement for Classofsixtythree 19 (16)
Exhibit 6.75	Profit Participation Convertible Promissory Note for Cayala 19 (16)
Exhibit 6.76	Equine Co-Ownership and Acquisition Agreement for Cayala 19 (16)
Exhibit 6.77	Profit Participation Convertible Promissory Note for Margaret Reay 19 (16)
Exhibit 6.78	Equine Co-Ownership and Acquisition Agreement for Margaret Reay 19 (16)
Exhibit 6.79	Profit Participation Convertible Promissory Note for Awe Hush 19 (16)
Exhibit 6.80	Profit Participation Convertible Promissory Note for Exonerated 19 (16)
Exhibit 6.81	Equine Co-Ownership and Acquisition Agreement for Exonerated 19 (16)
Exhibit 6.82	Profit Participation Convertible Promissory Note for Speightstown Belle 19 (16)
Exhibit 6.83	Profit Participation Convertible Promissory Note for Consecrate 19 (16)
Exhibit 6.84	Equine Co-Ownership and Acquisition Agreement for Consecrate 19 (16)
Exhibit 6.85	Profit Participation Convertible Promissory Note for Latte Da 19 (16)
Exhibit 6.86	Equine Co-Ownership and Acquisition Agreement for Latte Da 19 (16)
Exhibit 6.87	Profit Participation Convertible Promissory Note for Midnight Sweetie 19 (16)
Exhibit 6.88	Equine Co-Ownership and Acquisition Agreement for Midnight Sweetie 19 (16)
Exhibit 6.89	Profit Participation Convertible Promissory Note for Ambleside Park 19 (16)
Exhibit 6.90	Equine Co-Ownership and Acquisition Agreement for Ambleside Park 19 (16)
Exhibit 6.91	Profit Participation Convertible Promissory Note for Athenian Beauty 19 (16)
Exhibit 6.92	Equine Co-Ownership and Acquisition Agreement for Collusion Illusion (16)
Exhibit 6.93	Profit Participation Convertible Promissory Note for Collusion Illusion (16)
Exhibit 6.94	Racing Lease Agreement for Monomoy Girl (17)
Exhibit 6.95	Profit Participation Convertible Promissory Note for Monomoy Girl (17)
Exhibit 6.96	Racing Lease Agreement for Got Stormy (17)
Exhibit 6.97	Profit Participation Convertible Promissory Note for Got Stormy (17)
Exhibit 6.100	Racing Lease Agreement for Social Dilemma (17)
Exhibit 6.101	Profit Participation Convertible Promissory Note for Social Dilemma (17)
Exhibit 6.106	Amendment No. 1 to Racing Lease for Monomoy Girl (18)
Exhibit 6.107	Amendment No. 1 to Racing Lease for Got Stormy (18)
Exhibit 6.109	Amendment No. 1 to Racing Lease for Social Dilemma (18)
Exhibit 6.113	Equine Co-Ownership and Acquisition Agreement for Carrothers (19)
Exhibit 6.114	Profit Participation Convertible Promissory Note for Carrothers (19)
Exhibit 6.120	Equine Co-Ownership and Acquisition Agreement for Echo Warrior 19 (19)
Exhibit 6.121	Profit Participation Convertible Promissory Note for Echo Warrior 19 (19)
Exhibit 6.124	Equine Co-Ownership and Acquisition Agreement for Micro Share (f.k.a. Who'sbeeninmybed 19) (20)
Exhibit 6.125	Profit Participation Convertible Promissory Note for Micro Share (f.k.a. Who'sbeeninmybed 19) (20)
Exhibit 6.126	Equine Co-Ownership and Acquisition Agreement for Malibu Mayhem (f.k.a. Into Summer 19) (20)
Exhibit 6.127	Profit Participation Convertible Promissory Note for Malibu Mayhem (f.k.a. Into Summer 19) (20)
Exhibit 6.128	Profit Participation Convertible Promissory Note for Mrs Whistler (20)
Exhibit 6.129	Profit Participation Convertible Promissory Note for Chasing Time (f.k.a. Race Hunter 19) (20)
Exhibit 6.132	Profit Participation Convertible Promissory Note for Vow (20)
Exhibit 6.133	Equine Co-Ownership and Acquisition Agreement for Magical Ways (f.k.a You Make Luvin Fun 19) (20)
Exhibit 6.134	Profit Participation Convertible Promissory Note for Magical Ways (f.k.a. You Make Luvin Fun 19) (20)
Exhibit 6.135	Equine Co-Ownership and Acquisition Agreement for Miss Sakamoto (20)
Exhibit 6.136	Profit Participation Convertible Promissory Note for Miss Sakamoto (20)
Exhibit 6.137	Profit Participation Convertible Promissory Note for Tap the Gavel (f.k.a. Courtisane 19) (20)
Exhibit 6.138	Equine Co-Ownership and Acquisition Agreement for Cornice Traverse (f.k.a. Grand Traverse Bay 19)(20)
Exhibit 6.139	Profit Participation Convertible Promissory Note for Cornice Traverse (f.k.a. Grand Traverse Bay 19) (20)
Exhibit 6.140	Equine Co-Ownership and Acquisition Agreement for Our Miss Jones 19 (21)

61

Exhibit 6.141	Profit Participation Convertible Promissory Note for Our Miss Jones 19 (21)
Exhibit 6.142	Profit Participation Convertible Promissory Note for Straight No Chaser (f.k.a. Margarita Friday 19) (21)
Exhibit 6.143	Profit Participation Convertible Promissory Note for Regal Rebel (f.k.a. Queen Amira 19) (21)
Exhibit 6.144	Profit Participation Convertible Promissory Note for Salute to America(21)
Exhibit 6.145	Equine Co-Ownership and Acquisition Agreement for Desire Street 19 (21)
Exhibit 6.146	Profit Participation Convertible Promissory Note for Desire Street 19 (21)
Exhibit 6.147	Profit Participation Convertible Promissory Note for Duke of Love (22)
Exhibit 6.148	Profit Participation Convertible Promissory Note for War Safe (22)
Exhibit 6.149	Profit Participation Convertible Promissory Note for Tufnel (22)
Exhibit 6.150	Equine Co-Ownership and Acquisition Agreement for Tufnel (22)
Exhibit 6.151	Profit Participation Convertible Promissory Note for Classic Cut (22)
Exhibit 6.152	Profit Participation Convertible Promissory Note for Essential Rose 20 (22)
Exhibit 6.153	Profit Participation Convertible Promissory Note for Who Runs the World (22)
Exhibit 6.154	Equine Co-Ownership and Acquisition Agreement for Who Runs the World (22)
Exhibit 6.155	Profit Participation Convertible Promissory Note for Balletic (22)
Exhibit 6.156	Profit Participation Convertible Promissory Note for Song of Bernadette 20 (22)
Exhibit 6.157	Equine Co-Ownership and Acquisition Agreement for Song of Bernadette 20 (22)
Exhibit 6.158	Profit Participation Convertible Promissory Note for Daring Dancer 20 (23)
Exhibit 6.159	Equine Co-Ownership and Acquisition Agreement for Daring Dancer 20 (23)
Exhibit 6.160	Profit Participation Convertible Promissory Note for Grand Traverse Bay 20 (23)
Exhibit 6.161	Equine Co-Ownership and Acquisition Agreement for Grand Traverse Bay 20 (23)
Exhibit 6.162	Profit Participation Convertible Promissory Note for Chad Brown Bundle (23)
Exhibit 6.163	Equine Co-Ownership and Acquisition Agreement for Night Combat (23)
Exhibit 6.164	Equine Co-Ownership and Acquisition Agreement for Three Jewels (23)
Exhibit 6.165	Equine Co-Ownership and Acquisition Agreement for Splashdown 20(23)
Exhibit 6.166	Vertalo Subscription Agreement by and between My Racehorse CA LLC and Vertalo, Inc. (24)
Exhibit 6.167	First Amendment to Management Services Agreement by and between My Racehorse CA LLC and Experiential Squared, Inc.(25)
Exhibit 6.168	Profit Participation Convertible Promissory Note for Fenwick Hall 20 (26)
Exhibit 6.169	Equine Co-Ownership and Acquisition Agreement for Fenwick Hall 20 (26)
Exhibit 6.170	Profit Participation Convertible Promissory Note for Le Relais 20 (26)
Exhibit 6.171	Equine Co-Ownership and Acquisition Agreement for Le Relais 20 (26)
Exhibit 6.172	Profit Participation Convertible Promissory Note for Spirit 20 (26)
Exhibit 6.173	Equine Co-Ownership and Acquisition Agreement for Spirit 20 (26)
Exhibit 6.174	Profit Participation Convertible Promissory Note for Mo Temptation (27)
Exhibit 6.175	Equine Co-Ownership Agreement for Mo Temptation (27)
Exhibit 6.176	Profit Participation Convertible Promissory Note for Moonbow 20 (27)
Exhibit 6.177	Equine Co-Ownership Agreement for Moonbow 20 (27)
Exhibit 6.180	Profit Participation Convertible Promissory Note for My Fast One 20 (27)
Exhibit 6.181	Profit Participation Convertible Promissory Note for Helicopter Money (f.k.a. Ashlee’s Empire 20) (27)
Exhibit 6.182	Equine Co-Ownership Agreement for Helicopter Money (f.k.a. Ashlee’s Empire 20) (27)
Exhibit 6.185	Profit Participation Convertible Promissory Note for I’m a Looker 20 (27)
Exhibit 6.186	Profit Participation Convertible Promissory Note for Stay Fabulous (f.k.a. Jeanne’s Speight 20) (27)
Exhibit 6.187	Equine Co-Ownership Agreement for Stay Fabulous (f.k.a. Jeanne’s Speight 20) (27)
Exhibit 6.188	Profit Participation Convertible Promissory Note for Smart Shopping 21 (28)
Exhibit 6.189	Profit Participation Convertible Promissory Note for Patsy’s Kim 21 (28)
Exhibit 6.190	Profit Participation Convertible Promissory Note for One Last Night 21 (29)
Exhibit 6.191	Equine Co-Ownership Agreement for One Last Night 21 (29)
Exhibit 6.198	Profit Participation Convertible Promissory Note for Sarrocchi 21 (30)
Exhibit 6.199	Profit Participation Convertible Promissory Note for Elarose 21 (30)
Exhibit 6.200	Profit Participation Convertible Promissory Note for Song of the Lark 21 (30)
Exhibit 6.201	Equine Co-Ownership Agreement for Song of the Lark 21 (30)
Exhibit 6.202	Profit Participation Convertible Promissory Note for Enchante 21 (30)
Exhibit 6.203	Equine Co-Ownership Agreement for Enchante 21 (30)

62

Exhibit 6.204	Profit Participation Convertible Promissory Note for Royal Duet (31)
Exhibit 6.205	Equine Co-Ownership Agreement for San Saria 21- Series Royal Duet (31)
Exhibit 6.206	Form of Equine Co-Ownership Agreement for La Cuvee 21- Series Royal Duet (32)
Exhibit 6.207	Profit Participation Convertible Promissory Note for Kindle 21 (31)
Exhibit 6.208	Equine Co-Ownership Agreement for Kindle 21 (31)
Exhibit 6.209	Profit Participation Convertible Promissory Note for Adaay in Asia (32)
Exhibit 6.210	Equine Co-Ownership Agreement for Adaay in Asia (32)
Exhibit 6.211	Profit Participation Convertible Promissory Note for Bullish Sentiment 21 (32)
Exhibit 6.212	Profit Participation Convertible Promissory Note for Seismic Beauty (32)
Exhibit 6.213	Equine Co-Ownership Agreement for Seismic Beauty (32)
Exhibit 6.214	Profit Participation Convertible Promissory Note for Sweet as Sin (32)
Exhibit 6.215	Equine Co-Ownership Agreement for Sweet as Sin (32)
Exhibit 6.216	Profit Participation Convertible Note for Alliford Bay 21 (32)
Exhibit 6.217	Equine Co-Ownership Agreement for Alliford Bay 21 (32)
Exhibit 6.218	Profit Participation Convertible Note for Blues Corner 21 (32)
Exhibit 6.219	Profit Participation Convertible Note for Lovesick 21 (32)
Exhibit 6.220	Equine Co-Ownership Agreement for Lovesick 21 (32)
Exhibit 6.221	Profit Participation Convertible Note for Tamboz 21 (32)
Exhibit 6.222	Equine Co-Ownership Agreement for Tamboz 21(32)

__________________

(1)	Filed with the Company’s Form 1-A dated September 10, 2018 and incorporated by reference herein.
(2)	Filed with the Company’s Amendment No. 1 to Form 1-A dated November 20, 2018 and incorporated by reference herein.
(3)	Filed with the Company’s Post-Qualification Amendment No. 1 to Form 1-A dated April 18, 2019 and incorporated by reference herein.
(4)	Filed with the Company’s Post-Qualification Amendment No. 3 to Form 1-A dated June 25, 2019 and incorporated by reference herein.
(5)	Filed with the Company’s Post-Qualification Amendment No. 4 to Form 1-A dated July 19, 2019 and incorporated by reference herein.
(6)	Filed with the Company’s Post Qualification Amendment No. 5 to Form 1-A dated August 28, 2019 and incorporated by reference herein.
(7)	Filed with the Company’s Post Qualification Amendment No. 6 to Form 1-A dated October 3, 2019 and incorporated by reference herein.
(8)	Filed with the Company’s Post Qualification Amendment No. 7 to Form 1-A dated December 6, 2019 and incorporated by reference herein.
(9)	Filed with the Company’s Post Qualification Amendment No. 8 to Form 1-A dated February 7, 2020 and incorporated by reference herein.
(10)	Filed with the Company’s Post Qualification Amendment No. 9 to Form 1-A dated April 7, 2020 and incorporated by reference herein.
(11)	Filed with the Company’s Post Qualification Amendment No. 11 to Form 1-A dated May 29, 2020 and incorporated by reference herein.
(12)	Filed with the Company’s Post Qualification Amendment No. 12 to Form 1-A dated June 12, 2020 and incorporated by reference herein.
(13)	Filed with the Company’s Post Qualification Amendment No. 13 to Form 1-A dated July 15, 2020 and incorporated by reference herein.
(14)	Filed with the Company’s Post Qualification Amendment No. 14 to Form 1-A dated July 31, 2020 and incorporated by reference herein.
(15)	Filed with the Company’s Post Qualification Amendment No. 16 to Form 1-A dated September 22, 2020 and incorporated by reference herein.
(16)	Filed with the Company’s Post Qualification Amendment No. 19 to Form 1-A dated November 3, 2020 and incorporated by reference herein.
(17)	Filed with the Company’s Post Qualification Amendment No. 20 to Form 1-A dated December 18, 2020 and incorporated by reference herein.
(18)	Filed with the Company’s Post Qualification Amendment No. 22 to Form 1-A dated March 2, 2021 and incorporated by reference herein.
(19)	Filed with the Company’s Post Qualification Amendment No. 24 to Form 1-A dated April 20, 2021 and incorporated by reference herein.
(20)	Filed with the Company’s Post Qualification Amendment No. 24 to Form 1-A dated April 30, 2021 and incorporated by reference herein.
(21)	Filed with the Company’s Post Qualification Amendment No. 27 to Form 1-A dated June 14, 2021 and incorporated by reference herein
(22)	Filed with the Company’s Post Qualification Amendment No. 28 to Form 1-A dated September 3, 2021 and incorporated by reference herein.
(23)	Filed with the Company’s Post Qualification Amendment No. 31 to Form 1-A dated December 6, 2021 and incorporated by reference herein
(24)	Filed with the Company’s Post Qualification Amendment No. 32 to Form 1-A dated January 11, 2022 and incorporated by reference herein
(25)	Filed with the Company’s Form 1-A dated February 22, 2022 and incorporated by reference herein
(26)	Filed with the Company’s Post Qualification Amendment No. 1 to Form 1-A dated May 6, 2022 and incorporated by reference herein.
(27)	Filed with the Company’s Post Qualification Amendment No. 2 to Form 1-A dated June 24, 2022 and incorporated by reference herein.
(28)	Filed with the Company’s Post Qualification Amendment No. 5 to Form 1-A dated August 22, 2022 and incorporated by reference herein.
(29)	Filed with the Company’s Post Qualification Amendment No. 6 to Form 1-A dated September 16, 2022 and incorporated by reference herein.
(30)	Filed with the Company’s Post Qualification Amendment No. 7 to Form 1-A dated October 27, 2022 and incorporated by reference herein.
(31)	Filed with the Company’s Post Qualification Amendment No. 9 to Form 1-A, dated February 17, 2023 and incorporated by reference.
(32)	Filed with the Company’s Post Qualification Amendment No. 10 to Form 1-A, dated May 3, 2023 and incorporated by reference.

63

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 28, 2023	MY RACEHORSE CA LLC

By: Experiential Squared, Inc., its Manager

By: /s/ Michael Behrens
Name: Michael Behrens
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Behrens Name: Michael Behrens	Chief Executive Officer, Chief Financial Officer, and Secretary of Experiential Squared, Inc. (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)	September 28, 2023
MY RACEHORSE CA LLC By: /s/ Michael Behrens Name: Michael Behrens Title: Chief Executive Officer	Manager	September 28, 2023

64